                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-55396

                                                           Prospectus Supplement
                                         (to Prospectus dated February 28, 2001)

                                  $350,000,000

                                     [LOGO]

                          8 3/4% SENIOR NOTES DUE 2008
                                    -------

    We are offering $350,000,000 aggregate principal amount of our 8 3/4% Senior Notes due 2008. The Notes will mature on August 15, 2008. We will pay interest on the Notes on each February 15 and August 15, commencing February 15, 2002.

    We may redeem the Notes prior to their maturity at a make-whole premium. In addition, until August 15, 2004, we may redeem up to 35% of the aggregate principal amount of the Notes with the proceeds from certain equity offerings at the redemption price set forth in this prospectus supplement. If we undergo a change of control, we may be required to purchase Notes from our holders.

    The Notes are our unsecured senior obligations.

    The Notes are not expected to be listed on any securities exchange or included in any quotation system.

    This prospectus supplement and the related prospectus include additional information about the terms of the Notes, including optional redemption prices and covenants.

    SEE "RISK FACTORS," WHICH BEGINS ON PAGE S-10 OF THIS PROSPECTUS SUPPLEMENT, FOR A DISCUSSION OF CERTAIN OF THE RISKS YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES.
                                    --------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                   ---------

                                                               PER NOTE              TOTAL
                                                              ----------         -------------
Public Offering Price.......................................   100.000%          $350,000,000
Underwriting Discounts and Commissions......................     2.000%          $  7,000,000
Proceeds to Us (before unreimbursed expenses)...............    98.000%          $343,000,000

---------

    We expect that delivery of the Notes will be made in New York, New York on or about August 16, 2001.

DEUTSCHE BANC ALEX. BROWN                                                          BEAR, STEARNS & CO. INC.
                  LEAD MANAGER                              CO-LEAD MANAGER
            SOLE BOOK-RUNNING MANAGER

FLEET SECURITIES, INC.                                                                       UBS WARBURG LLC

           The date of this prospectus supplement is August 9, 2001.

                           FORWARD-LOOKING STATEMENTS

    We make statements in this document and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are usually identified by the use of words such as "will," "anticipates," "believes," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have discussed in this document some important risks, uncertainties and contingencies which could cause our actual results, performance or achievements to be materially different from the forward-looking statements we make in these documents.

    We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC, and you should not place undue reliance on those statements.

                                    SUMMARY

    This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus, as well as the documents incorporated by reference in them, before making an investment decision. All references to "we" or "us" in this prospectus supplement refer to iStar Financial Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

                              ISTAR FINANCIAL INC.

OVERVIEW

    We are the largest publicly-traded finance company focused exclusively on the commercial real estate industry. We provide structured financing to private and corporate owners of high-quality real estate nationwide, including senior and junior mortgage debt, corporate net lease financing and corporate mezzanine and subordinated capital. Our objective is to generate consistent and attractive returns on our invested capital by providing innovative and value-added financing solutions to our customers. We deliver customized financial products to sophisticated real estate borrowers and corporate customers who require a high level of creativity and service. Our ability to provide value-added financial solutions has consistently enabled us to realize margins and returns on capital that are more attractive than those earned by many other commercial finance companies. As of June 30, 2001, our total assets and tangible book equity were approximately $4.1 billion and $1.8 billion, respectively, and our revenue and EBITDA for the 12 months ended June 30, 2001 were $486.4 million and $439.0 million, respectively.

    We began our business in 1993 through private investment funds formed to take advantage of the lack of well-capitalized lenders capable of servicing the needs of high-end customers in our markets. During our eight-year history, we have structured or originated nearly $5 billion of financing commitments. We have never realized a loss of principal or interest on any investment we have funded.

    Since becoming a public company in March 1998, we have also expanded our platform by making a limited number of strategic corporate acquisitions, which we financed primarily using our equity capital. In September 1998, we acquired the loan origination and servicing business of Phoenix Home Life Insurance Company. In December 1998, we acquired the structured finance portfolio of our largest private competitor, an affiliate of Lazard Freres & Co. LLC. In
November 1999, we acquired TriNet Corporate Realty Trust, Inc., the then largest publicly-traded company specializing in corporate tenant leasing for owners of office and industrial facilities. In March 2000, we acquired American Corporate Real Estate, Inc., a leading privately-held investment firm whose senior management team had extensive experience in the corporate tenant leasing industry. As a result of these corporate acquisitions, we have improved the diversification of our product lines.

    By capitalizing on our competitive strengths, we have delivered consistent financial performance, developed a high-quality, diversified asset base and established ourselves as a reliable provider of financial solutions for our customers. We have consistently grown our adjusted earnings and have maintained strong credit statistics in each quarter since June 1998, our first quarter as a public company. Between that quarter and the quarter ended June 30, 2001, we grew our adjusted earnings on a diluted basis from approximately $22.0 million to $63.5 million.

    The graphs below show our quarterly adjusted earnings and our credit statistics since our first full quarter as a public company.

                         QUARTERLY ADJUSTED EARNINGS(1)
                                 (IN THOUSANDS)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

JUN-98  $21,967
Sep-98  $23,298
Dec-98  $24,796
Mar-99  $25,983
Jun-99  $27,488
Sep-99  $28,876
Dec-99  $45,303
Mar-00  $54,399
Jun-00  $57,144
Sep-00  $58,909
Dec-00  $60,056
1-Mar   $61,722
1-Jun   $63,545

---------

(1) We generally define adjusted earnings to mean GAAP net income before depreciation and amortization. For a further discussion of our adjusted earnings, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Adjusted Earnings."

                               CREDIT STATISTICS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          GAAP EBITDA/INTEREST  GAAP EBITDA/FIXED CHARGES(1)
6/30/98                   3.3x                          3.3x
9/30/98                   2.5x                          2.5x
12/31/98                  2.3x                          2.2x
3/31/99                   2.5x                            2x
6/30/99                   2.5x                            2x
9/30/99                   2.5x                            2x
12/31/99                  2.7x                          2.1x
3/31/00                   2.6x                          2.1x
6/30/00                   2.5x                            2x
9/30/00                   2.4x                            2x
12/31/00                  2.4x                            2x
3/31/01                   2.4x                            2x
6/30/01                   2.6x                          2.1x

---------

(1) Fixed charges is defined as the sum of GAAP interest expense and preferred stock dividends.

COMPETITIVE STRENGTHS

    We believe the following competitive strengths distinguish our business model from other commercial finance enterprises and contribute to our ability to generate consistent returns on our invested capital.

  CREATIVE CAPITAL SOLUTIONS

    We target markets where customers require a knowledgeable provider of capital who is capable of originating customized and flexible financial products. We provide our customers with a level of service and creativity generally unavailable from other lenders. We do not participate in distribution-based commercial finance businesses, which are typically characterized by intense price competition and lower profit margins, such as conduit lending and mortgage-backed securities.

    We believe that we have a reputation in the marketplace for delivering unique financing solutions and a high level of service to our customers in a reliable and credible fashion. Since beginning our business in 1993, we have provided more than $1.6 billion in financing to customers who have sought our expertise more than once.

    As a result of our focus, we have generated consistent and attractive returns on our asset base. The graph below shows our returns on average book assets, after interest expense, since June 1998, our first full quarter as a public company.

                        RETURN ON AVERAGE BOOK ASSETS(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

6/30/98   7.2%
9/30/98   6.0%
12/31/98  5.3%
3/31/99   5.9%
6/30/99   6.0%
9/30/99   6.4%
12/31/99  6.5%
3/31/00   6.6%
6/30/00   6.7%
9/30/00   6.7%
12/31/00  6.8%
3/31/01   7.0%
6/30/01   7.2%

---------

(1) Return on average book assets is defined as the sum of annualized quarterly adjusted earnings and preferred dividends divided by the average book value of assets outstanding during the quarter.

  ASSET QUALITY AND DIVERSIFICATION

    Throughout our operating history, we have focused on maintaining diversification of our asset base by product line, asset type, obligor, property type and geographic region. Asset diversification is a key part of our risk management strategy. The graphs below depict the diversification of our asset base based upon the gross book values of our assets as of June 30, 2001.

 ASSET TYPE DIVERSIFICATION    PROPERTY TYPE DIVERSIFICATION   GEOGRAPHIC DIVERSIFICATION


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      FIRST MORTGAGES        26%
Second Mortgages              8%
Corporate/Partnership/Other  22%
Corporate Tenant Leases      44%

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   INDUSTRIAL/R&D       10%
Resort/Entertainment      8%
Apartment/Residential     4%
Homebuilder/Land          1%
Retail                    5%
Hotel                    20%
Mixed Use                 4%
Office                   48%
Various                0.01%

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

NORTH CENTRAL  2%
Central         7%
South          16%
Southwest       2%
West           31%
Northwest       5%
Southeast       9%
Mid-Atlantic    7%
Northeast      21%

    Secured first mortgages and corporate tenant lease assets together comprise approximately 70% of our asset base. The weighted average "first dollar" and "last dollar" loan-to-value ratios on our loan assets were 31.8% and 71.4%, respectively, as of June 30, 2001. "First dollar" and "last dollar" loan-to-value ratios represent the average beginning and ending points of our lending exposure in the aggregate capitalization of the underlying assets or companies that we finance.

    In addition, as of June 30, 2001, 52% of our corporate tenants had actual or implied investment grade credit ratings. Our corporate tenants include leading companies such as FedEx Corporation, Hilton Hotels Corporation, International Business Machines Corporation, Nike, Inc., Verizon Communications, Inc. and Wells Fargo Bank.

  MATCH FUNDING DISCIPLINE

    Our objective is to match fund our liabilities and assets with respect to maturities and interest rates. This means that we seek to match the maturities of our financial obligations with the maturities of our investments. Match funding allows us to reduce the risk of having to refinance our liabilities prior to the maturities of our assets. In addition, we match fund interest rates with like-kind debt (i.e., fixed-rate assets are financed with fixed-rate debt, and floating-rate assets are financed with floating-rate debt), through the use of hedges such as interest rate swaps, or through a combination of these strategies. This allows us to reduce the impact of changing interest rates on our earnings. Our objective is to limit volatility from a 100 basis point move in short-term interest rates to no more than 2.5% of annual adjusted earnings. As of June 30, 2001, a 100 basis point change in short-term interest rates would have impacted our second quarter adjusted earnings by approximately 1.4%.

  SIGNIFICANT EQUITY BASE

    We have approximately $1.8 billion of tangible book equity and a debt-to-book equity ratio of 1.2x as of June 30, 2001. We believe that we are one of the most strongly capitalized asset-based finance companies. Our tax-advantaged structure as a real estate investment trust and our ability to operate with less overhead, as a percentage of revenues, than many other commercial finance companies enable us to generate higher returns on our invested capital without excessive reliance on leverage.

  EXPERIENCED MANAGEMENT

    The ten members of our executive management team have an average of more than 20 years of experience in the fields of real estate finance, private investment, capital markets, transaction structuring, risk management and loan servicing, providing us with significant expertise in the key disciplines required for success in our business. We emphasize long-term, incentive-based compensation, such as stock options and grants of restricted common stock, rather than cash compensation, and none of our employees is compensated based on the volume of investment originations. Our directors and employees directly own approximately 7% of our outstanding common stock on a fully-diluted basis, which had a market value of $176.5 million based upon the last reported sale price of our common stock on August 8, 2001. Our executive management team is supported by approximately 125 employees operating from six primary offices nationwide.

  TAX-ADVANTAGED CORPORATE STRUCTURE

    Because of our focus on commercial real estate finance, we are able to qualify as a real estate investment trust, or "REIT," under the Internal Revenue Code. Since we are taxed as a REIT, we do not pay corporate-level taxes in most circumstances. This tax-advantaged structure enables us to produce higher returns on our invested capital compared to taxable finance companies, while utilizing significantly less leverage than most taxable finance companies. The graphs below show our debt-to-book equity ratios and our returns on average common book equity since our first full quarter as a public company.

                              DEBT-TO-BOOK EQUITY

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

6/30/98   0.7X
9/30/98   1.3x
12/31/98  1.1x
3/31/99   1.2x
6/30/99   1.2x
9/30/99   1.1x
12/31/99  1.1x
3/31/00   1.1x
6/30/00   1.2x
9/30/00   1.2x
12/31/00  1.2x
3/31/01   1.2x
6/30/01   1.2x

                    RETURN ON AVERAGE COMMON BOOK EQUITY(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

6/30/98   11.7%
9/30/98   12.3%
12/31/98  13.0%
3/31/99   13.6%
6/30/99   14.1%
9/30/99   14.7%
12/31/99  14.8%
3/31/00   15.1%
6/30/00   15.5%
9/30/00   16.1%
12/31/00  16.7%
3/31/01   17.3%
6/30/01   17.5%

---------

(1) Return on average common book equity is defined as annualized quarterly adjusted earnings divided by the average common book value of equity outstanding during the quarter.

OUR TARGET MARKETS AND PRODUCT LINES

    We believe we are the largest dedicated participant in a $100-$150 billion niche of the approximately $2.1 trillion commercial real estate market, consisting of the $1.5 trillion commercial mortgage market and the $600 billion single-user market for corporate office and industrial facilities. Our primary product lines include structured finance, portfolio finance, corporate tenant leasing, corporate finance and loan acquisition. Our real estate lending assets consist of mortgages secured by real estate collateral, loans secured by equity interests in real estate assets, and secured and unsecured loans to corporations engaged in real estate or real estate-related businesses. Our corporate tenant lease assets consist of office and industrial facilities that we typically purchase from, and lease back to, a diversified group of creditworthy corporate tenants as a form of financing for their businesses. Our leases are generally long-term, and typically provide for all expenses at the facility to be paid by the corporate tenant on a "triple net" basis. Under a typical net lease agreement, the corporate customer agrees to pay a base monthly operating lease payment and all facility operating expenses, including taxes, maintenance and insurance.

    The graph below shows the composition of our asset base by product line, based on the gross book value of our assets as of June 30, 2001.

                          PRODUCT LINE DIVERSIFICATION

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

CORPORATE TENANT LEASING  44%
Loan Acquisition           9%
Corporate Finance         13%
Structured Finance        25%
Portfolio Finance          9%

INVESTMENT STRATEGY

    Our investment strategy focuses on the origination of structured mortgage, corporate and lease financings backed by high-quality commercial real estate assets located in major U.S. metropolitan markets. Because we deliver the intensive structuring expertise required by our customers, we are able to avoid significant direct competition from other capital providers. We focus on developing direct relationships with borrowers and corporate tenants, as opposed to sourcing transactions through intermediaries, and offer our customers added value in the form of specific lending expertise, flexibility, certainty and post-closing support. We also take advantage of market anomalies in the real estate financing markets when we believe credit is mispriced by other providers of capital, such as the spread between lease yields and the yields on corporate tenants' underlying credit obligations. In addition, we have developed a disciplined process for screening potential investments prior to beginning our formal underwriting and commitment process called the "Six Point Methodology-SM-." We also have an intensive underwriting process in place for all potential investments.

RISK MANAGEMENT

    We have comprehensive, pro-active and hands-on risk management systems centered around a fully-integrated risk management team of over 50 professionals, including dedicated expertise in asset management, corporate credit, loan servicing, project management and engineering. We manage our risk exposure by diversifying our asset base and using conservative assumptions during our underwriting of potential investments. We utilize information received from our risk management professionals on a real-time basis to monitor the performance of our asset base and to quickly identify and address potential credit issues. In addition, although we have not realized any losses of principal or interest on our investments since our inception, we nonetheless maintain and regularly evaluate financial reserves to protect against potential future losses.

FINANCING STRATEGY

    Our financing strategy revolves around three primary principles. First, we maintain significantly lower leverage than other commercial finance companies and a large tangible equity capital base. We target a consolidated debt-to-book equity ratio of 1.5x to 2.0x, which is significantly lower than most other commercial finance companies. Second, we maintain access to a broad array of capital resources from a diverse group of lending sources, such as committed secured and unsecured credit facilities, term loans, corporate bonds and our own proprietary matched funding program, iStar Asset Receivables, or "STARs-SM-." In doing so, we seek to insulate our business from potential fluctuations in the availability of capital. Third, we seek to match fund our liabilities and assets to minimize the risk that we have to refinance our liabilities prior to the maturities of our assets, and to reduce the impact of changing interest rates on our earnings.

                              RECENT DEVELOPMENTS

    On July 23, 2001, we reported adjusted earnings for the quarter ended
June 30, 2001 of $63.5 million on a diluted basis, up from $57.1 million for the quarter ended June 30, 2000. EBITDA for the second quarter 2001 increased to $108.1 million from $105.1 million for the second quarter 2000. Adjusted earnings and EBITDA for the 12 months ended June 30, 2001 were $244.2 million and $439.0 million, respectively.

    In the second quarter of 2001, we achieved returns on average book assets and average common book equity of 7.2% and 17.5%, respectively, while total debt remained at 1.2x book equity. Our EBITDA interest coverage ratio and fixed charge coverage ratio (interest expense and preferred dividends) for the second quarter 2001 improved to 2.6x and 2.1x, respectively, from 2.5x and 2.0x for the second quarter 2000.

    During the second quarter of 2001, we closed 11 new financing commitments totaling $358.1 million. In addition, we funded $12.8 million under three pre-existing commitments and received $304.0 million in principal repayments.

    During the second quarter of 2001, we extended the maturity of a $350.0 million unsecured credit facility until May 2002, and we extended the maturity of a $500.0 million secured credit facility until August 2003. Both facilities were extended at their pre-existing terms. In addition, our subsidiary repaid its $100.0 million aggregate principal amount of 7.30% unsecured notes due May 2001.

    Subsequent to the end of the second quarter 2001, we completed a $300.0 million revolving credit facility with a group of leading financial institutions. This new facility matures in 2004, including a one-year extension at our option, and replaces two prior credit facilities maturing in 2002 (including the $350.0 million facility referenced above). For a further discussion of this new facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    In January 2001, Moody's Investors Service, Inc. upgraded our corporate senior unsecured rating to "Ba1" from "Ba2," and the credit ratings on our perpetual preferred stock to "Ba3" from "B1," citing our successful investments, our improved capital profile, and the improved match funding of our long-term liabilities and long-term assets.

    In addition, in April 2001, Standard & Poor's Ratings Services upgraded our corporate senior unsecured credit rating to "BB+" from "BB," and the credit ratings on our perpetual preferred stock to "B+" from "B," citing our "improving track record as a real estate financing/investment concern, strong capitalization and asset quality experience, favorable returns, and improving funding flexibility."
                            ------------------------

    Our principal executive offices are located at 1114 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 930-9400. Our website is www.istarfinancial.com. Our six primary regional offices are located in Atlanta, Boston, Dallas, Denver, Hartford and San Francisco. iStar Asset Services, our loan servicing subsidiary, is located in Hartford, and iStar Real Estate Services, our corporate facilities management division, is headquartered in Atlanta.

                                  THE OFFERING

Issuer....................................  iStar Financial Inc.

Securities Offered........................  $350,000,000 principal amount of 8 3/4% Senior Notes due
                                            2008.

Maturity..................................  August 15, 2008.

Interest Rate.............................  8 3/4% per year (calculated using a 360-day year).

Interest Payment Dates....................  Each February 15 and August 15, beginning on
                                            February 15, 2002. Interest on the Notes being offered
                                            by this prospectus supplement will accrue from
                                            August 16, 2001.

Ranking...................................  The Notes are our unsecured senior obligations and rank
                                            PARI PASSU to our existing and future unsecured senior
                                            indebtedness and, to the extent we incur subordinated
                                            indebtedness in the future, senior to such indebtedness.
                                            The Notes will be effectively subordinated to all
                                            indebtedness of our subsidiaries. As of June 30, 2001,
                                            giving pro forma effect to the issuance of the Notes and
                                            the application of the net proceeds thereof, the
                                            aggregate amount of outstanding indebtedness of our
                                            subsidiaries would have been approximately $1.8 billion.

Optional Redemption.......................  The Notes are redeemable prior to their maturity at a make-whole premium. See "Description of Notes--Optional
                                            Redemption."

Optional Redemption after Equity
  Offerings...............................  At any time (which may be more than once) on or before
                                            August 15, 2004, we can choose to redeem up to a total
                                            of 35% of the aggregate principal amount of Notes we
                                            issue under the indenture for 108.75% of their face
                                            amount plus accrued interest with money that we raise in
                                            one or more equity offerings, as long as:

                                                - we redeem the Notes within 60 days after
                                                  completing the equity offering; and

                                                - at least 65% of the aggregate principal amount of
                                                  the Notes we issue under the indenture remain
                                                  outstanding.

Change of Control Offer...................  If a change in control of our Company occurs, we must give holders of the Notes the opportunity to sell us
                                            their Notes at 101% of their face amount, plus accrued
                                            interest.

Certain Indenture Provisions..............  The indenture governing the Notes contains covenants limiting our and our subsidiaries' ability to:

                                                - incur indebtedness;

                                                - issue preferred stock of subsidiaries;

                                                - pay dividends or make other distributions;

                                                - repurchase equity interests or subordinated
                                                  indebtedness;

                                                - enter into transactions with affiliates;

                                                - merge or consolidate with another person; or

                                                - sell, lease or otherwise dispose of all or
                                                  substantially all of our assets.

                                            These covenants are subject to a number of important
                                            limitations and exceptions. See "Description of Notes--
                                            Certain Covenants."

Use of Proceeds...........................  We will use the net proceeds from the sale of the Notes to repay outstanding indebtedness. See "Use of
                                            Proceeds."

Risk Factors..............................  Investing in the Notes involves substantial risks. See
                                            "Risk Factors" for a description of certain of the risks
                                            you should consider before investing in the Notes.

                                  RISK FACTORS

    This section describes some, but not all, of the risks of purchasing Notes in the offering. You should carefully consider these risks, in addition to the other information contained or incorporated by reference in this document, before purchasing Notes. In connection with the forward-looking statements that appear in this document, you should carefully review the factors discussed below and the cautionary statements referred to in "Forward-Looking Statements."

                         RISKS RELATED TO THE OFFERING

WE HAVE OTHER INDEBTEDNESS

    As of June 30, 2001, on a pro forma basis after giving effect to this offering and the use of proceeds as described in "Use of Proceeds," our outstanding debt will be approximately $2.2 billion. Our ability to make scheduled payments of principal or interest on, or to refinance, our indebtedness depends on our future performance, which, to a certain extent, is subject to general economic, financial, competitive and other factors beyond our control.

THE INDENTURE CONTAINS COVENANTS THAT RESTRICT OUR ACTIVITIES

    The indenture contains covenants that place restrictions on our ability to, among other things, incur additional indebtedness, to create liens or other encumbrances, to make restricted payments, to sell or otherwise dispose of all or substantially all of our assets, and to merge or consolidate with other entities. Further, although our failure to comply with those covenants could constitute an event of default under the indenture, which would result in the acceleration of the Notes, the event of default under the indenture probably would also result in the acceleration of debt under other instruments evidencing indebtedness, because of cross-acceleration or cross-default provisions in those instruments. The indenture does not contain covenants specifically designed to protect holders of the Notes in case there is a material adverse change in our financial position.

THE NOTES WILL BE STRUCTURALLY SUBORDINATED TO SUBSIDIARY DEBT

    The Notes are not guaranteed by any of our subsidiaries. Our subsidiaries hold a substantial portion of our assets. After giving pro forma effect to the offering and the use of proceeds from it, our subsidiaries would have had approximately $1.8 billion of indebtedness outstanding at June 30, 2001. Creditors of a subsidiary are entitled to be paid what is due to them before assets of the subsidiary become available for creditors of its parent. In addition, if we were to become insolvent, the lenders on a new credit facility, under which iStar Financial and one of its subsidiaries are co-borrowers, would receive payments from the stock of the co-borrower subsidiary and our leasing subsidiary that has been pledged as collateral under that facility before you receive payments.

ABILITY TO REPURCHASE NOTES UPON CHANGE OF CONTROL MAY BE LIMITED

    Upon a change of control, each holder of Notes will have the right to require us to repurchase the holder's Notes. If there were a change of control, but we did not have sufficient funds to pay the repurchase price for all of the Notes which were tendered, that failure would constitute an event of default under the indenture. Therefore, a change of control at a time when we could not pay for Notes which were tendered as a result of the change of control could result in holders of Notes receiving substantially less than the principal amount of the Notes.

AS A REIT, WE MUST DISTRIBUTE A PORTION OF OUR INCOME TO OUR STOCKHOLDERS

    We must distribute at least 90% of our taxable net income to our stockholders to maintain our REIT status. As a result, those earnings will not be available to pay principal or interest on the Notes. Our taxable net income has historically been lower than the cash flow generated by our business activities, primarily because our taxable net income is reduced by non-cash expenses, such as depreciation and amortization. As a result, our dividend payout ratio as a percentage of free cash flow has generally been lower than our payout ratio as a percentage of taxable net income. However, certain of our credit facilities and the indenture governing the Notes permit us to distribute up to 95% of our adjusted earnings. Our common stock dividends for the quarter ended June 30, 2001 represented approximately 83% of our adjusted earnings for that quarter.

THERE IS NO PUBLIC MARKET FOR THE NOTES

    If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and certain other factors. Historically, there has been substantial volatility in the prices of corporate debt securities, and the price of the Notes is likely to be affected by factors which affect the price of corporate debt securities generally. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes on any automated quotation system.

                         RISKS RELATED TO OUR BUSINESS

WE ARE SUBJECT TO REAL ESTATE LENDING RISKS

    Our lending business is subject to risks, including the following:

    1. Defaults by borrowers on non-recourse loans where underlying asset values fall below the loan amount.

    2.  Costs and delays associated with the foreclosure process.

    3.  Borrower bankruptcies.

    4.  Possible unenforceability of loan terms, such as prepayment provisions.

    5.  Acts or omissions by owners or managers of the underlying assets.

    6.  Borrower defaults on debt senior to our loans, if any.

    7. Where debt senior to our loans exists, the presence of intercreditor arrangements limiting our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through "standstill" periods) and control decisions made in bankruptcy proceedings relating to borrowers.

    8.  Lack of control over the underlying asset prior to a default.

    9. The illiquidity of ownership interests in real estate following a default.

    The risks described above could impact our ability to realize on our collateral or collect expected amounts on account of our assets. Where applicable, these risks could also require us to expend funds in order to protect our position to the extent we were a subordinated lender. For example, we might determine that it is in our interest to expend funds to keep a borrower current on its obligations to a more senior lender or to purchase a senior lender's position. Bankruptcy and borrower litigation can significantly increase the time needed for us to acquire underlying collateral in the event of a default, during which time the collateral may decline in value.

WE ARE SUBJECT TO RISKS RELATING TO OUR CORPORATE TENANT LEASING BUSINESS

    Our corporate tenant leasing business is subject to risks that expiring leases will not be renewed on favorable terms, or at all. In addition, if a corporate tenant defaults on a lease, a replacement corporate tenant may pay a lease rate that is lower than the rate paid by the defaulting corporate tenant. We may have to incur significant capital expenditures for improvements in order to attract corporate tenants to vacant space, particularly in response to competition from newer, more updated facilities. Finally, our corporate tenant leasing business is subject to risks associated with the fact that ownership interests in real property are relatively illiquid and that we may not always have full management control over assets that we hold through joint ventures with others.

OUR OWNERSHIP IS CONCENTRATED

    Two of our stockholders, SOFI-IV SMT Holdings, L.L.C. and Starwood Mezzanine Investors L.P., and their affiliates hold approximately 61.2% of our outstanding common stock. These entities are under common control. Although a majority of our directors are currently unaffiliated with these stockholders, as a result of their ownership interests, these stockholders have the power to elect a majority of the members of our board of directors and to approve most matters which are presented to our stockholders for a vote.

WE ARE SUBJECT TO RISKS RELATING TO ASSET CONCENTRATION

    As of June 30, 2001, the average size of our lending and leasing investments was $22.1 million. No single investment represented more than 4.0% of our total revenues for the fiscal quarter ended June 30, 2001. While our assets are diversified by product line, asset type, property type, geographic location and obligor, it is possible that if we suffer losses on a portion of our larger assets, our financial performance could be adversely impacted. See "iStar Financial Inc.--Competitive Strengths--Asset Quality and Diversification."

OUR BUSINESS STRATEGY DEPENDS, IN PART, ON LEVERAGE, WHICH MAY CREATE OTHER
  RISKS

    Our business strategy involves the growth of our asset base, which we intend to finance in significant part through the use of leverage. We currently employ both secured and unsecured borrowings. Our ability to obtain the leverage necessary for the execution of our business plan will ultimately depend upon our ability to maintain credit statistics which meet market underwriting standards, which will vary according to lenders' assessments of our creditworthiness and the terms of the borrowings.

    Leverage creates an opportunity for increased net income, but at the same time creates risks. For example, leveraging magnifies changes in our net worth. Moreover, there can be no assurance that we will be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets or a financial loss if we are required to liquidate assets at a commercially inopportune time.

    We are subject to agreements and debt instruments that restrict future indebtedness and the payment of dividends, including indirect restrictions (through, for example, covenants requiring the maintenance of specified levels of net worth and earnings to debt service ratios) and direct restrictions. As a result, in the event of a deterioration in our financial condition, these agreements or debt instruments could restrict our ability to pay dividends and incur indebtedness.

WE FACE A RISK OF LIABILITY UNDER ENVIRONMENTAL LAWS

    Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. Those laws typically impose cleanup responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of such hazardous or toxic substances. The costs of investigation, remediation or removal of those substances may be substantial. The owner or control party of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners of real properties for personal injuries associated with asbestos-containing materials.

ADVERSE CHANGES IN GENERAL ECONOMIC CONDITIONS CAN ADVERSELY AFFECT OUR BUSINESS

    Our success is dependent upon the general economic conditions in the geographic areas in which a substantial number of our assets are located. Adverse changes in national economic conditions or in the economic conditions of the regions in which we conduct substantial business likely would have an adverse effect on asset values, interest rates and, accordingly, our business.

QUARTERLY RESULTS MAY FLUCTUATE AND MAY NOT BE INDICATIVE OF FUTURE QUARTERLY
  PERFORMANCE

    Our quarterly operating results could fluctuate and, therefore, you should not rely on past quarterly results to be indicative of our performance in future quarters. Factors that could cause quarterly operating results to fluctuate include, among others, variations in our investment origination volume, variations in the timing of prepayments, the degree to which we encounter competition in our markets and general economic conditions.

WE MAY BE SUBJECT TO ADVERSE CONSEQUENCES IF WE FAIL TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

    We intend to operate so as to qualify as a real estate investment trust for federal income tax purposes. We have received an opinion of our legal counsel that, based on certain assumptions and representations, our existing legal organization and our actual and proposed method of operation described in this prospectus supplement, as set forth in our organizational documents and as represented by us to our counsel, enable us to satisfy the requirements for qualification as a real estate investment trust under the Internal Revenue Code. Investors should be aware, however, that opinions of counsel are not binding on the Internal Revenue Service or any court. The real estate investment trust qualification opinion only represents the view of our counsel based on their review and analysis of existing law, which, as to certain issues, includes no controlling precedent. Furthermore, both the validity of the opinion and our qualification as a real estate investment trust will depend on our continuing ability to meet various requirements concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income and the amount of our distributions to our stockholders. See "Federal Income Tax Consequences."

    If we were to fail to qualify as a real estate investment trust for any taxable year, we would not be allowed a deduction for distributions to our stockholders in computing our taxable income and would be subject to federal income tax, including any applicable minimum tax, on our taxable income at regular corporate rates. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from treatment as a real estate investment trust for the four subsequent taxable years following the year during which qualification was lost. As a result, cash available for distribution would be reduced for each of the years involved. Furthermore, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors to revoke the real estate investment trust election. See "Federal Income Tax Consequences."

    Even if we qualify as a real estate investment trust for federal income tax purposes, we may be subject to certain state and local taxes on our income and property, and may be subject to certain federal taxes. See "Federal Income Tax Consequences."

                                USE OF PROCEEDS

    We estimate that the net proceeds from the issuance of the Notes will be approximately $342.0 million, after deducting underwriting discounts and commissions and expenses of the offering. We intend to use the net proceeds to repay borrowings outstanding under two secured revolving credit facilities. All of this indebtedness was incurred during the past year for working capital purposes. At June 30, 2001, the weighted average interest rate of the borrowings we will repay was 5.93%, and the weighted average maturity was 3.6 years. The amount being repaid under these credit facilities will be available for future borrowings. An affiliate of Deutsche Banc Alex. Brown Inc. is a lender under one of the credit facilities that is being partially repaid. See "Underwriting."

                                 CAPITALIZATION

    The following table sets forth our capitalization at June 30, 2001 on an actual basis and as adjusted to give effect to the issuance of the Notes and the use of the net proceeds from the issuance to repay outstanding borrowings. See "Use of Proceeds." This table should be read in conjunction with our consolidated financial statements and the notes contained elsewhere in this document.

                                                                   AT JUNE 30, 2001
                                                              ---------------------------
                                                                ACTUAL     AS ADJUSTED(1)
                                                              ----------   --------------
                                                                    (In thousands)
Long-term debt, including current maturities(2):
  iStar Asset Receivables secured notes.....................    $486,437       $486,437
  Secured term loans, including premium of $379.............     443,212        443,212
  Secured revolving credit facilities.......................     789,851        447,851
  Unsecured revolving credit facilities.....................     159,000        159,000
  Unsecured subsidiary notes, less discount of $17,091(3)...     257,909        257,909
  8 3/4% Senior Notes due 2008..............................          --        350,000
  Other.....................................................      16,622         16,622
                                                              ----------     ----------
    Total long-term debt....................................  $2,153,031     $2,161,031
Shareholders' equity........................................   1,831,125      1,831,125
                                                              ----------     ----------
Total capitalization........................................  $3,984,156     $3,992,156
                                                              ==========     ==========

------------

(1) As adjusted only for the effects of the offering. Subsequent to June 30, 2001, we, and one of our subsidiaries, completed a $300.0 million revolving credit facility which matures in 2004, including a one-year extension option, which replaced two revolving credit facilities maturing in 2002.

(2) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a discussion of our long-term debt, including a description of our new credit facility.

(3) The unsecured subsidiary notes include $125.0 million principal amount of 6.75% Dealer Remarketable Securities due 2003, $100.0 million principal amount of 7.70% Notes due 2017 and $50.0 million principal amount of 7.95% Notes due 2006.

                            SELECTED FINANCIAL DATA

    The following table sets forth our selected financial data on a consolidated historical basis as of and for the six months ended June 30, 2001 and 2000, and as of and for the years ended December 31, 2000, 1999 and 1998.

    In November 1999, we completed a number of significant corporate transactions which increased the size of our operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Operating results for the year ended December 31, 1999 reflect the effects of these transactions subsequent to their consummation.

                                                            SIX MONTHS ENDED                    YEAR ENDED
                                                                JUNE 30,                       DECEMBER 31,
                                                         -----------------------   ------------------------------------
                                                            2001         2000         2000         1999         1998
                                                         ----------   ----------   ----------   ----------   ----------
                                                                                 (IN THOUSANDS)
OPERATING DATA:
Interest income........................................    $130,816     $126,947     $268,011     $209,848     $112,914
Operating lease income.................................      98,767       93,495      185,956       42,186       12,378
Other income...........................................      13,861        8,360       17,855       12,763        2,804
                                                         ----------   ----------   ----------   ----------   ----------
    Total revenue......................................     243,444      228,802      471,822      264,797      128,096
                                                         ----------   ----------   ----------   ----------   ----------
Interest expense.......................................      87,728       80,559      173,891       91,184       44,697
Operating costs-corporate tenant lease assets..........       6,510        6,284       12,809        2,246           --
Depreciation and amortization..........................      17,586       17,871       34,514       10,340        4,287
General and administrative.............................      12,600       14,711       25,706        6,269        2,583
Provision for possible credit losses...................       3,500        3,000        6,500        4,750        2,750
Stock option compensation expense......................       2,060        1,134        2,864          412        5,985
Advisory fees..........................................          --           --           --       16,193        7,837
Costs incurred in acquiring external advisor(1)........          --           --           --       94,476           --
                                                         ----------   ----------   ----------   ----------   ----------
    Total expenses.....................................     129,984      123,559      256,284      225,870       68,139
                                                         ----------   ----------   ----------   ----------   ----------
Income before minority interest........................     113,460      105,243      215,538       38,927       59,957
Minority interest in consolidated entities.............        (136)         (82)        (195)         (41)         (54)
Gain on sale of corporate tenant lease assets..........       1,599          974        2,948           --           --
One-time effect of change in accounting principle......        (282)          --           --           --           --
Extraordinary loss on early extinguishment of debt.....      (1,037)        (317)        (705)          --           --
                                                         ----------   ----------   ----------   ----------   ----------
Net income.............................................    $113,604     $105,818     $217,586      $38,886      $59,903
Preferred dividend requirements........................     (18,454)     (18,454)     (36,908)     (23,843)        (944)
                                                         ----------   ----------   ----------   ----------   ----------
Net income allocable to common shareholders............     $95,150      $87,364     $180,678      $15,043      $58,959
                                                         ==========   ==========   ==========   ==========   ==========
SUPPLEMENTAL DATA:
Dividends on common shares.............................    $104,087      $99,611     $205,477     $116,813      $60,343
Adjusted earnings allocable to common
  shareholders(2)......................................     125,267      111,779      230,688      127,798       66,615
Cash flows from:
  Operating activities.................................     115,937       99,788      192,469      122,549       54,915
  Investing activities.................................      10,604     (186,540)    (176,652)    (143,911)  (1,271,309)
  Financing activities.................................    (122,992)      85,062      (27,473)      45,660    1,226,208
EBITDA.................................................     218,774      203,673      423,943      234,927      108,941
Ratio of EBITDA to interest expense....................         2.5x         2.5x         2.4x         2.6x(3)        2.4x
Ratio of earnings to fixed charges(4)..................         2.3x         2.3x         2.2x         2.5x(3)        2.3x
Efficiency ratio(5)....................................         6.0%         6.9%         6.1%         8.6%        12.8%
Total debt to shareholders' equity(6)..................         1.2x         1.2x         1.2x         1.1x         1.1x

BALANCE SHEET DATA:
Loans and other lending investments, net...............  $2,252,255   $2,253,339   $2,225,183   $2,003,506   $1,823,761
Real estate subject to operating leases, net...........   1,634,524    1,653,512    1,670,169    1,714,284      189,942
Total assets...........................................   4,053,350    4,041,269    4,034,775    3,813,552    2,059,616
Debt obligations.......................................   2,153,031    2,138,060    2,131,967    1,901,204    1,055,719
Minority interest in consolidated entities.............       2,649        2,565        6,224        2,565           --
Shareholders' equity...................................   1,831,125    1,842,883    1,787,885    1,801,343      970,728

------------

(1) This amount represents a non-recurring, non-cash charge of approximately $94.5 million relating to the acquisition of our external advisor.

(2) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Adjusted Earnings."

(3) Excludes a non-recurring, non-cash charge of approximately $94.5 million relating to the acquisition of our external advisor.

(4) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles plus "fixed charges" and certain other adjustments. "Fixed charges" consist of interest incurred on all indebtedness related to continuing operations (including amortization of financing costs and discounts/premiums), and the implied interest component of our rent obligations in the years presented.

(5) Efficiency ratio reflects: (a) the sum of general administrative expense, stock option compensation expense and, for the period prior to November 4,
    1999, advisory fees; divided by (b) total revenue for the period.

(6) Total shareholders' equity is defined as the sum of the book value of common equity and preferred equity.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    We began our business in 1993 through private investment funds formed to take advantage of the lack of well-capitalized lenders capable of servicing the needs of high-end customers in our markets. In March 1998, our private investment funds contributed their approximately $1.1 billion of assets to our predecessor, Starwood Financial Trust, in exchange for a controlling interest in that public company. In November 1999, we acquired our leasing subsidiary, TriNet Corporate Realty Trust, Inc., which was then the largest publicly-traded company specializing in the net leasing of corporate office and industrial facilities. Concurrent with the acquisition of our leasing subsidiary, we also acquired our external advisor in exchange for shares of our common stock and converted our organizational form to a Maryland corporation. As part of the conversion to a Maryland corporation, we replaced our dual-class common stock structure with a single class of common stock. This single class of common stock began trading on the New York Stock Exchange under the symbol "SFI" in November 1999.

RESULTS OF OPERATIONS

THREE-MONTH PERIOD ENDED JUNE 30, 2001 COMPARED TO THE THREE-MONTH PERIOD ENDED JUNE 30, 2000

    INTEREST INCOME. Interest income decreased to approximately $63.9 million for the three months ended June 30, 2001 from approximately $66.9 million for the same period in 2000. This decrease in interest income is primarily a result of the decrease in average LIBOR rates on our variable-rate lending investments, which was partially offset by the increase in the average balance of loans and other lending investments.

    OPERATING LEASE INCOME. Operating lease income increased to $49.2 million for the three months ended June 30, 2001 from $47.2 million for the same period in 2000. Of this increase, $1.3 million was attributable to new corporate tenant lease investments and $3.6 million to additional operating lease income from existing corporate tenant lease investments owned in both quarters. These increases in operating lease income from assets owned were partially offset by a $2.9 million decrease in operating lease income resulting from asset dispositions made in 2000 and 2001.

    OTHER INCOME. Other income for the three-month period ended June 30, 2001 is primarily comprised of approximately $8.5 million in realized gains and prepayment penalties from the early repayment of senior mortgages, subordinate mortgages and corporate/partnership loans. Other income was offset by approximately $1.2 million in losses from iStar Operating. Other income for the three-month period ended June 30, 2000 included a prepayment penalty of approximately $2.1 million resulting from a partial repayment of a senior mortgage.

    INTEREST EXPENSE. Our interest expense decreased by $1.4 million for the three months ended June 30, 2001 over the same period in the prior year. The decrease was primarily due to lower average LIBOR rates on our outstanding floating-rate debt obligations.

    OPERATING COSTS-CORPORATE TENANT LEASE ASSETS. For the three months ended June 30, 2001, operating costs associated with corporate tenant lease assets increased by approximately $315,000 to approximately $3.3 million, from $3.0 million for the same period in 2000. This increase is primarily due to an increase in unreimbursed operating expenses associated with corporate tenant lease assets.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased by approximately $84,000 to $8.8 million for the three months ended June 30, 2001 over the same period in the prior year. This decrease is primarily the result of corporate tenant lease dispositions in 2000 and 2001, partially offset by additional depreciation on capital investments.

    GENERAL AND ADMINISTRATIVE. Our general and administrative expenses during the three months ended June 30, 2001 decreased by approximately $1.3 million to $6.5 million compared to the same period in 2000.

    PROVISION FOR POSSIBLE CREDIT LOSSES. Our charge for provision for possible credit losses increased to $1.8 million from $1.5 million as a result of expanded lending operations as well as additional seasoning of our existing lending portfolio. We have not realized any actual losses on any of our loan investments to date. However, we have considered it prudent to establish a policy of providing reserves for potential losses in the current portfolio which may occur in the future. Accordingly, since our first full quarter as a public company (the quarter ended June 30, 1998), management has reflected quarterly provisions for possible credit losses in its operating results.

    STOCK-BASED COMPENSATION EXPENSE. Stock-based compensation expense increased by approximately $614,000 as a result of charges relating to grants of stock options, including amortization of the deferred charge related to options granted to employees of our former external advisor subsequent to such personnel becoming our direct employees as of November 4, 1999.

    GAIN ON SALE OF CORPORATE TENANT LEASE ASSETS. On April 18, 2001, we disposed of one corporate tenant lease asset for total proceeds of $4.5 million, and recognized a gain of approximately $1.0 million. During the second quarter of 2000, we disposed of three assets for total proceeds of $102.3 million, and recognized gains of approximately $440,000.

SIX-MONTH PERIOD ENDED JUNE 30, 2001 COMPARED TO THE SIX-MONTH PERIOD ENDED JUNE 30, 2000

    INTEREST INCOME--Interest income increased to approximately $130.8 million for the six months ended June 30, 2001 from approximately $126.9 million for the same period in 2000. This increase in interest income is a result of a higher average balance of loans and other lending investments.

    OPERATING LEASE INCOME. Operating lease income increased to $98.8 million for the six months ended June 30, 2001 from $93.5 million for the same period in 2000. Of this increase, $2.7 million was attributable to new corporate tenant lease investments and $7.4 million to additional operating lease income from existing corporate tenant lease investments owned in both quarters. In addition, joint venture income contributed $1.8 million to the increase. These increases in operating lease income from assets owned were partially offset by a $6.7 million decrease in operating lease income resulting from asset dispositions made in 2000 and 2001.

    OTHER INCOME. Other income for six-month period ended June 30, 2001 is primarily comprised of approximately $9.2 million in realized gains and prepayment penalties from the early repayment of senior mortgages, subordinate mortgages and corporate/partnership loans, $3.0 million in participation payments and advisory fees of approximately $868,000. Other income was offset by approximately $842,000 in losses from iStar Operating. Other income for the six-month period ended June 30, 2000 included prepayment fees of approximately $5.4 million resulting from the full or partial repayments of three loans and a fee of $1.1 million resulting from the purchase of a sub-performing loan and subsequent restructuring of such loan to fully-performing status.

    INTEREST EXPENSE. Our interest expense increased by $7.2 million for the six months ended June 30, 2001 over the same period in the prior year. The increase was primarily due to higher average borrowings on our credit facilities, other term loans and unsecured notes, in addition to the amortization of deferred financing costs on our credit facilities. This increase was partially offset by the lower average LIBOR rates on our floating-rate debt obligations.

    OPERATING COSTS-CORPORATE TENANT LEASE ASSETS. For the six months ended June 30, 2001, operating costs increased by approximately $226,000 to $6.5 million, from $6.3 million for the same period in 2000. This increase is primarily due to an increase in unreimbursed operating expenses associated with corporate tenant lease assets. The increase is offset by a reduction of general and administrative costs related to the facilities.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased by approximately $285,000 to $17.6 million for the six months ended June 30, 2001 over the same period in the prior year. This decrease is primarily the result of corporate tenant lease dispositions in 2000 and 2001, partially offset by additional depreciation on capital investments.

    GENERAL AND ADMINISTRATIVE. Our general and administrative expenses during the six months ended June 30, 2001 decreased by approximately $2.1 million to $12.6 million compared to the same period in 2000.

    PROVISION FOR POSSIBLE CREDIT LOSSES. Our charge for provision for possible credit losses increased to $3.5 million from $3.0 million as a result of expanded lending operations as well as additional seasoning of our existing lending portfolio. We have not realized any actual losses on any of our loan investments to date. However, we have considered it prudent to establish a policy of providing reserves for potential losses in the current portfolio which may occur in the future. Accordingly, since our first full quarter as a public company (the quarter ended June 30, 1998), management has reflected quarterly provisions for possible credit losses in its operating results.

    STOCK-BASED COMPENSATION EXPENSE. Stock-based compensation expense increased by approximately $926,000 as a result of charges relating to grants of stock options, including amortization of the deferred charge related to options granted to employees of our former external advisor subsequent to such personnel becoming our direct employees as of November 4, 1999.

    GAIN ON SALE OF CORPORATE TENANT LEASE ASSETS. During the six months ended June 30, 2001, we disposed of two corporate tenant lease assets for total proceeds of $8.4 million, and recognized gains of approximately $1.6 million. During the first six months of 2000, we disposed of five assets for total proceeds of $148.3 million, and recognized gains of approximately $973,000.

    EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT. During the six months ended June 30, 2001, we repaid a secured term loan which had an original maturity date of December 2004. In connection with this early repayment, we incurred certain prepayment penalties, which resulted in an extraordinary loss on early extinguishment of debt of approximately $1.0 million during the first quarter of 2001. During the first quarter of 2000, certain of the proceeds from an asset disposition were used to partially repay $8.1 million of a secured term loan. In connection with this partial paydown, we incurred certain prepayment penalties, which resulted in an extraordinary loss on early extinguishment of debt of $317,000.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    INTEREST INCOME. Interest income increased to approximately $268.0 million for the year ended December 31, 2000 from approximately $209.8 million for the same period in 1999. This increase is a result of the interest generated by $721.2 million of newly-originated loan investments during fiscal 2000 and an additional $56.0 million funded under existing loan commitments. The increase was partially offset by a reduction in interest earned as a result of principal repayments of approximately $584.5 million made to us on our loan investments during the year ended December 31, 2000. In addition, the increase was in part due to higher average interest rates on our variable-rate loans and other lending investments.

    OPERATING LEASE INCOME. Operating lease income increased to approximately $186.0 million for the year ended December 31, 2000 from approximately
$42.2 million for the same period in 1999. Approximately $134.2 million of this increase is attributable to operating lease income generated from corporate tenant lease assets acquired in the acquisition of our leasing subsidiary, which were included in operations for the entire year in fiscal 2000 as compared to only approximately two months in fiscal 1999. In addition, approximately
$5.4 million resulted from income generated by $128.4 million of new corporate tenant lease investments.

    OTHER INCOME. Included in other income for fiscal year 2000 are prepayment fees of approximately $7.9 million resulting from the full or partial repayments of several loans, recognition of $2.1 million in connection with loan defeasances, a forbearance fee of $1.1 million resulting from the purchase of a sub-performing loan and subsequent restructuring of such loan to fully performing status, a prepayment penalty of approximately $1.2 million resulting from the refinancing of a senior mortgage and corporate loan, and approximately $1.4 million resulting from the repayment of a senior loan held at a discount upon the conversion of such loan to a corporate tenant lease holding pursuant to a purchase option granted to us in connection with our original investment in the asset.

    INTEREST EXPENSE. Our interest expense increased by $82.7 million for the year ended December 31, 2000 over the same period in the prior year. Approximately $44.1 million of this increase is attributable to interest expense incurred by our leasing subsidiary subsequent to its acquisition, which was included in operations for the entire year in fiscal 2000 as compared to only approximately two months in 1999. In addition, the increase was in part due to higher average aggregate borrowings under our credit facilities, other term loans and secured notes, the proceeds of which were used to fund additional investments. The increase was also attributable to higher average interest rates on our variable-rate debt obligations.

    OPERATING COSTS-CORPORATE TENANT LEASE ASSETS.  For the year ended
December 31, 2000, operating costs associated with corporate tenant lease assets increased by approximately $10.6 million to approximately $12.8 million, net of recoveries from corporate tenants. Such operating costs represent unreimbursed operating expenses associated with corporate tenant lease assets. This increase is primarily attributable to operating costs generated from corporate tenant lease assets acquired in the acquisition of our leasing subsidiary, which were included in operations for the entire year in fiscal 2000 as compared to only approximately two months in 1999.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by approximately $24.2 million to $34.5 million for the year ended December 31, 2000 over the same period in the prior year. Approximately $24.0 million of this increase is attributable to depreciation and amortization relating to the corporate tenant lease assets acquired in the acquisition of our leasing subsidiary, which were included in operations for the entire year in fiscal 2000 as compared to only approximately two months in 1999.

    GENERAL AND ADMINISTRATIVE. Our general and administrative expenses during the year ended December 31, 2000 increased by approximately $19.4 million to $25.7 million compared to the same period in 1999. These increases were generally the result of the increased scope of our operations associated with the acquisition of our leasing subsidiary and the direct overhead costs associated with our former external advisor, which impacted operations for the entire year in fiscal 2000 as compared to only approximately two months in 1999.

    PROVISION FOR POSSIBLE CREDIT LOSSES. Our charge for provision for possible credit losses increased to $6.5 million from $4.8 million as a result of expanded lending operations as well as additional seasoning of our existing lending portfolio.

    STOCK OPTION COMPENSATION EXPENSE. Stock option compensation expense increased by approximately $2.5 million as a result of charges relating to grants of stock options to our employees, including amortization of the deferred charge related to options granted to employees of our former external advisor subsequent to such personnel becoming our direct employees as of November 4, 1999.

    ADVISORY FEES. There were no advisory fees during the year ended December 31, 2000 because, as a result of our acquisition of our external advisor, we became internally-managed. No further advisory fees will be incurred.

    COSTS INCURRED IN ACQUIRING EXTERNAL ADVISOR. Included in fiscal 1999 costs and expenses is a non-recurring, non-cash charge of approximately $94.5 million relating to the acquisition of our external advisor.

    GAIN ON SALE OF CORPORATE TENANT LEASE ASSETS. During the year ended 2000, we disposed of 14 corporate tenant lease assets, including six assets held in joint venture partnerships, for a total of $256.7 million in proceeds, and recognized total gains of $2.9 million.

    EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT. Certain of the proceeds from an asset disposition were used to partially repay $8.1 million of a mortgage loan. In connection with this partial paydown, we incurred prepayment penalties, which resulted in an extraordinary loss of $317,000 during the first quarter of 2000. Additionally, proceeds from a joint venture asset disposition were used to repay $16.4 million of the third-party debt of the joint venture. In connection with this paydown, the venture incurred certain prepayment penalties, which resulted in an extraordinary loss of $388,000 during the third quarter of 2000. There were no comparable early extinguishments of debt during the year ended December 31, 1999, including by our leasing subsidiary subsequent to its acquisition on November 4, 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    INTEREST INCOME. During fiscal year 1999, interest income increased by approximately $96.9 million over interest income for fiscal year 1998. This increase is a result of the interest generated by the loans and other investments contributed in the 1998 recapitalization, as well as approximately $663.4 million of loans and other lending investments newly-originated or acquired by us during 1999 and an additional $46.4 million funded under existing commitments. The increase was partially offset by principal repayments of approximately $561.9 million made to us during fiscal year 1999.

    OPERATING LEASE INCOME. Operating lease income increased by $29.8 million from fiscal year 1998 to fiscal year 1999 due to approximately $26.8 million in operating lease income generated from corporate tenant lease assets acquired in the acquisition of our leasing subsidiary.

    OTHER INCOME. Included in other income for fiscal year 1999 is a fee associated with the repayment of a construction loan of approximately
$1.9 million, yield maintenance payments of approximately $8.1 million resulting from the repayment of three loans, and approximately $1.0 million in additional revenue from certain cash flow participation features on five of our loan investments.

    INTEREST EXPENSE. Our interest expense increased by $46.5 million as a result of higher average borrowings by us on our credit facilities and other term loans, the proceeds of which were used to fund additional loan origination and acquisition activities. The increase was also attributable to higher average interest rates on our variable-rate debt obligations. Further, interest expense includes interest incurred by our leasing subsidiary subsequent to its acquisition.

    OPERATING COSTS-CORPORATE TENANT LEASE ASSETS. These operating costs represent unreimbursed operating expenses incurred by our leasing subsidiary subsequent to its acquisition.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased as a result of a full year's depreciation on our pre-existing corporate tenant leasing portfolio, as well as depreciation on our leasing subsidiary's corporate tenant lease assets subsequent to its acquisition.

    GENERAL AND ADMINISTRATIVE. General and administrative costs increased by approximately $3.7 million as a result of the direct overhead costs associated with our former external advisor, as well as additional administrative expenses associated with our leasing subsidiary subsequent to its acquisition.

    PROVISION FOR POSSIBLE CREDIT LOSSES. Our charge for provision for possible credit losses increased by approximately $2.0 million as a result of expanded lending operations as well as additional seasoning of our existing lending portfolio.

    STOCK OPTION COMPENSATION EXPENSE. Stock option compensation expense declined by approximately $5.6 million as a result of the non-recurring charge relating to the original grant of stock options to our former external advisor in fiscal 1998 concurrently with the merger of our private business into a public company in March 1998.

    ADVISORY FEES. Advisory fees increased by approximately $8.4 million as a result of fees being incurred from June 16, 1998 through year end in the prior year and through November 4, 1999 in fiscal 1999, as well as a result of our expanded operations. As a result of the acquisition of our external advisor, we became internally-managed. No further advisory fees will be incurred.

    COSTS INCURRED IN ACQUIRING EXTERNAL ADVISOR. Included in fiscal 1999 costs and expenses is a non-recurring, non-cash charge of approximately $94.5 million relating to the acquisition of our external advisor.

LIQUIDITY AND CAPITAL RESOURCES

    We require capital to fund our investment activities and operating expenses. We have significant access to capital resources to fund our existing business plan, which includes the expansion of our real estate lending and corporate tenant leasing businesses. Our capital sources include cash flow from operations, borrowings under lines of credit, additional term borrowings, long-term financing secured by our assets, unsecured financing and the issuance of common, convertible and/or preferred equity securities. Further, we may acquire other businesses or assets using our capital stock, cash or a combination of the two.

    The distribution requirements under the REIT provisions of the Internal Revenue Code limit our ability to retain earnings and thereby replenish capital committed to our operations. However, we believe that our significant capital resources and access to financing will provide us with financial flexibility and market responsiveness at levels sufficient to meet current and anticipated capital requirements, including expected new lending and leasing transactions.

    We believe that our existing sources of funds will be adequate for purposes of meeting our short- and long-term liquidity needs. Our ability to meet long-term (i.e., beyond one year) liquidity requirements is subject to the renewal of our credit lines and/or obtaining other sources of financing, including issuing additional debt or equity from time to time. Any decision by our lenders and investors to enter into such transactions with us will depend upon a number of factors, such as compliance with the terms of our existing credit arrangements, our financial performance, industry or market trends, the general availability of and rates applicable to financing transactions, such lenders' and investors' resources and policies concerning the terms under which they make such capital commitments and the relative attractiveness of alternative investment or lending opportunities.

    In July 2001, we completed a $300.0 million revolving credit facility with a group of leading financial institutions. The new facility has an initial maturity of July 2003, with a one-year extension at our option and another one-year extension at the lenders' option, and replaces two prior credit facilities maturing in 2002. The facility bears interest at LIBOR+2.125% (based on our current credit ratings).

    The table below reflects our debt obligations under various arrangements with financial institutions as of June 30, 2001. All of our indebtedness shown below which has not subsequently been repaid is non-recourse to iStar Financial, the parent company, except for the

$60.0 million term loan due January 2004 and the $16.6 million of "Other debt obligations," which are fully recourse to the parent company.

                                                           CARRYING
                                             MAXIMUM     VALUE AS OF
                                             AMOUNT        JUNE 30,                                    SCHEDULED MATURITY
                                            AVAILABLE        2001          STATED INTEREST RATES              DATE
                                           -----------   ------------   ---------------------------   --------------------
                                           (IN THOUSANDS, UNAUDITED)
SECURED REVOLVING CREDIT FACILITIES:
  Line of credit.........................    $700,000       $194,100        LIBOR + 1.75%-2.25%       March 2005(1)
  Line of credit.........................     700,000        514,503        LIBOR + 1.40%-2.15%       January 2005(1)
  Line of credit.........................     500,000         81,248        LIBOR + 1.50%-1.75%       August 2003(1)
UNSECURED REVOLVING CREDIT FACILITIES:
  Line of credit.........................     350,000        153,000           LIBOR + 1.55%          May 2002(2)
  Line of credit.........................     100,000          6,000           LIBOR + 2.25%          January 2002(2)
                                           ----------     ----------
  Total revolving credit facilities......  $2,350,000       $948,851
                                           ==========
SECURED TERM LOANS:
  Secured by real estate under operating leases.......      $149,113               7.44%              March 2009
  Secured by corporate lending investments............        60,000           LIBOR + 2.50%          January 2004(3)
  Secured by real estate under operating leases.......        40,720        Fixed: 6.00%-11.38%       Various through 2011
  Secured by real estate under operating leases.......       193,000           LIBOR + 1.85%          July 2006
                                                          ----------
  Total principal of term loans.......................       442,833
  Add: debt premiums..................................           379
                                                          ----------
  Total secured term loans............................       443,212
iStar Asset Receivables secured notes:
  Class A.............................................       105,216           LIBOR + 0.30%          August 2003(4)
  Class B.............................................        94,055           LIBOR + 0.50%          October 2003(4)
  Class C.............................................       105,813           LIBOR + 1.00%          January 2004(4)
  Class D.............................................        52,906           LIBOR + 1.45%          June 2004(4)
  Class E.............................................       123,447           LIBOR + 2.75%          January 2005(4)
  Class F.............................................         5,000           LIBOR + 3.15%          January 2005(4)
                                                          ----------
  Total iStar Asset Receivables secured notes.........       486,437
UNSECURED NOTES(5):
  6.75% Dealer Remarketable Securities(6).............       125,000               6.75%              March 2013
  7.70% Notes.........................................       100,000               7.70%              July 2017
  7.95% Notes.........................................        50,000               7.95%              May 2006
                                                          ----------
  Total principal of unsecured notes..................       275,000
  Less: debt discount(7)..............................       (17,091)
                                                          ----------
  Total unsecured notes...............................       257,909
OTHER DEBT OBLIGATIONS:...............................        16,622              Various             Various
                                                          ----------
TOTAL DEBT OBLIGATIONS:...............................    $2,153,031
                                                          ==========

------------

(1)  Includes a one-year "term-out" extension at our option.

(2) Subsequent to June 30, 2001, we replaced both of these facilities with a new $300.0 million revolving credit facility bearing interest at
    LIBOR+2.125% (based on our current credit ratings). The new facility has an initial maturity of July 2003 with a one-year extension at our option and another one-year extension at the lenders' option.

(3)  Includes a one-year extension at our option.

(4) Principal payments on these bonds are a function of the principal repayments on loan assets which collateralize these obligations. The dates indicated above represent the expected date on which the final payment would occur for such class based on the assumptions that the loans which collateralize the obligations are not voluntarily prepaid, the loans are paid on their effective maturity dates and no extensions of the effective maturity dates of any of the loans are granted. The final maturity date for the underlying indenture on classes A, B, C, D, E and F is September 25, 2022.

(5) The notes are callable by us at any time for an amount equal to the total of principal outstanding, accrued interest and the applicable make-whole prepayment premium.

(6) Subject to mandatory tender on March 1, 2003, to either the dealer or our leasing subsidiary. The initial coupon of 6.75% applies to first five-year term through the mandatory tender date. If tendered to the dealer, the notes must be remarketed. The rates reset upon remarketing.

(7) These obligations were assumed as part of our acquisition of our leasing subsidiary. As part of the accounting for the purchase, these fixed-rate obligations were considered to have stated interest rates which were below the then prevailing market rates at which our leasing subsidiary could issue new debt obligations and, accordingly, we ascribed a market discount to each obligation. Such discounts will be amortized as an adjustment to interest expense using the effective interest method over the related term of the obligations. As adjusted, the effective annual interest rates on these obligations were 8.81%, 9.51% and 9.04%, for the 6.75% Dealer Remarketable Securities, 7.70% Notes and 7.95% Notes, respectively.

    At June 30, 2001, we had pay-fixed interest rate swaps with a total notional amount of $325.0 million and a fair value (liability) of ($12.8) million. Our pay-fixed interest rate swaps have rates ranging from 5.58% to 7.06%, and have maturities ranging from June 2003 to December 2004. Interest rate swaps allow us to effectively fix the rate on a portion of our outstanding floating-rate debt. At June 30, 2001, we also had interest rate caps with a net notional amount of $110.0 million and a fair value of $399,875. Our interest rate caps have strike prices ranging from 7.75% to 10.00%, and have maturities ranging from December 2004 to May 2007. Interest rate caps enable us to limit our exposure to rising interest rates.

    On May 17, 2000, we closed the inaugural offering under our proprietary matched funding program, STARs, Series 2000-1. In the initial transaction, one of our wholly-owned subsidiaries issued $896.5 million of investment grade bonds secured by the subsidiary's assets, which had an aggregate outstanding principal balance of approximately $1.2 billion at inception. Principal payments received on the assets will be utilized to repay the most senior class of the bonds then outstanding. The maturity of the bonds match funds the maturity of the underlying assets financed under the program. We initially purchased the class F bonds at a par value of $38.2 million, which we financed with a $27.8 million repurchase agreement maturing in May 2001 (this repurchase agreement was repaid in April, 2001). On July 17, 2000, we sold, at par, $5.0 million of the class F bonds to an institutional investor. For accounting purposes, these transactions were treated as secured financings.

    Moody's Investors Service, Inc., Fitch Inc. and Standard & Poor's Ratings Services have each upgraded the ratings of the STARs(SM) bonds. The STARs(SM) Class B bonds were upgraded to "Aaa," "AAA" and "AAA" from "Aa2," "AA" and "AA" by Moody's, Fitch and Standard & Poor's, respectively. The STARs(SM) Class C bonds were upgraded to "Aa3" and "AA-" from "A2" and "A+" by Moody's and Fitch, respectively. In addition, Fitch also upgraded the STARs(SM) Class D, E and F bonds by one notch to "A+," "BBB+" and "BBB," respectively.

    In January, 2001, Moody's upgraded our corporate senior unsecured credit rating to "Ba1" from "Ba2," and the credit ratings on our perpetual preferred stock to "Ba3" from "B1." In addition, in April, 2001, Standard & Poor's upgraded our corporate senior unsecured credit rating to "BB+" from "BB," and the credit ratings on our perpetual preferred stock to "B+" from "B."

    On July 2, 2001, we declared a regular quarterly cash dividend of $0.6125 per common share for the quarter ended June 30, 2001. The second quarter 2001 dividend, which was paid on July 30, 2001 to holders of record as of July 16, 2001, represented approximately 83.3% of basic adjusted earnings per share for the second quarter.

    STOCK REPURCHASE PROGRAM: The Board of Directors approved, and we have implemented, a stock repurchase program under which we are authorized to repurchase up to 5.0 million shares of our common stock from time to time, primarily using proceeds from the disposition of assets and excess cash flow from operations, but also using borrowings under our credit facilities if we determine that it is advantageous to do so. As of both June 30, 2001 and December 31, 2000, we had repurchased approximately 2.3 million shares at an aggregate cost of approximately $40.7 million.

ADJUSTED EARNINGS

    Adjusted earnings represents net income computed in accordance with GAAP, before gains (losses) on sales of corporate tenant lease assets, extraordinary items and cumulative effect, plus depreciation and amortization, less preferred stock dividends, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect adjusted earnings on the same basis.

    We believe that to facilitate a clear understanding of our historical operating results, our adjusted earnings should be examined in conjunction with net income as shown in our consolidated statements of operations. Adjusted earnings should not be considered as an alternative to net GAAP income as an indicator of our performance, or to cash flows from operating activities, as determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs.

                                                          FOR THE                 FOR THE
                                                     SIX MONTHS ENDED           YEAR ENDED
                                                         JUNE 30,              DECEMBER 31,
                                                   ---------------------   ---------------------
                                                     2001        2000        2000        1999
                                                   ---------   ---------   ---------   ---------
                                                            (IN THOUSANDS) (UNAUDITED)
Adjusted earnings:
  Net income.....................................  $113,604    $105,818    $217,586     $38,886
  Add: Depreciation..............................    17,586      17,871      34,514      11,016
  Add: Allocated share of joint venture
    depreciation.................................     1,905       1,442       3,662         365
  Add: Amortization of deferred financing
    costs........................................    10,432       5,288      13,140       6,121
  Add: Costs incurred in acquiring external
    advisor......................................        --          --          --      94,476
  Less: Preferred dividends......................   (18,454)    (18,454)    (36,908)    (23,843)
  Less: Net income allocable to class B
    shares(1)....................................        --          --          --        (826)
  Add: Cumulative effect of change in accounting
    principle(2).................................       282          --          --          --
  Less: Gain on sale of corporate tenant lease
    assets.......................................    (1,599)       (974)     (2,948)         --
  Add: Extraordinary loss -- early extinguishment
    of debt......................................     1,037         317         705          --
                                                   --------    --------    --------    --------
Adjusted earnings allocable to common
  shareholders:
  Basic..........................................  $124,793    $111,308    $229,751    $126,195
                                                   ========    ========    ========    ========
  Diluted........................................  $125,267    $111,779    $230,688    $127,798
                                                   ========    ========    ========    ========

------------

(1) For the year ended December 31, 1999, net income allocable to class B shares represents 1% of net income. On November 4, 1999, the class B shares were exchanged for common stock in connection with the acquisition of our leasing subsidiary and related transactions. As a result, we now have a single class of common stock outstanding.

(2) Represents one-time effect of adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Investments and Hedging
    Activities" as of January 1, 2001.

                              ISTAR FINANCIAL INC.

OVERVIEW

    We are the largest publicly-traded finance company focused exclusively on the commercial real estate industry. We provide structured financing to private and corporate owners of high-quality real estate nationwide, including senior and junior mortgage debt, corporate net lease financing and corporate mezzanine and subordinated capital. Our objective is to generate consistent and attractive returns on our invested capital by providing innovative and value-added financing solutions to our customers. We deliver customized financial products to sophisticated real estate borrowers and corporate customers who require a high level of creativity and service. Our ability to provide value-added financial solutions has consistently enabled us to realize margins and returns on capital that are more attractive than those earned by many other commercial real estate finance companies.

    We began our business in 1993 through private investment funds formed to take advantage of the lack of well-capitalized lenders capable of servicing the needs of high-end customers in our markets. During our eight-year history, we have structured or originated nearly $5 billion of financing commitments. We have never realized a loss of principal or interest on any investment we have funded.

    Since becoming a public company in March 1998, we have also expanded our platform by making a limited number of strategic corporate acquisitions, which we financed primarily using our equity capital. In September 1998, we acquired the loan origination and servicing business of Phoenix Home Life Insurance Company. In December 1998, we acquired the structured finance portfolio of our largest private competitor, an affiliate of Lazard Freres & Co. In
November 1999, we acquired TriNet Corporate Realty Trust, Inc., the then largest publicly-traded company specializing in corporate tenant leasing for owners of office and industrial facilities. In March 2000, we acquired American Corporate Real Estate, Inc., a leading privately-held investment firm whose senior management team had extensive experience in the corporate tenant leasing industry. As a result of these corporate acquisitions, we have improved the diversification among our product lines.

    By capitalizing on our competitive strengths, we have delivered consistent financial performance, developed a high-quality, diversified asset base and established ourselves as a reliable provider of financing solutions for our customers. Our disciplined approach to our business has enabled us to adapt to adverse economic and real estate market conditions while consistently delivering attractive risk-adjusted returns on our invested capital. We have consistently grown our adjusted earnings and have maintained strong credit statistics in each quarter since June 1998, our first quarter as a public company. Between that quarter and the quarter ended June 30, 2001, we grew our adjusted earnings from approximately $22.0 million to $63.5 million. The graphs below show our quarterly adjusted earnings and our credit statistics since our first full quarter as a public company.

                          QUARTERLY ADJUSTED EARNINGS
                                 (IN THOUSANDS)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

JUN-98  $21,967
Sep-98  $23,298
Dec-98  $24,796
Mar-99  $25,983
Jun-99  $27,488
Sep-99  $28,876
Dec-99  $45,303
Mar-00  $54,399
Jun-00  $57,144
Sep-00  $58,909
Dec-00  $60,056
1-Mar   $61,722
1-Jun   $63,545

                               CREDIT STATISTICS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          GAAP EBITDA/INTEREST  GAAP EBITDA/FIXED CHARGES(1)
6/30/98                   3.3x                          3.3x
9/30/98                   2.5x                          2.5x
12/31/98                  2.3x                          2.2x
3/31/99                   2.5x                            2x
6/30/99                   2.5x                            2x
9/30/99                   2.5x                            2x
12/31/99                  2.7x                          2.1x
3/31/00                   2.6x                          2.1x
6/30/00                   2.5x                            2x
9/30/00                   2.4x                            2x
12/31/00                  2.4x                            2x
3/31/01                   2.4x                            2x
6/30/01                   2.6x                          2.1x

COMPETITIVE STRENGTHS

    We believe the following competitive strengths distinguish our business model from other commercial finance enterprises and contribute to our ability to generate consistent returns on our invested capital.

CREATIVE CAPITAL SOLUTIONS

    We target markets where customers require a knowledgeable provider of capital who is capable of originating customized and flexible financial products. We provide our customers with a level of service and creativity generally unavailable from other lenders. We do not participate in distribution-based commercial finance businesses, which are typically characterized by intense price competition and lower profit margins, such as conduit lending and mortgage-backed securities.

    We believe that we have a reputation in the marketplace for delivering unique financing solutions and a high level of service to our customers in a reliable and credible fashion. Since beginning our business in 1993, we have provided more than $1.6 billion in financing to customers who have sought our expertise more than once.

    As a result of our focus, we have generated consistent and attractive returns on our asset base. The graph below shows our return on average book assets, after interest expenses, since June 1998, our first full quarter as a public company.

                         RETURN ON AVERAGE BOOK ASSETS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

6/30/98   7.2%
9/30/98   6.0%
12/31/98  5.3%
3/31/99   5.9%
6/30/99   6.0%
9/30/99   6.4%
12/31/99  6.5%
3/31/00   6.6%
6/30/00   6.7%
9/30/00   6.7%
12/31/00  6.8%
3/31/01   7.0%
6/30/01   7.2%

ASSET QUALITY AND DIVERSIFICATION

    Throughout our operating history, we have focused on maintaining diversification of our asset base by product line, asset type, obligor, property type and geographic region. Asset diversification is a key part of our risk management strategy. Our borrower and corporate tenant base includes more than 170 customers in a wide range of industries, and our assets are backed by over 580 underlying properties of varying types located throughout the U.S. The graphs below depict the diversification of our asset base, based upon the gross book values of our assets as of June 30, 2001.

  ASSET TYPE DIVERSIFICATION    PROPERTY TYPE DIVERSIFICATION     GEOGRAPHIC DIVERSIFICATION


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      FIRST MORTGAGES        26%
Second Mortgages              8%
Corporate/Partnership/Other  22%
Corporate Tenant Leases      44%

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   INDUSTRIAL/R&D       10%
Resort/Entertainment      8%
Apartment/Residential     4%
Homebuilder/Land          1%
Retail                    5%
Hotel                    20%
Mixed Use                 4%
Office                   48%
Various                0.01%

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

NORTH CENTRAL  2%
Central         7%
South          16%
Southwest       2%
West           31%
Northwest       5%
Southeast       9%
Mid-Atlantic    7%
Northeast      21%

    The table below reflects the diversification of our asset base as represented by our 25 largest assets. The table shows the percentage these assets represent of the total carrying value of our assets as of June 30, 2001, and the percentage these assets represent of our total revenues for the three months ended June 30, 2001.

                                                                 TOP 25 ASSETS
                                                              --------------------
                                                              % ASSETS   % REVENUE
                                                              --------   ---------
PROPERTY TYPE
Office......................................................     18%        15%
Hotel.......................................................     15%        11%
Mixed Use...................................................      3%         2%
Retail......................................................      5%         4%
Residential.................................................      4%         5%
Other.......................................................      6%         5%

ASSET TYPE
First Mortgages.............................................     21%        15%
Second Mortgages............................................      5%         4%
Corporate Tenant Leases.....................................     12%        11%
Corporate/Partnership Loans.................................     12%        12%

GEOGRAPHIC REGION
West........................................................     15%        12%
South.......................................................     11%        12%
Northeast...................................................      9%         7%
Southeast...................................................      3%         3%
Mid-Atlantic................................................      2%         2%
Northwest...................................................      4%         3%
Other.......................................................      5%         4%

    Secured first mortgages and corporate tenant lease assets together comprise approximately 70% of our asset base. The weighted average "first dollar" and "last dollar" loan-to-value ratios on our loan assets were 31.8% and 71.4%, respectively, as of June 30, 2001. "First dollar" and "last dollar" loan-to-value ratios represent the average beginning and ending points of our lending exposure in the aggregate capitalization of the underlying assets or companies that we finance.

    In addition, as of June 30, 2001, 52% of our corporate tenants had actual or implied investment grade credit ratings. Our corporate tenants include leading companies such as Federal Express, Hilton Hotels, IBM, Nike, Verizon and Wells Fargo Bank.

    We employ an in-depth review process and grading system to monitor the credit quality of our asset base over time. We assign to each asset a risk rating ranging from "one," which indicates superior credit quality, to "five," which indicates inferior credit quality. Each newly-originated asset is typically assigned an initial rating of "three," or average. Based upon our second quarter 2001 review, the weighted average risk rating of our loan assets and corporate tenant lease assets was 2.68 and 2.79, respectively.

MATCH FUNDING DISCIPLINE

    Our objective is to match fund our liabilities and assets with respect to maturities and interest rates. This means that we seek to match the maturities of our financial obligations with the maturities of our investments. Match funding allows us to reduce the risk of having to refinance our liabilities prior to the maturities of our assets. In addition, we match fund interest rates with like-kind debt (i.e., fixed-rate assets are financed with fixed-rate debt, and floating-rate assets are financed with floating-rate debt), through the use of hedges such as interest rate swaps, or through a combination of these strategies. This allows us to reduce the impact of changing interest rates on our earnings.

    Our objective is to limit volatility from a 100 basis point move in short-term interest rates to no more than 2.5% of annual adjusted earnings. As of June 30, 2001, a 100 basis point change in short-term interest rates would have impacted our second quarter adjusted earnings by approximately 1.4%.

SIGNIFICANT EQUITY BASE

    We have approximately $1.8 billion of tangible book equity and a debt-to-book equity ratio of 1.2x as of June 30, 2001. We believe that we are one of the most strongly capitalized asset-based finance companies. Our business model is premised on maintaining significantly lower leverage than other traditional commercial finance companies. We target a maximum consolidated debt-to-book equity ratio of 1.5x to 2.0x. We believe that operating within this targeted range enables us to maintain a well-balanced, conservative and flexible capital structure. In addition, our tax-advantaged structure as a REIT and our ability to operate with less overhead, as a percentage of revenues, than many other commercial finance companies enable us to generate higher returns on our invested capital without excessive reliance on leverage.

EXPERIENCED MANAGEMENT

    The ten members of our executive management team have an average of more than 20 years of experience in the fields of real estate finance, private investment, capital markets, transaction structuring, risk management and loan servicing, providing us with significant expertise in the key disciplines required for success in our business. Our culture is also highly-focused toward on-going asset risk management. We emphasize long-term, incentive-based compensation, such as stock options and grants of restricted common stock, rather than cash compensation, and none of our employees is compensated based on the volume of investment originations. Our directors and employees directly own approximately 7% of our outstanding common stock on a fully-diluted basis, which had a market value of $176.5 million based upon the last reported sales price of our common stock on August 8, 2001. Our executive management team is supported by approximately 125 employees operating from six primary offices nationwide.

TAX-ADVANTAGED CORPORATE STRUCTURE

    Because of our focus on commercial real estate finance, we are able to qualify as a REIT under the Internal Revenue Code. Since we are taxed as a REIT, we do not pay corporate-level taxes in most circumstances. This tax-advantaged structure enables us to produce higher returns on our invested capital compared to taxable finance companies while utilizing significantly less leverage than most taxable finance companies. The graphs below show our debt-to-book equity ratios and our returns on average common book equity since our first full quarter as a public company.

                              DEBT-TO-BOOK EQUITY

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

6/30/98   0.7X
9/30/98   1.3x
12/31/98  1.1x
3/31/99   1.2x
6/30/99   1.2x
9/30/99   1.1x
12/31/99  1.1x
3/31/00   1.1x
6/30/00   1.2x
9/30/00   1.2x
12/31/00  1.2x
3/31/01   1.2x
6/30/01   1.2x

                      RETURN ON AVERAGE COMMON BOOK EQUITY

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

6/30/98   11.7%
9/30/98   12.3%
12/31/98  13.0%
3/31/99   13.6%
6/30/99   14.1%
9/30/99   14.7%
12/31/99  14.8%
3/31/00   15.1%
6/30/00   15.5%
9/30/00   16.1%
12/31/00  16.7%
3/31/01   17.3%
6/30/01   17.5%

ASSET BASE

    The table below sets forth certain financial characteristics of our asset base as of June 30, 2001.

                  FINANCIAL CHARACTERISTICS OF OUR ASSET BASE

                                                                  LOANS           LEASES
                                                              -------------   --------------
                                                                     ($ in millions)
Gross Carrying Value........................................         $2,274           $1,698
Total Financing Commitments.................................         $2,401   Not applicable
Number of Investments.......................................             61              116
Number of Underlying Properties.............................            426              161
Average Asset Size per Investment...........................          $37.3            $14.6
Average Asset Size per Property.............................           $5.3            $10.5
Weighted Average Maturity/Lease Term........................      4.1 years        8.6 years
Average First Dollar Loan-to-Value(1).......................          31.8%   Not applicable
Average Last Dollar Loan-to-Value(2)........................          71.4%   Not applicable
Percentage Investment Grade Credits(3)......................  Not available              52%

------------
(1) "Average First Dollar Loan-to-Value" means the weighted average beginning point of our lending exposure in the aggregate capitalization of the underlying properties or companies we finance.

(2) "Average Last Dollar Loan-to-Value" means the weighted average ending point of our lending exposure in the aggregate capitalization of the underlying properties or companies we finance.

(3) Includes customers with implied investment grade ratings such as Accenture, Alcatel USA, Cisco Systems and Volkswagen of America.

OUR TARGET MARKETS AND PRODUCT LINES

    We believe we are the largest dedicated participant in a $100-$150 billion niche of the approximately $2.1 trillion commercial real estate market, consisting of the $1.5 trillion commercial mortgage market and the $600 billion single-user market for corporate office and industrial facilities. Our primary product lines include structured finance, portfolio finance, corporate tenant leasing, corporate finance and loan acquisition. Our real estate lending assets consist of mortgages secured by real estate collateral, loans secured by equity interests in real estate assets, and secured and unsecured loans to corporations engaged in real estate or real estate-related businesses. Our corporate tenant lease assets consist of office and industrial facilities that we typically purchase from, and lease-back to, a diversified group of creditworthy corporate tenants as a form of financing for their businesses. Our leases are generally long-term, and typically provide for all expenses at the facility to be paid by the corporate tenant on a "triple net" basis. Under a typical net lease agreement, the corporate customer agrees to pay a base monthly operating lease payment and all facility operating expenses, including taxes, maintenance and insurance.

    The graph below shows the composition of our asset base by product line, based on the gross book value of our assets as of June 30, 2001.

                          PRODUCT LINE DIVERSIFICATION

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

CORPORATE TENANT LEASING  44%
Loan Acquisition           9%
Corporate Finance         13%
Structured Finance        25%
Portfolio Finance          9%

STRUCTURED FINANCE

    We provide custom-tailored senior and subordinated loans ranging in size from $20 million to $100 million to borrowers controlling institutional-quality real estate. These loans are collateralized by single assets that are strategically positioned within their respective market. Structured finance loans may be either fixed- or floating-rate and are structured to meet the specific financing needs of the borrowers, including financing related to the acquisition, refinancing, repositioning or construction of large, high-quality real estate. We offer borrowers a wide range of structured finance options, including first mortgages, second mortgages, partnership loans, participating debt and interim/bridge facilities.

PORTFOLIO FINANCE

    We provide funding to regional and national borrowers who own a geographically diverse portfolio of properties. Loans are cross-collateralized to give borrowers the benefit of all available collateral and underwritten to recognize the inherent diversification provided by multiple assets. Property types generally include multifamily, suburban office, all-suite, extended stay and limited service hotels. We structure loan terms to meet the specific requirements of the borrower. These loans typically range in size from $25 million to $150 million.

CORPORATE TENANT LEASING

    We provide capital to corporate owners of office and industrial facilities. Net leased facilities are generally subject to long-term leases to creditworthy corporate tenants, and typically provide for all property expenses to be paid by the tenant on a triple-net lease basis. Corporate tenant lease transactions typically range in size from $20 million to $200 million.

    We pursue the origination of corporate tenant lease transactions by structuring purchase/ leasebacks and by acquiring facilities subject to existing long-term net leases. In a purchase/ leaseback transaction, we purchase the property from the corporate tenant and lease it back to the tenant on a triple-net basis. The purchase/leaseback structure allows the corporate customer to reinvest the proceeds from the sale of its facilities into its core business, while we capitalize on our structured financing expertise.

    Our corporate tenant lease investments primarily represent a diversified portfolio of strategic office and industrial facilities subject to net lease agreements with creditworthy corporate tenants. The corporate tenant lease investments we target generally involve: (1) high-quality, general-purpose real estate with residual values that represent a discount to current market values and replacement costs; and (2) corporate tenants that are established companies with stable core businesses or market leaders in growing industries with investment-grade credit strength or appropriate credit enhancements if corporate credit strength is not sufficient.

    Since acquiring our leasing subsidiary in November 1999, we have increased the weighted average lease term of our corporate tenant lease assets from 5.6 to
8.6 years. During that time we have also executed over 7.2 million square feet of new and renewal leases in 86 total transactions with a weighted average lease term of 9.9 years. Throughout this leasing activity, we have emphasized early lease renewals. Of the 2.4 million square feet of leases renewed since
June 1999, approximately 1.1 million square feet (44%) represented early renewals where there were more than 12 months left on the primary lease term. As of June 30, 2001, our corporate tenant lease portfolio was 96.7% leased.

    As of June 30, 2001, we had more than 170 corporate customers operating in more than ten major industry sectors, including aerospace, energy, financial services, healthcare, hospitality, technology, manufacturing and telecommunications. These customers include well-recognized national and international companies, such as Accenture, FedEx Corporation, Hilton Hotels Corporation, International Business Machines Corporation, Nike, Inc., Nokia Corporation, Verizon Communications Inc., Volkswagen of America and Wells Fargo Bank.

    The table below summarizes our corporate tenant lease assets as of June 30, 2001.

                                                        % ANNUALIZED
                                                       OPERATING LEASE
INDUSTRY BY SIC CODE                   % SQUARE FEET      PAYMENTS               SIGNIFICANT CUSTOMERS
-------------------------------------  -------------   ---------------   --------------------------------------
Technology...........................       24.2%            30.1%       IBM, Cisco, Mitsubishi Electronics,
                                                                         Hewlett-Packard, Unisys, Microsoft.

Telecommunications...................       10.7%            18.1%       Nokia, Verizon, Avaya, Alcatel
                                                                         Networks, Nortel Networks, AT&T
                                                                         Wireless.

Transportation Services..............        2.7%             8.8%       Federal Express, ABX Logistics (USA).

Energy & Utilities...................        7.2%             6.6%       Entergy Services, Exxon-Mobil, Bay
                                                                         State Gas.

Hospitality..........................        6.6%             6.4%       Hilton Hotels.

Food & Related Services..............        8.3%             6.1%       Caterair, Ralphs Grocery Co., Unified,
                                                                         Western Grocers, Welch Foods.

Financial Services...................        6.4%             5.7%       Wellpoint Health Networks, Arbella
                                                                         Capital Corp., Blue Cross & Blue
                                                                         Shield, Wells Fargo Bank.

Manufacturing........................       13.4%             4.4%       Nike, adidas America, Inc., Mast
                                                                         Industries.

Automotive, Aerospace & Defense......        6.9%             4.0%       Volkswagen of America, Unison
                                                                         Industries, Honeywell, TRW Space
                                                                         Communications.

Professional Services................        2.8%             3.1%       Accenture, PricewaterhouseCoopers,
                                                                         Parsons Infrastructure & Technology,
                                                                         The Mitre Corp.

                                                        % ANNUALIZED
                                                       OPERATING LEASE
INDUSTRY BY SIC CODE                   % SQUARE FEET      PAYMENTS               SIGNIFICANT CUSTOMERS
-------------------------------------  -------------   ---------------   --------------------------------------
Other Industry Sectors...............        2.0%             1.9%       Central Parking System, Modern
                                                                         Graphics Arts, Universal Technical
                                                                         Institute.

Healthcare...........................        2.5%             2.2%       Avitar, Fresenius USA, Haemonetics
                                                                         Corp.

Government Services..................        0.8%             1.4%       Massachusetts Lottery, State of CA
                                                                         Dept. of Transportation.

Consumer Goods.......................        5.5%             1.2%       Sears Logistics, Rex Stores Corp.,
                                                                         Dunham's Athleisure, Lever Brothers.
                                           -----            -----

Total................................      100.0%           100.0%
                                           =====            =====

    The table below illustrates our corporate tenant lease expirations as of June 30, 2001.

                               LEASE EXPIRATIONS

                                                                                          % of Total
                                                                       Annualized         Annualized
                                                                   Expiring Operating      Expiring
                                                    Number of        Lease Revenues     Operating Lease
Year of Lease Expiration                         Leases Expiring    ($ in thousands)       Revenues
------------------------                         ---------------   ------------------   ---------------
2001...........................................          6                $2,627                1.2%
2002...........................................         28                11,143                5.1%
2003...........................................         20                15,276                7.0%
2004...........................................         27                24,276               11.1%
2005...........................................         16                13,984                6.4%
2006...........................................         27                27,547               12.6%
2007...........................................         15                18,562                8.5%
2008...........................................          6                 7,086                3.2%
2009...........................................         11                13,703                6.3%
2010...........................................          5                 7,268                3.3%
2011 and thereafter............................         24                77,380               35.3%
                                                       ---              --------             ------
Total..........................................        185              $218,852              100.0%
                                                       ===              ========             ======

CORPORATE FINANCE

    We provide senior and subordinated capital to corporations engaged in real estate or real estate-related businesses. Financing may be either secured or unsecured and typically ranges in size from $20 million to $150 million. These corporate loans are typically backed by real estate collateral and/or corporate guaranty.

LOAN ACQUISITION

    We acquire whole loans and loan participations which we believe present attractive risk-reward opportunities. These loans are generally acquired at a discount to the principal balance outstanding and may be acquired with financing provided by the seller. We restructure many of these loans on favorable terms. In other cases, we negotiate a payoff at a price above our basis in the loan. Loan acquisitions typically range from $5 million to $100 million and are collateralized by a variety of property types.

                                  OUR STRATEGY

    Our objective is to generate consistent and attractive returns on our invested capital by providing innovative and value-added financing solutions to our customers. We believe we have established a market leadership position for highly structured mortgage, corporate and mezzanine financing backed by high-quality commercial real estate nationwide. We deliver customized financial products to sophisticated real estate borrowers and corporate customers who require a high level of creativity and service. Our ability to provide value-added financial solutions has consistently enabled us to realize margins and returns on capital that are more attractive than those earned by many other commercial real estate lenders.

INVESTMENT STRATEGY

    In order to accomplish our objective, we have implemented the following investment strategy:

    - We focus on the origination of structured mortgage, corporate and lease financings backed by high-quality commercial real estate assets located in major U.S. metropolitan markets.

    - We offer sophisticated borrowers and corporate customers added value in the form of specific lending expertise, flexibility, certainty and post-closing support.

    - We seek to develop direct relationships with borrowers and corporate tenants as opposed to sourcing transactions through intermediaries.

    - We avoid businesses in which there is significant direct competition from other providers of capital.

    - We take advantage of market anomalies in the real estate financing markets when we believe credit is mispriced by other providers of capital, such as the spread between lease yields and the yields on corporate tenants' underlying credit obligations.

    - We stress test potential investments for adverse economic and real estate market conditions.

    We source our investment transactions from our existing relationships with real estate owners, through other direct relationships within the real estate and corporate finance communities, and from other capital providers and advisors who refer customers to us. We also utilize information obtained from our risk management group to generate leads on potential investment opportunities. We have completed over $1.6 billion of financing transactions with borrowers who have sought our expertise more than once.

    We discuss and analyze investment opportunities during regular weekly meetings which are attended by all of our investment professionals, as well as representatives from our legal, risk management and capital markets areas. We have developed a process for screening potential investments called the Six Point Methodology-SM-. The Six Point Methodology-SM- reflects the six fundamental criteria by which we evaluate an investment opportunity prior to beginning our formal underwriting and commitment process.

                         THE SIX POINT METHODOLOGY-SM-

    - First, we evaluate the source of the opportunity. We prefer opportunities where we have a direct relationship with the customer or an intermediary who has worked with us before, because we believe that such relationships enable us to add more value to a transaction.

    - Second, we evaluate the quality of the collateral or corporate credit, as well as its market or industry dynamics.

    - Third, we evaluate the equity or corporate sponsor, including factors such as its reputation, financial strength and commitment to the collateral.

    - Fourth, we determine whether we can implement an appropriate legal and financial structure for the transaction given its risk profile, including our ability to control the collateral under various circumstances.

    - Fifth, we perform an alternative investment test. If we believe that we can earn a better risk-adjusted return in a comparable asset class or different part of the customer's capital structure, then the proposed investment will score poorly in this category.

    - Sixth, we evaluate the liquidity of the investment and our ability to match fund the asset. A security that is too highly structured is less desirable because it may limit our ability to obtain appropriately priced financing for the asset, or to sell it if we ever so desire.

    We have an intensive underwriting process in place for all potential investments. This process provides for comprehensive feedback and review by all the disciplines within our Company, including investments, credit, risk management, legal/structuring and capital markets. Participation is encouraged from all professionals throughout the entire origination process, from the initial consideration of the opportunity, through the Six Point Methodology-SM-and into the preparation and distribution of a comprehensive memorandum for our internal and Board of Directors investment committees.

    Commitments of less than $30 million require the unanimous consent of our internal investment committee, consisting of senior management representatives from each of our key disciplines. For commitments between $30 million and $50 million, the further approval of our Board of Directors' investment committee is also required. All commitments of $50 million or more must be approved by our full Board of Directors.

    The following flow chart illustrates our formal investment origination process, beginning with the identification of an investment opportunity through the closing and on-going servicing of the asset:

                                     [LOGO]

RISK MANAGEMENT

    In addition to mitigating risk through the careful underwriting and structuring of our investments, we further pro-actively manage risk by:
(1) generating, analyzing and distributing information on-line to all our employees about our collateral and our customers on a continuous, real-time basis; (2) holding weekly Company-wide meetings to identify and address risk management issues; (3) applying a comprehensive risk rating process;
(4) establishing loan loss reserves and asset impairment procedures; and
(5) managing our assets and liabilities through match funding. We believe these risk management measures enable us to effectively manage our asset base and minimize our risk of loss. More than 50 of our approximately 135 employees are dedicated to our risk management platform.

COLLATERAL AND CUSTOMER MONITORING

    We have comprehensive real-time risk management systems that enable us to pro-actively monitor the performance of our asset base and to quickly identify and address potential issues with any of our assets. Risk management information, which is generated from numerous collateral-level controls, extensive customer reporting requirements and on-site asset monitoring programs, is accessible to all our employees nationwide via computer.

    Our comprehensive risk management systems require the active participation of each of our senior professionals and other employees within our regional office infrastructure. Every employee nationwide has access, via our computer network, to various risk management reports which provide real-time information regarding the performance of our asset base. These reports, which are continually updated as new customer information is received, are based on information that is: (1) required to be provided by our customers;
(2) generated by our risk management professionals; and (3) obtained from the public domain. Examples of risk management reports include daily payment reports, monthly covenant reviews, monthly reserve balance reports, monthly budget-versus-actual analyses of collateral and corporate customer performance, leasing activity reports and quarterly risk ratings reviews. This process ensures that risk management issues are quickly identified and that decisions are based on the most current information available.

    iStar Asset Services, or "iSAS," our rated loan servicing subsidiary, and iStar Real Estate Services, or "iRES," our corporate tenant lease asset management division, are critical to our asset and customer monitoring efforts. Together, they are principally responsible for managing our asset base, including monitoring our customers' compliance with their respective loan and leasing agreements, collecting customer payments, and efficiently analyzing and distributing customer performance information throughout our Company on a real-time basis. iSAS and iRES provide daily information on the performance and condition of our asset base. iSAS is currently rated "above average" by Standard & Poor's and is "approved" by Fitch as a master servicer. In addition to servicing our asset base, iSAS also provides loan servicing to third-party institutional owners of loan portfolios.

    Our loan customers are required to comply with periodic covenant tests, and typically must submit extensive collateral performance information such as monthly operating statements and operating budgets. We also may require customers to deposit cash into escrow accounts to cover major capital expenditures, such as expected re-tenanting costs, and we typically require approval rights over major decisions impacting collateral cash flows. In many cases, collateral cash receipts must be deposited into lock-box bank accounts that we control. We then distribute the net cash, after our debt service, to our customers.

    We furnish on-site asset management services for most of our corporate customers, providing us with daily information regarding the condition of our assets. In addition, we have a formal annual inspection program that ensures that our corporate tenant lease customers are complying with their lease terms. Customer lease payments are deposited directly into lock-box accounts managed by our treasury group, and corporate customers are required to submit financial statements on a regular basis to our corporate credit professionals. In addition, our risk management group monitors the wire services for important news on our customers, including press releases, earnings announcements, credit ratings changes, research reports relating to our corporate customers and local market conditions, and distributes this information via email to all of our employees. All new corporate tenant leases must be approved by our Chief Operating Officer who evaluates, with the assistance of our credit professionals, the creditworthiness and appropriate security, if any, required by us.

WEEKLY RISK MANAGEMENT MEETINGS

    We hold weekly Company-wide meetings to identify current issues, and conduct monthly meetings to review actual collateral performance compared to our customers' budgets. During the weekly meetings, our regional offices connect via videoconference with our headquarters and asset-specific issues are reviewed in detail. At such meetings, we develop an action plan to resolve any issues which arise. We also conduct systematic, asset-specific reviews of both our loan and corporate tenant lease assets on a quarterly basis, as discussed below.

RISK RATING PROCESS

    We have a comprehensive risk rating process that enables us to evaluate, monitor and pro-actively manage asset-specific credit issues and identify credit trends on a portfolio-wide basis. We conduct a detailed credit review of each asset on a quarterly basis, and we assign individual risk ratings to each asset ranging from "one" to "five." Attendance is mandatory for all of our professionals, including those in our regional offices. A "one" indicates superior credit quality, a "two" signifies better than average credit quality, a "three" serves as an average rating, a "four" indicates that management time and attention is required for the asset, and a "five" denotes a problem asset with potential principal risk to us. In addition to the ratings system, we maintain a "watch list" of assets which are generally rated "four," but which require highly pro-active asset management to preserve their current ratings. Each newly-originated asset is typically assigned an initial rating of "three," or average.

    Risk ratings provide a common language and uniform framework by which we can discuss and evaluate risk and relative levels of risk across our asset base. This is our primary early warning system and provides us with a means of identifying assets that warrant a greater degree of monitoring and senior management attention. In addition, this process provides a useful forum to identify assets or markets that may offer opportunities for new business. Lastly, the risk ratings process serves as a basis for determining our quarterly loan loss provision and evaluating the adequacy of our reserves.

    Based upon our second quarter 2001 review, the weighted average risk rating of our loan assets and corporate tenant lease assets was 2.68 and 2.79, respectively.

                    WEIGHTED AVERAGE LOAN ASSET RISK RATINGS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DEC-98  2.7
Mar-99  2.6
Jun-99  2.6
Sep-99  2.6
Dec-99  2.5
Mar-00  2.6
Jun-00  2.6
Sep-00  2.6
Dec-00  2.5
Mar-01  2.5
Jun-01  2.7

1=LOWEST RISK  5=HIGHEST RISK

    We consider several primary variables in determining which rating to assign to an asset. For our loans, the seven primary risk attributes are:

    - Trailing and projected collateral operating performance and debt service coverage ratios.

    - Current and estimated loan-to-value ratios.

    - Local and regional economic and real estate market trends.

    - Loan structure.

    - Collateral condition, location and marketability.

    - Borrower's source of repayment funds or ability to refinance or sell the collateral.

    - Borrower financial strength, quality of sponsorship and capital commitment to the collateral.

    For our corporate tenant leases, the five primary risk attributes are:

    - Corporate tenant credit and industry dynamics.

    - Remaining lease term.

    - Property condition, location and marketability.

    - Local and regional economic and real estate market trends.

    - Our book basis in the asset.

CREDIT LOSS RESERVE POLICY AND ASSET IMPAIRMENT PROCEDURES

    Our policy for establishing loan loss reserves and our asset impairment procedures are consistent with established accounting standards. As of June 30, 2001, we had not experienced a loss of principal or interest on any asset, and do not currently believe that the book value of any of our assets is impaired.

    Our reserve levels reflect our judgment of loss potential and are evaluated based upon the quarterly risk rating review process. The overall factors in this evaluation include:

    - General economic conditions.

    - General loss trends in the industry, including comprehensive, long-term data on commercial mortgage delinquencies and loss severities tracked by the American Council of Life Insurers.

    - The size, diversity and geographic concentration of our asset base.

    At June 30, 2001, loan loss reserves and accumulated depreciation on corporate tenant lease assets collectively represented 205 basis points of the book value of owned receivables, which includes loans and corporate tenant lease assets.

ASSET/LIABILITY MANAGEMENT

    Our policy is to match fund our liabilities and assets with respect to maturities and interest rates. This means that we seek to match the maturities of our financial obligations with the maturities of our investments. Match funding allows us to reduce the risk of having to refinance our liabilities prior to the maturity of our assets. In addition, we match fund interest rates with like-kind debt (i.e., fixed-rate assets are financed with fixed-rate debt, and floating-rate assets are financed with floating-rate debt), through the use of hedges such as interest rate swaps, or through a combination of these strategies. This allows us to reduce the impact of changing interest rates on our earnings. Our objective is to limit volatility from a 100 basis point move in short-term interest rates to no more than 2.5% of annual adjusted earnings. As of June 30, 2001, a 100 basis point change in short-term interest rates would have impacted our second quarter adjusted earnings by 1.4%.

FINANCING STRATEGY

    Our financing strategy revolves around three primary principles that are key to our business model:

    - Maintain significantly lower leverage than other commercial finance companies and a large tangible equity capital base.

    - Develop a deep and broad array of capital sources from a diversified group of debt and equity providers in order to insulate our business from potential fluctuations in the availability of capital.

    - Match fund our liabilities and assets to minimize the risk that we have to refinance our liabilities prior to the maturities of our assets and to reduce the impact of changing interest rates on our earnings.

LOWER LEVERAGE AND A LARGE TANGIBLE EQUITY CAPITAL BASE.

    Our business model is premised on operating at significantly lower leverage and maintaining a larger tangible equity capital base than many other commercial finance companies. At June 30, 2001, our consolidated debt-to-book equity ratio was 1.2x. We target a maximum consolidated debt-to-book equity ratio of 1.5x to 2.0x, and believe that this is the appropriate leverage level for our business model. In addition, our $1.8 billion tangible book equity capital base enables us to minimize the risk that our creditors will suffer losses in adverse market conditions.

ACCESS TO A DEEP AND BROAD ARRAY OF RELIABLE CAPITAL SOURCES.

    We seek to develop a deep and broad array of reliable debt and equity capital sources to fund our business. Accordingly, we maintain a diverse range of short- and long-term financing sources from both the secured and unsecured lending and capital markets. We also believe that our track record as a private and public company and our investor base, comprised of leading institutional investors and high net worth individuals, will enable us to continue to access the public and private equity capital markets.

    As of June 30, 2001, we had $1.9 billion of committed total capacity under our secured credit facilities. We primarily use our secured facilities to initially fund our investments prior to seeking match funded, long-term financing sources. Our secured facilities bear interest rates ranging from LIBOR plus 1.40% to LIBOR plus 2.25%, and have final maturities, including extension options, ranging from August 2003 to March 2005.

    At June 30, 2001, we maintained unsecured lending relationships with 13 leading commercial banks and had $450.0 million of committed total capacity under our unsecured facilities. We primarily use our unsecured facilities for working capital purposes. We also had $275.0 million of long-term corporate unsecured debt outstanding.

MATCH FUNDING

    We primarily execute our match funding strategy through our own proprietary matched funding program, iStar Asset Receivables or "STARs-SM-," as well as through term lending relationships with approximately 12 large financial institutions. Using STARs-SM-, we can access the securitized debt markets by issuing investment-grade rated securities collateralized by pools of our structured finance and corporate tenant lease assets. The STARs-SM- bond maturities match the maturities of the underlying collateral, thereby eliminating refinancing risk. We continue to service the assets in the collateral pool through our loan servicing subsidiary, iStar Asset Services. Because STARs-SM- is an on-balance sheet financing program, we recognize no gain on sale in our financial statements when utilizing this vehicle.

    We completed our first STARs-SM- transaction in May 2000, and issued approximately $900 million of investment-grade rated bonds backed by approximately $1.2 billion of collateral. Since that time, Fitch, Moody's and Standard & Poor's have upgraded by one notch from their initial ratings each class of investment grade bonds rated by them, except for the Class A bonds, which initially received the maximum ratings from each rating agency and continue to bear such ratings.

    We believe that the STARs-SM- program provides us significantly more flexibility in managing our collateral and match funding our liabilities and assets than other securitization structures, and that the strong performance of our initial STARs-SM- transaction should positively impact future debt issuances under this program. In addition, we view the securitized debt markets as a very reliable source of debt capital, even when macroeconomic conditions make other lending markets unavailable or unattractive.

    We also use term debt to match fund our investments, and we maintain term lending relationships with approximately 12 major commercial banks and insurance companies. As part of these term lending relationships, we have developed an innovative debt facility with a commercial bank that match funds certain of our corporate finance investments. We believe that the STARs-SM- program and our relationships with various term lenders provide us with a reliable, cost-effective and diverse source of capital for match funding our liabilities and assets.

                                   MANAGEMENT

    The following table sets forth the names and the positions of our senior officers:

NAME                                                                 TITLE
----                                        --------------------------------------------------------
Jay Sugarman..............................  Chairman and Chief Executive Officer

Spencer B. Haber..........................  President, Chief Financial Officer and Director

H. Cabot Lodge, III.......................  Executive Vice President--Investments and Director

Jeffrey R. Digel..........................  Executive Vice President--Investments

R. Michael Dorsch, III....................  Executive Vice President--Investments

Barclay G. Jones, III.....................  Executive Vice President--Investments

Nina B. Matis.............................  Executive Vice President and General Counsel

Timothy J. O'Connor.......................  Executive Vice President and Chief Operating Officer

Diane Olmstead............................  Executive Vice President--Investments

Barbara Rubin.............................  President--iStar Asset Services, Inc.

Steven R. Blomquist.......................  Senior Vice President--Investments

Jeffrey N. Brown..........................  Senior Vice President--Asset Management

Roger M. Cozzi............................  Senior Vice President--Investments

Chase S. Curtis, Jr.......................  Senior Vice President--Credit

Geoffrey M. Dugan.........................  Senior Vice President--Human Resources and Assistant
                                            General Counsel

Andrew C. Richardson......................  Senior Vice President--Capital Markets

Steven B. Sinnett.........................  Senior Vice President--Project Finance

Elizabeth B. Smith........................  Senior Vice President--Asset Management

SENIOR MANAGEMENT

    JAY SUGARMAN is Chairman of the Board and Chief Executive Officer of iStar Financial. Mr. Sugarman has served as a director of iStar Financial (and its predecessor) since 1996 and Chief Executive Officer since 1997. Under
Mr. Sugarman's leadership, iStar Financial has become a leading provider of structured financial solutions to high-end private and corporate owners of real estate in the United States. Previously, Mr. Sugarman was president of Starwood Mezzanine Investors, L.P., a private investment partnership specializing in structured real estate finance. Prior to forming Starwood Mezzanine, Mr. Sugarman managed diversified investment funds on behalf of the Burden family, a branch of the Vanderbilt family, and the Ziff family. While in that position, he was jointly responsible for the formation of Starwood Capital Group, L.L.C., a large private investment fund, and the formation of HBK Investments, one of the nation's largest convertible arbitrage trading operations. He received his undergraduate degree SUMMA CUM LAUDE from Princeton University, where he was nominated for valedictorian and received the Paul Volcker Award in Economics, and his M.B.A. with high distinction from Harvard Business School, graduating as a Baker Scholar and recipient of the school's academic prizes for both finance and marketing. Mr. Sugarman is a director of WCI Communities, Inc., a residential developer in South Florida, and a member of the Board of Directors of NAREIT.

    SPENCER B. HABER is President, Chief Financial Officer and a director of iStar Financial. Mr. Haber has served as a director of iStar Financial (and its predecessor) since June 1999, its Chief Financial Officer since 1998 and its President since June 2001. Mr. Haber maintains primary responsibility for all of iStar Financial's capital-raising initiatives and external communications.
Mr. Haber also sits on iStar Financial's internal and Board Investment Committees and oversees all finance, hedging, treasury and accounting functions. Prior to joining iStar Financial, Mr. Haber was a senior vice president in Lehman Brothers' global real estate group and was responsible for that firm's real estate mergers and acquisitions business. In addition to his M&A role, Mr. Haber maintained primary client coverage responsibilities in raising equity and debt capital for a wide range of public and private companies, participating in more than $10 billion of transactions. Before Lehman Brothers, Mr. Haber was a member of Salomon Brothers' real estate investment banking unit. At Salomon Brothers, Mr. Haber participated in that firm's principal and advisory real estate activities. Prior to Salomon Brothers, Mr. Haber worked for MIG Capital Management, a joint venture of MIG Companies, a domestic real estate pension fund advisor, and Charterhouse Inc., a British merchant bank. Mr. Haber holds a B.S. degree in economics SUMMA CUM LAUDE and an M.B.A. from the Wharton School, where he graduated a Palmer Scholar. He is a member of the National Association of Real Estate Investment Trusts and the Urban Land Institute. Mr. Haber also sits on the board of directors of Capital Thinking Inc., an application services provider to financial institutions.

    H. CABOT LODGE, III has served as a director and an Executive Vice President--Investments of iStar Financial since March 2000 and oversees iStar Financial's corporate tenant lease investment activity. Prior to joining iStar Financial, Mr. Lodge was a founder and principal of ACRE Partners LLC, a privately held firm focused on providing public and private corporations with highly structured, value-added financing for their corporate real estate facilities. Mr. Lodge served as chairman of Superconducting Core
Technologies, Inc., a wireless communications company from 1995 to 1997, and prior to that was managing director and co-head of investments for W.P. Carey & Co., Inc. from 1983 to 1995. Mr. Lodge is a director of Meristar Hospitality Corporation, High Voltage Engineering Corporation and TelAmerica Media, Inc. Mr. Lodge graduated with honors from Harvard College and received his M.B.A. from Harvard Business School.

    JEFFREY R. DIGEL has served as an Executive Vice President--Investments of iStar Financial since March 2000 and is co-head of our internal Investment Committee. Prior to that, he was Senior Vice President--Investments since
May 1998. Mr. Digel is responsible for the origination of new structured financing transactions, focusing on iStar Financial's financial institution and loan correspondent relationships. Previously, Mr. Digel was a vice president-mortgage finance at Aetna Life Insurance Company responsible for commercial mortgage securitizations, management of Aetna's mortgage correspondent network, management of a $750 million real estate equity portfolio for Aetna's pension clients and origination of new equity investments. Prior to joining Aetna, Mr. Digel was a member of Hart Advisors, responsible for the development and supervision of the portfolio, asset management and client communications functions for Hart's real estate pension advisory business. In addition, Mr. Digel is a member of the Mortgage Bankers Association and the International Council of Shopping Centers. Mr. Digel received a B.A. degree from Middlebury College and an M.M. from Northwestern University.

    R. MICHAEL DORSCH, III has served as an Executive Vice President--Investments of iStar Financial since March 2000, focusing on our corporate tenant leasing business. Prior to joining iStar Financial, Mr. Dorsch was a principal of ACRE Partners LLC, a privately held firm focused on providing public and private corporations with highly-structured, value-added financing solutions for their corporate real estate facilities. Mr. Dorsch was a founder and managing partner of

Corporate Realty Capital, a Boston-based real estate investment bank from 1990 to 1997. CRC was formed as an affiliate of Corporate Property Investors and focused on originating, structuring and financing net lease transactions. Prior to the formation of CRC, Mr. Dorsch was a partner in a Boston-based real estate development, ownership and management concern. From 1984 to 1986, Mr. Dorsch was a vice president of Winthrop Financial Associates, private real estate syndication, where he structured and placed equity interests in transactions capitalized at over $1 billion. Mr. Dorsch graduated with a Sc.B. in Mechanical Engineering from Brown University and earned honors while receiving an M.B.A. from Harvard Business School.

    BARCLAY G. JONES, III has served as an Executive Vice President--Investments of iStar Financial since March 2000, focusing on our corporate tenant leasing business. Prior to joining iStar Financial, Mr. Jones was a principal of ACRE Partners LLC, a privately held firm focused on providing public and private corporations with highly-structured, value-added financing solutions for their corporate real estate facilities. Prior to that, Mr. Jones served in a variety of capacities, including vice chairman and chief acquisitions officer, for W.P. Carey & Co., Inc. from 1982 to 1998. During that period, Mr. Jones was responsible for originating in excess of $2 billion of sale-leaseback financings and over $1 billion of mortgage placements. During his tenure at W.P. Carey, the firm grew from fewer than ten employees to over 70, and from approximately
$100 million in assets to over $2.5 billion. Mr. Jones holds a B.S. degree in economics from the Wharton School.

    NINA B. MATIS has served as General Counsel of iStar Financial (and its predecessor) since 1996 and Executive Vice President since November 1999.
Ms. Matis is responsible for legal, tax, structuring and regulatory aspects of iStar Financial's operations and investment and financing transactions. From 1984 through 1987, Ms. Matis was an adjunct professor at Northwestern University School of Law where she taught real estate transactions. Ms. Matis is a director for Burnham Pacific, Inc. and a member of the American College of Real Estate Lawyers, Ely Chapter of Lambda Alpha International, the Chicago Finance Exchange, the Urban Land Institute, REFF, the Chicago Real Estate Executive Women, The Chicago Network and The Economic Club of Chicago, and she is listed in both The Best Lawyers of America and Sterling's Who's Who. Ms. Matis received a B.A. degree, with honors, from Smith College and a J.D. degree from New York University School of Law.

    TIMOTHY J. O'CONNOR has served as Chief Operating Officer of iStar Financial (and its predecessor) since March 1998 and Executive Vice President since
March 2000. Mr. O'Connor is responsible for developing and managing iStar Financial's risk management and due diligence operations, participating in the evaluation and approval of new investments and coordinating iStar Financial's information systems. Previously, Mr. O'Connor was a vice president of Morgan Stanley & Co. responsible for the performance of more than $2 billion of assets acquired by the Morgan Stanley Real Estate Funds. Prior to joining Morgan Stanley, Mr. O'Connor was a vice president of Greystone Realty Corporation involved in the firm's acquisition and asset management operations. Previously, Mr. O'Connor was employed by Exxon Co. USA in its real estate and engineering group. Mr. O'Connor is a member of the International Council of Shopping Centers, the Institute of Real Estate Management and the Buildings Owners and Managers Association, and is a former vice president of the New York City/Fairfield County chapter of the National Association of Industrial and Office Parks. Mr. O'Connor received a B.S. degree from the United States Military Academy at West Point and an M.B.A. from the Wharton School.

    DIANE OLMSTEAD has served as an Executive Vice President--Investments of iStar Financial in our San Francisco office since September 2000, and is responsible for the origination of new financing transactions. Prior to joining us, Ms. Olmstead was executive vice president of institutional ventures for Redbricks.com, an Internet start-up focused on the commercial real

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estate market. Previously, Ms. Olmstead was a partner at Arthur Andersen where she founded and ran the real estate capital markets (RECM) group for the western region. The RECM group executed private equity and debt placements, portfolio and company sales, REIT IPO advisory and M&A transactions in excess of $4.7 billion. Ms. Olmstead is a graduate of SUNY at Buffalo with a B.A. in English. She is a member of Urban Land Institute and National Association of Industrial and Office Park Owners, Fisher Center For Real Estate and Urban Economics Policy Advisory Board, Lambda Alpha and Mortgage Bankers Association.

    BARBARA RUBIN has served as President of iStar Asset Services, Inc., our Hartford-based loan asset management and servicing operation, since
September 1998 and as Senior Vice President of iStar Financial since
January 1999. She has more than 20 years of real estate investment experience, including loan and real estate equity origination, portfolio management, loan servicing, and capital markets activities. Prior to joining iStar Financial, Ms. Rubin was president and chief operating officer of Phoenix Realty Securities, Inc., a real estate advisory operation which managed portfolios of real estate securities (including mortgage loan investments and real estate equity securities). She is currently Chair of the Connecticut Health and Education Facilities Authority, a member of the Board of Governors of the Mortgage Bankers Association and a member of the Board of Commercial Mortgage Securities Association. Ms. Rubin received a B.A. from Williams College and an M.B.A. from the University of Connecticut.

    STEVEN R. BLOMQUIST has served as Senior Vice President--Investments of iStar Financial since September 1998. Mr. Blomquist is responsible for the origination and acquisition of new financings with borrowers in the Phoenix Home Life-serviced mortgage loan portfolio and related loan correspondents. He also shares responsibility in managing several of iStar Financial's relationships with financial institutions and other loan correspondents. Mr. Blomquist has over 16 years of loan origination and investment management experience. Previously, Mr. Blomquist was executive vice president and chief investment officer of Phoenix Realty Securities, a Phoenix Home Life subsidiary specializing in providing real estate securities investment advisory services. Mr. Blomquist directed the origination of over $1.5 billion of mortgage loans and maintains strong correspondent and borrower relations. Prior to his current position, Mr. Blomquist was responsible for the debt and equity management of a $750 million Phoenix Home Life portfolio in the Western United States.
Mr. Blomquist is a member of the Mortgage Bankers Association, the Urban Land Institute and the International Council of Shopping Centers. He received both his bachelors degree and an M.B.A. from the University of Connecticut.

    JEFFREY N. BROWN has served as Senior Vice President--Asset Management of iStar Financial since October 2000. Prior to that, he was Vice President--Asset Management since November 1999. Previously, he served as a vice president at TriNet. Mr. Brown is responsible for our East Region corporate tenant lease assets, including lease negotiations, corporate-level customer relations, lease compliance, portfolio-level analysis and reporting and market research activities. Mr. Brown's prior professional experience includes director of property management for Insignia Commercial Group (San Francisco), regional director (West Coast) with PM Realty Group and various project/property management positions with Eastover Corporation. Mr. Brown holds a B.S. degree from Millsaps College, Jackson, Mississippi.

    ROGER M. COZZI has served as Senior Vice President--Investments of iStar Financial (and its predecessor) since January 1999. Prior to that he was Vice President--Investments since 1997. Mr. Cozzi is responsible for the origination, structuring and underwriting of new financing transactions at iStar Financial. Previously, Mr. Cozzi was an assistant vice president at Starwood Capital Group directly involved with the origination of Starwood Capital's debt investments in Starwood Mezzanine Investors and Starwood Opportunity Fund IV. Prior to joining Starwood Capital, Mr. Cozzi worked at Goldman Sachs & Co. in its real estate department and mutual fund industry resource group. Mr. Cozzi received a B.S. degree, MAGNA CUM LAUDE, from the Wharton School.

    CHASE S. CURTIS, JR. has served as a Senior Vice President--Credit of iStar Financial since June 2001, and is responsible for coordinating the initial and on-going underwriting of corporate credit, with a particular emphasis on corporate tenant risk assessment. He joined iStar Financial from Bank of America following a 16-year career in credit risk management and structured corporate finance. Immediately prior to joining iStar Financial, he was senior vice president and chief credit officer of Bank of America Commercial Finance responsible for its credit approvals, risk policy and risk process controls. Prior to that, he spent three years in Hong Kong as an executive credit risk review officer overseeing portfolio and transactional risk assessments across Asia. Mr. Curtis holds an M.S. from the University of Arizona and he received a B.S. degree (with high honors) from Bates College. He is a Chartered Financial Analyst.

    GEOFFREY M. DUGAN has served as Senior Vice President of iStar Financial since January 2001, and as Assistant General Counsel and Assistant Secretary since November 1999. Previously, he served as vice president, administration and general counsel of TriNet, and in that capacity was responsible for corporate and securities laws compliance matters, corporate governance matters, and legal issues associated with administrative, human resources and employee benefit functions, including the oversight of outside legal counsel that we engage. Prior to joining us, Mr. Dugan was in private law practice for over 20 years, where his practice emphasized corporate finance, securities and commercial transactions for real estate investment trusts and other business entities.
Mr. Dugan received a J.D. from Georgetown University Law Center and a B.A. from Harvard College. Mr. Dugan is a Member of the New York Bar and the State Bar of California.

    ANDREW C. RICHARDSON has served as Senior Vice President--Capital Markets since March 2000. He joined iStar Financial from Salomon Smith Barney, where he was a vice president in the global real estate and lodging investment banking group, providing merger and acquisition advisory services and raising debt and equity capital for public and private real estate companies. Mr. Richardson's experience at Salomon Smith Barney also included working in its mergers and acquisitions group, advising clients in a wide range of industries. Prior to joining Salomon Smith Barney, Mr. Richardson worked for Ernst & Young and was a certified public accountant. Mr. Richardson holds an M.B.A. from the University of Chicago, and a B.B.A. in accountancy from the University of Notre Dame.

    STEVEN B. SINNETT has served as Senior Vice President--Project Finance of iStar Financial since January 2001, and prior to that served as Vice President and Controller since November 1999. Mr. Sinnett is responsible for project finance activities for iStar Financial and its subsidiaries. He previously served as vice president, controller of TriNet, and in that capacity was responsible for planning and executing all aspects of financial reporting, accounting and information technology activities. Prior to joining TriNet, he was associated with AMB Institutional Realty Advisors Inc., Meridian Point Properties, Inc. (a real estate investment trust) and its predecessor, and the accounting firm of Arthur Young & Co. Mr. Sinnett received a Masters of Professional Accounting from Georgia State University and a B.S. from the University of Florida. Mr. Sinnett is a certified public accountant in the State of California.

    ELIZABETH B. SMITH has served as Senior Vice President--Asset Management of iStar Financial since August 1999. Ms. Smith manages our Dallas office and is directly responsible for our Central Region corporate tenant lease assets. Prior to joining iStar Financial, Ms. Smith was a vice president for MBL Life Assurance Corporation, managing the rehabilitation and disposition of a $3 billion debt and equity portfolio located throughout the United States. Previously, Ms. Smith worked at J.E. Robert Companies, Inc., and for Sunbelt Savings, FSB, specializing in debt and equity portfolio management. Ms. Smith holds a B.B.A. degree from the University of Mississippi in Oxford, Mississippi.

NON-EMPLOYEE DIRECTORS

    The following table sets forth the names and current affiliations of our non-employee directors:

NAME                                                              AFFILIATION
------------------------------------------  --------------------------------------------------------
Willis Andersen, Jr.......................  Real estate industry consultant

Jeffrey G. Dishner........................  Starwood Capital Group, L.L.C.--Senior Managing Director

Andrew L. Farkas..........................  Insignia Financial Group, Inc.--Chairman and Chief
                                            Executive Officer

Madison F. Grose..........................  Starwood Capital Group, L.L.C.--Senior Managing Director
                                            and Co-General Counsel

Robert W. Holman, Jr......................  Pebble Beach Institute--Managing Director

Robin Josephs.............................  Ropasada, LLC--Managing Director

Merrick R. Kleeman........................  Starwood Capital Group, L.L.C.--Senior Managing Director

William M. Matthes........................  Behrman Capital--Managing Partner

John G. McDonald..........................  Stanford University--IBJ Professor of Finance in the
                                            Graduate School of Business

Michael G. Medzigian......................  Lazard Freres Real Estate Investors L.L.C.--President
                                            and Chief Executive Officer

Stephen B. Oresman........................  Saltash, Ltd.--Owner and President

George R. Puskar..........................  Lend Lease Real Estate Investments--Former Chairman of
                                            the Board

Barry S. Sternlicht.......................  Starwood Capital Group, L.L.C.--Founder, General
                                            Manager, President and Chief Executive Officer

                                            Starwood Hotels & Resorts Worldwide, Inc.--Chairman and
                                            Chief Executive Officer

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                              DESCRIPTION OF NOTES

    The Company will issue the Notes under an indenture between itself and State Street Bank and Trust Company, N.A., as Trustee (the "Trustee"), and a supplemental indenture between itself and the Trustee (together, the "Indenture"). The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. The following description of the particular terms of the Notes supplements the description in the accompanying prospectus of the general terms and provisions of our debt securities. To the extent that the following description of Notes is inconsistent with that general description in the prospectus, the following description replaces that in the prospectus. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). A copy of the form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. You can find definitions of certain capitalized terms used in this description under "--Certain Definitions." For purposes of this section, references to the "Company" or "our" include only iStar Financial Inc. and not its Subsidiaries.

    The Notes will be unsecured obligations of the Company, ranking PARI PASSU in right of payment with all other senior unsecured obligations of the Company.

    The Company will issue the Notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders.

PRINCIPAL, MATURITY AND INTEREST

    The Notes are limited in aggregate principal amount to $500.0 million, of which $350.0 million is being issued in this offering. The Notes will mature on August 15, 2008. Interest on the Notes will accrue at the rate of 8 3/4% per annum and will be payable semiannually in cash on each February 15 and August 15, commencing on February 15, 2002, to the persons who are registered Holders at the close of business on the February 1 and August 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

    The Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

    OPTIONAL REDEMPTION. At any time on or prior to August 15, 2008, the Notes may be redeemed or purchased in whole but not in part at the Company's option at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date.

    "APPLICABLE PREMIUM" means, with respect to a Note at any Redemption Date, the greater of: (1) 1.0% of the principal amount of such Note; and (2) the excess of (a) the present value at such Redemption Date of (i) the principal amount of such Note on August 15, 2008 plus (ii) all required remaining scheduled interest payments due on such Note through August 15, 2008, computed using a discount rate equal to the Treasury Rate plus 50 basis points; over
(b) the principal amount of such Note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

    "TREASURY RATE" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to August 15, 2008; provided, however, that if the period from such Redemption Date to August 15, 2008 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to August 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    OPTIONAL REDEMPTION UPON EQUITY OFFERINGS. At any time, or from time to time, on or prior to August 15, 2004, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the Notes issued under the Indenture at a redemption price of 108.75% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

        (1) at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption; and

        (2) the Company makes such redemption not more than 60 days after the consummation of any such Equity Offering.

    "Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act or a private placement of Qualified Capital Stock of the Company generating gross proceeds of at least $25.0 million.

SELECTION AND NOTICE OF REDEMPTION

    In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

        (1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

        (2) on a PRO RATA basis, by lot or by such method as the Trustee shall deem fair and appropriate.

    No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a PRO RATA basis or on as nearly a PRO RATA basis as is practicable (subject to DTC

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procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

    Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

    If a Change of Control Offer is made, we cannot assure you that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, we cannot assure you that the Company would be able to obtain such financing.

    Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Subsidiaries to incur additional Indebtedness, to grant liens on its property and to make Restricted Payments may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and we cannot assure you that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

    The Indenture will contain, among others, the following covenants; provided that the Indenture will provide that the "Limitation on Liens," "Limitation on Restricted Payments," "Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries," "Limitation on Preferred Stock of Subsidiaries," "Limitation of Guarantees by Subsidiaries," "Conduct of Business" and "Limitations on Transactions with Affiliates" covenants will not be applicable in the event, and only for so long as, the Notes are rated Investment Grade and no Default or Event of Default has occurred and is continuing.

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (including, without limitation, Acquired Indebtedness) other than Permitted Indebtedness.

    Notwithstanding the forgoing, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof:

    - the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 1.50 to 1.0;

    - the ratio of the aggregate amount of Indebtedness outstanding on a consolidated basis to our Consolidated Net Worth is less than 5.0 to 1.0; and

    - the ratio of the aggregate amount of Senior Recourse Indebtedness outstanding on a consolidated basis to the sum of: (1) our Consolidated Net Worth; and (2) the aggregate amount of the Subordinated Indebtedness outstanding on a consolidated basis is less than 2.75 to 1.0; provided, however, that the aggregate principal amount of such Subordinated Indebtedness is not in excess of our Consolidated Net Worth.

    Notwithstanding the foregoing, the Company will not permit TriNet Corporate Realty Trust, Inc. ("TriNet") or any of its Subsidiaries to incur Indebtedness (as defined in the indenture governing TriNet's outstanding publicly-held debt securities on the Issue Date) if, immediately after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of TriNet and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 55% of the sum of (without duplication): (1) the Total Assets (as defined in the indenture governing TriNet's outstanding publicly-held debt securities on the Issue Date) of TriNet and its Subsidiaries as of the end of the calendar quarter covered in TriNet's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness; and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by TriNet or any Subsidiary of TriNet since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness. The above limitation shall terminate immediately upon TriNet ceasing to exist as a Subsidiary of the Company as a result of a merger or consolidation of

TriNet with the Company or the sale, transfer, disposition or distribution of all or substantially all of TriNet's assets to the Company.

    LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly:

        (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock;

        (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock; or

        (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes if at the time of such action (each, a "Restricted Payment") or immediately after giving effect thereto,

     (i) a Default or an Event of Default shall have occurred and be continuing; or

    (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

    (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

           (w) 95% of the cumulative Consolidated Adjusted Earnings (or if cumulative Consolidated Adjusted Earnings shall be a loss, minus 100% of such loss) of the Company earned subsequent to June 30, 2001 and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

           (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus

           (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (iii)(x) and (y), any net cash proceeds from an Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under "Redemption--Optional Redemption Upon Equity Offerings").

    The foregoing provisions do not prohibit:

    (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

    (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of

Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

    (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

    (4) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company from employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $500,000 in any calendar year;

    (5) the declaration or payment by the Company of any dividend or distribution that is necessary to maintain its status as a REIT under the Code if:

        (a) the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0; and

        (b) no Default or Event of Default shall have occurred and be continuing;

    (6)  the payment of any dividend on Preferred Stock of the Company; and

    (7)  Restricted Payments in an amount not to exceed $75.0 million.

    In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2) (ii), 3 (ii) (a), (4),
(5) and (7) shall be included in such calculation.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to:

        (1) pay dividends or make any other distributions on or in respect of its Capital Stock;

        (2) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Subsidiary of the Company; or

        (3) transfer any of its property or assets to the Company or any other Subsidiary of the Company,

except for such encumbrances or restrictions existing under or by reason of:

           (a)  applicable law;

           (b)  the Indenture;

           (c) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Subsidiary of the Company;

           (d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

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           (e)  agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

           (f) provisions of any agreement governing Indebtedness incurred in accordance with the Indenture that impose such encumbrances or restrictions upon the occurrence of a default or failure to meet financial covenants or conditions under the agreement;

           (g) restrictions on the transfer of assets (other than cash) held in a Subsidiary of the Company imposed under any agreement governing Indebtedness incurred in accordance with the Indenture;

           (h) provisions of any agreement governing Indebtedness incurred in accordance with the Indenture that require a Subsidiary to service its debt obligations before making dividends, distributions or advancements in respect of its Capital Stock;

           (i) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d) or (e) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are not materially less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d) or (e).

    LIMITATION ON PREFERRED STOCK OF SUBSIDIARIES. The Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Subsidiary of the Company) to own any Preferred Stock of any Subsidiary of the Company, other than Preferred Stock outstanding on the Issue Date of Subsidiaries formed to facilitate maintaining the Company's REIT status.

    LIMITATION ON LIENS. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind on the assets of the Company securing Indebtedness of the Company unless:

        (1) in the case of Liens securing Indebtedness of the Company that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

        (2) in all other cases, the Notes are equally and ratably secured except for:

           (a) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

           (b)  Liens securing the Notes;

           (c) Liens securing Refinancing Indebtedness that is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under the Indenture and that has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company not securing the Indebtedness so Refinanced; and

           (d)  Permitted Liens.

    MAINTENANCE OF TOTAL UNENCUMBERED ASSETS. The Company and its Subsidiaries will maintain Total Unencumbered Assets of not less than 125% of the aggregate outstanding

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principal amount of the Unsecured Indebtedness of the Company and its
Subsidiaries, in each case on a consolidated basis.

    MERGER, CONSOLIDATION AND SALE OF ASSETS. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

        (1)  either:

           (a)  the Company shall be the surviving or continuing corporation; or

           (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Subsidiaries substantially as an entirety (the "Surviving Entity"):

                 (i) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

                (ii) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

        (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be: (a) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "--Limitation on Incurrence of Additional Indebtedness" covenant; provided, however, that this clause (2) shall not apply in the event of a transaction between the Company and TriNet;

        (3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

        (4) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Capital Stock of which constitutes all or

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substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

    LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than: (1) Affiliate Transactions permitted as described below; and (2) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Subsidiary.

    All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5.0 million shall be approved by the Board of Directors of the Company or such Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, the Company or such Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

    The restrictions set forth in the first paragraph of this covenant shall not apply to:

        (1) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

        (2) transactions exclusively between or among the Company and any of its Subsidiaries or exclusively between or among such Subsidiaries in the ordinary course of business, provided such transactions are not otherwise prohibited by the Indenture;

        (3) transactions between the Company or one of its Subsidiaries and any Person in which the Company or one of its Subsidiaries has made an Investment in the ordinary course of the Company's real estate lending business and such Person is an Affiliate solely because of such Investment;

        (4) transactions between the Company or one of its Subsidiaries and any Person in which the Company or one of its Subsidiaries holds an interest as a joint venture partner and such Person is an Affiliate solely because of such interest;

        (5) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any

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    replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; and

        (6)  Restricted Payments permitted by the Indenture.

    LIMITATION OF GUARANTEES BY SUBSIDIARIES. The Company will not permit any of its Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company, unless, in any such case:

        (1) such Subsidiary executes and delivers a supplemental indenture to the Indenture, providing a guarantee of payment of the Notes by such Subsidiary; and

        (2) if such assumption, guarantee or other liability of such Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee pursuant to subordination provisions no less favorable to the Holders of the Notes than those contained in the Indenture.

    Notwithstanding the foregoing, any such Guarantee by a Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

        (1) the unconditional release of such Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph; or

        (2) any sale or other disposition (by merger or otherwise) to any Person that is not a Subsidiary of the Company of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Subsidiary; provided that: (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture; and (b) such assumption, guarantee or other liability of such Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

    CONDUCT OF BUSINESS. The Company and its Subsidiaries will engage primarily in the financing and real-estate related businesses contemplated by
Article III(b) of the Company's Amended and Restated Charter as in effect on the Issue Date and other activities related to or arising out of those activities.

    REPORTS TO HOLDERS. Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish the Holders of Notes:

        (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company's certified independent accounts; and

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        (2)  all current reports that would be required to be filed with the
    Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

    In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

    The following events are defined in the Indenture as "Events of Default":

        (1) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

        (2) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer);

        (3) a default in the observance or performance of any other covenant or agreement contained in the Indenture and such default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

        (4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $20.0 million or more at any time;

        (5) one or more judgments in an aggregate amount in excess of $20.0 million shall have been rendered against the Company or any of its Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable (other than any judgments as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such judgments in writing); or

        (6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

    If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee

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specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

    If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

    The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

        (1)  if the rescission would not conflict with any judgment or decree;

        (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

        (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

        (4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

        (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

    Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that

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the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

        (1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

        (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

        (3) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

        (4)  the Legal Defeasance provisions of the Indenture.

    In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

        (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

        (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

           (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

           (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

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        (5)  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

        (6) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

        (7) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

        (8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

        (9)  certain other customary conditions precedent are satisfied.

    Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due an payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

        (1)  either:

           (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

           (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

        (2) the Company has paid all other sums payable under the Indenture by the Company; and

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        (3)  the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

    From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

        (1) reduce the amount of Notes whose Holders must consent to an amendment;

        (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

        (3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

        (4) make any Notes payable in money other than that stated in the Notes;

        (5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

        (6) after the Company's obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto; or

        (7) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes in a manner which adversely affects the Holders.

GOVERNING LAW

    The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

    The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

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    The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

    "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

    "ASSET ACQUISITION" means: (1) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or any Subsidiary of the Company, or shall be merged with or into the Company or any Subsidiary of the Company; or
(2) the acquisition by the Company or any Subsidiary of the Company of the assets of any Person (other than a Subsidiary of the Company) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

    "ASSET SALE" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by us or any of our Subsidiaries (including any sale and leaseback transaction) to any Person other than us or our Wholly Owned Subsidiaries of:

        (1)  any Capital Stock of any of our Subsidiaries; or

        (2) any of our or our Subsidiaries' other property or assets other than sales of loan-related assets made in the ordinary course of the Company's real estate lending business and other asset sales made in the ordinary course of the Company's business.

    "BOARD OF DIRECTORS" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

    "BOARD RESOLUTION" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

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    "CAPITALIZED LEASE OBLIGATION" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "CAPITAL STOCK" means:

        (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

        (2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

    "CASH EQUIVALENTS" means:

        (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

        (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

        (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

        (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

        (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

        (6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through
    (5) above.

    "CHANGE OF CONTROL" means the occurrence of one or more of the following events:

        (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of
    Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than to the Permitted Holders;

        (2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

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        (3)  any Person or Group (other than the Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; provided, however, that no Change of Control shall be deemed to have occurred as a result of the sale or transfer by the Permitted Holders of shares of Capital Stock of the Company representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company to a Person or Group, whether in one transaction or a series of related transactions, that has an investment grade senior unsecured credit rating from both of Moody's and S&P and the Company's senior unsecured ratings from Moody's and S&P are the same or better immediately following such sale or transfer as before such sale or transfer; or

        (4) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

    "COMMON STOCK" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

    "CONSOLIDATED ADJUSTED EARNINGS" with respect to any Person, for any period, means the Consolidated Net Income, less dividend payments on Preferred Stock, plus depreciation and amortization (including the Company's share of joint venture depreciation and amortization).

    "CONSOLIDATED EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

        (1)  Consolidated Net Income; and

        (2)  to the extent Consolidated Net Income has been reduced thereby:

           (a) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Company's assets);

           (b)  Consolidated Interest Expense; and

           (c)  depreciation and amortization;

    all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

    "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated

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EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

        (1) the incurrence or repayment of any Indebtedness of such Person or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

        (2) any asset sales or other dispositions or any asset originations, asset purchases, Investments and Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are originated or purchased, the Investments that are made and the assets that are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or asset origination, asset purchase, Investment or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

    "CONSOLIDATED FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of:

        (1)  Consolidated Interest Expense; plus

        (2) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the sum of, without duplication:

        (1) the aggregate of the interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

        (2) to the extent not already included in clause (1), the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries before the payment of dividends on Preferred Stock for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

        (1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto (including gains and losses from the sale of corporate tenant lease assets);

        (2) after-tax items classified as extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Company's assets;

        (3) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Subsidiary of the referent Person;

        (4) the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise, except for such restrictions permitted by clauses (f), (g) and (h) of the "Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant, whether such permitted restrictions exist on the Issue Date or are created thereafter;

        (5) the net income or loss of any other Person, other than a Consolidated Subsidiary of the referent Person, except:

           (a) to the extent (in the case of net income) of cash dividends or distributions paid to the referent Person, or to a Wholly Owned Subsidiary of the referent Person (other than a Subsidiary described in clause (4) above), by such other Person; or

           (b) that the referent Person's share of any net income or loss of such other Person under the equity method of accounting for Affiliates shall not be excluded;

        (6) any restoration to income of any contingency reserve of an extraordinary, nonrecurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

        (7) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

        (8) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

    "CONSOLIDATED NET WORTH" of any Person means the consolidated stockholders' equity of such Person, as of the end of the last completed fiscal quarter ending on or prior to the date of the transaction giving rise to the need to calculate Consolidated Net Worth determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person and interests in such Person's Consolidated Subsidiaries not owned, directly or indirectly, by such Person.

    "CONSOLIDATED SUBSIDIARY" means, with respect to any Person, a Subsidiary of such Person, the financial statements of which are consolidated with the financial statements of such Person in accordance with GAAP.

    "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Subsidiary of the Company against fluctuations in currency values.

    "DEFAULT" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

    "DISQUALIFIED CAPITAL STOCK" means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

    "EXISTING CREDIT AGREEMENTS" mean: (1) the Credit Agreement dated as of
July 26, 2001, between the Company, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as agent; (2) the Amended and Restated Credit Agreement dated as of December 28, 2000 between SFI II, Inc. and Greenwich Capital Markets, Inc., as lender; (3) the credit facility between Deutsche Bank AG, New York Branch, and iStar DB Seller LLC, dated as of January 11, 2001; and (4) the credit facility, dated as of August 12, 1998, between Lehman Brothers Holdings, Inc. and SFT Whole Loan A, Inc., in each case, together with the related documents thereto (including, without limitation, any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above) or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

    "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

    "GUARANTOR" means: each of the Company's Subsidiaries that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

    "INDEBTEDNESS" means with respect to any Person, without duplication:

        (1)  all Obligations of such Person for borrowed money;

        (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

        (3)  all Capitalized Lease Obligations of such Person;

        (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

        (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

        (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

        (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) above which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured;

        (8) all Obligations under currency agreements and interest swap agreements of such Person; and

        (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

    For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

    "INDEPENDENT FINANCIAL ADVISOR" means a firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

    "INTEREST SWAP OBLIGATIONS" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

    "INVESTMENT" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee), or corporate tenant lease to or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences or Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by us and our Subsidiaries on commercially reasonable terms in accordance with our or our Subsidiaries' normal trade practices, as the case may be.

    "INVESTMENT GRADE" means a rating of the Notes by both S&P and Moody's, each such rating being one of such agency's four highest generic rating categories that signifies investment grade (i.e. BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody's); provided, in each case, such ratings are publicly available; provided, further, that in the event Moody's or S&P is no longer in existence for purposes of determining whether the Notes are rated "Investment Grade," such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company, notice of which shall be given to the Trustee.

    "ISSUE DATE" means August 16, 2001.

    "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

    "NON-RECOURSE INDEBTEDNESS" means any of our or any of our Subsidiaries' Indebtedness that is:

        (1) specifically advanced to finance the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to the Company or any of its Subsidiaries (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes);

        (2) advanced to any of our Subsidiaries or group of our Subsidiaries formed for the sole purpose of acquiring or holding investment assets against, which a loan is obtained that is made without recourse to, and with no cross-collateralization against our or any of the Company's Subsidiaries' other assets (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes) and upon complete or partial liquidation of which the loan must be correspondingly completely or partially repaid, as the case may be; or

        (3) specifically advanced to finance the acquisition of real property and secured by only the real property to which such Indebtedness relates without recourse to the Company or any of its Subsidiaries (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes).

    "OBLIGATIONS" means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PERMITTED HOLDER(S)" means Starwood Mezzanine Investors, L.P., SOFI-IV SMT Holdings, L.L.C., Starwood Capital Group, L.L.C. and each of their respective Affiliates.

    "PERMITTED INDEBTEDNESS" means, without duplication, each of the following:

        (1)  Indebtedness under the Notes issued in this offering;

        (2) Indebtedness incurred pursuant to the Existing Credit Agreements in an aggregate principal amount at any time outstanding not to exceed the maximum amount available under each Existing Credit Facility as in effect on the Issue Date reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder;

        (3) other Indebtedness of the Company and its Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

        (4) Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Subsidiaries and Interest Swap Obligations of any Subsidiary of the Company covering Indebtedness of such Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

        (5) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

        (6) Indebtedness of a Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Subsidiary of the Company;

        (7) Indebtedness of the Company to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Subsidiary of the Company, in each case subject to no Lien; provided that:
    (a) any Indebtedness of the Company to any Wholly Owned Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes; and (b) if as of any date any Person other than a Wholly Owned Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

        (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts)

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    drawn against insufficient funds in the ordinary course of business;
    provided, however, that such Indebtedness is extinguished within two business days of incurrence;

        (9) Indebtedness of the Company or any of its Subsidiaries represented by letters of credit for the account of the Company or such Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

        (10)  Refinancing Indebtedness; and

        (11) additional Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed $15.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Existing Credit Agreements).

    For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above or is entitled to be incurred pursuant to the second paragraph of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitations on Incurrence of Additional Indebtedness" covenant.

    "PERMITTED LIENS" means the following types of Liens:

        (1) Liens for taxes, assessments or governmental charges or claims either: (a) not delinquent; or (b) contested in good faith by appropriate proceedings and as to which the Company or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

        (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

        (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

        (4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

        (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

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        (6)  any interest or title of a lessor under any Capitalized Lease
    Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

        (7) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

        (8) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

        (9) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;

        (10) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture; and

        (11)  Liens securing Indebtedness under Currency Agreements.

    "PERSON" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

    "PREFERRED STOCK" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Capital Stock.

    "REFINANCE" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

    "REFINANCING INDEBTEDNESS" means any Refinancing by the Company or any Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clauses (2), (4), (5), (6), (7), (8), (9) or (11) of the definition of Permitted Indebtedness), in each case that does not:

        (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

        (2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (i) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company, and (ii) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

    "REIT" means Real Estate Investment Trust.

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    "SECURED INDEBTEDNESS" means any Indebtedness secured by a Lien upon the property of the Company or any of its Subsidiaries.

    "SENIOR RECOURSE INDEBTEDNESS" means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness that is Non-Recourse Indebtedness and other than Subordinated Indebtedness).

    "SIGNIFICANT SUBSIDIARY," with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

    "SUBORDINATED INDEBTEDNESS" means all of our and our Subsidiaries' Indebtedness that expressly provides that such Indebtedness shall be subordinated in right of payment to any other Indebtedness and matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or after the final maturity date of the Notes.

    "SUBSIDIARY," with respect to any Person, means:

        (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

        (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

    "TOTAL UNENCUMBERED ASSETS" as of any date means the sum of:

        (1) those Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness; and

        (2) all other assets (but excluding intangibles and accounts receivable) of the Company and its Subsidiaries not securing any portion of Secured Indebtedness determined on a consolidated basis in accordance with GAAP.

    "UNDEPRECIATED REAL ESTATE ASSETS" means, as of any date, the cost (being the original cost to the Company or any of Subsidiaries plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in accordance with GAAP.

    "UNSECURED INDEBTEDNESS" means any Indebtedness of the Company or any of its Subsidiaries that is not Secured Indebtedness.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the then outstanding aggregate principal amount of such Indebtedness into; (2) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

    "WHOLLY OWNED SUBSIDIARY" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

                        FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a summary of certain United States federal income tax consequences expected to result from the purchase, ownership and disposition of the Notes by holders who acquire the Notes on original issue for cash and who hold the Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. This summary is based upon current provisions of the Code, applicable Treasury regulations, judicial authority and administrative rulings and practice, any of which may be altered with retroactive effect thereby changing the Federal income tax consequences discussed below. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought.

    The United States federal income tax treatment of a holder of Notes may vary depending upon such holders particular situation. Certain holders (including, but not limited to, certain financial institutions, partnerships or other passthrough entities, insurance companies, broker-dealers, expatriates and persons holding the Notes as part of a "straddle," "hedge" or "conversion transaction") may be subject to special rules not discussed below.

    PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

    As used herein, the term "U.S. Holder" means a beneficial owner of Notes that is for United States federal income tax purposes:

    - a citizen or resident of the United States;

    - a corporation created or organized in or under the laws of the United States or of any political subdivision thereof;

    - an estate whose income is subject to United States federal income tax regardless of its source;

    - a trust, if both: (1) a court within the United States is able to exercise primary supervision over the administration of the trust; and (2) one or more United States persons have the authority to control all substantial decisions of the trust; or

    - certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons.

    As used herein, the term "Non-U.S. Holder" means a beneficial owner of Notes that is, for United States federal tax purposes, either a nonresident alien or a corporation, estate or trust that is not a U.S. Holder.

U.S. HOLDERS

    PAYMENTS OF INTEREST. In general, interest on a Note will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received, in accordance with the U.S. Holder's regular method of accounting for United States federal income tax purposes.

    SALE, RETIREMENT OR OTHER TAXABLE DISPOSITION. In general, a U.S. Holder of a Note will recognize gain or loss upon the sale, retirement or other taxable disposition of such Note in an amount equal to the difference between:

    - the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued interest not previously taken into income, which generally will be taxable to a U.S. Holder as ordinary income); and

    - the U.S. Holder's adjusted tax basis in such Note.

    A U.S. Holder's tax basis in a Note generally will be equal to the price paid for such Note. Capital gain recognized by a non-corporate U.S. Holder from the sale of a capital asset that has been held for more than 12 months generally will be subject to tax at a rate not to exceed 20%, whereas capital gain recognized by a non-corporate U.S. Holder from the sale of a capital asset held for 12 months or less generally will be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate U.S. Holder will be subject to tax at the ordinary income tax rates applicable to corporations regardless of the corporation's holding period.

NON-U.S. HOLDERS

    A Non-U.S. Holder will not be subject to United States federal income or withholding tax on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note if such payments are not effectively connected with the conduct of a U.S. trade or business, unless such Non-U.S. Holder owns directly, or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote or is a controlled foreign corporation related to us, in which case such interest will be subject to a 30% withholding tax (unless reduced or eliminated by an applicable treaty). To qualify for the exemption from taxation (or the elimination or reduction of the applicable withholding tax under a treaty), the last United States payor in the chain of payment prior to payment to a Non-U.S. Holder (the "Withholding Agent") must have received, before payment, a statement that:

    - is signed by the Non-U.S. Holder under penalties of perjury;

    - certifies that the Non-U.S. Holder is not a U.S. Holder; and

    - provides the name and address of the Non-U.S. Holder.

    The statement may be made on an IRS Form W-8BEN or a substantially similar form, and the Non-U.S. Holder must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the beneficial owner of the Note must provide the above statement to such organization or institution and the organization or institution must provide to the Withholding Agent a certificate stating that such organization or institution has been provided with a valid IRS Form W-8BEN (or substantially similar form).

    In addition, a Non-U.S. Holder generally will not be subject to Federal income or withholding tax on any amount which constitutes gain upon retirement or disposition of a Note, unless the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or, in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. Certain other exceptions may be applicable, and a Non-U.S. Holder should consult its tax advisor in this regard.

    If interest and other payments received by a Non-U.S. Holder with respect to the Notes (including proceeds from a sale, retirement or other disposition of the Notes) are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or the Non-U.S. Holder is otherwise subject to United States federal income taxation on a net basis with respect to such holder's ownership of the Notes), such Non-U.S. Holder will generally be subject to the rules described above for a U.S. Holder (subject to any modification provided under an applicable income tax treaty). Such Non-U.S. Holder may also be subject to the "branch profits tax" if such holder is a corporation.

    A Note will not be includable in the estate of a Non-U.S. Holder who is an individual unless the individual owns directly, or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote or, at the time of such individual's death, payments in respect of the Note would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

    Certain non-corporate U.S. Holders may be subject to backup withholding on payments of principal and interest on, and the proceeds of the disposition of, the Notes, if the U.S. Holder:

    - fails to furnish on a properly completed IRS Form W-9 (or substantially similar form) its taxpayer identification number ("TIN"), which, for an individual, would be his or her Social Security number;

    - furnishes an incorrect TIN;

    - is notified by the IRS that it has failed to report payments of interest or dividends; or

    - under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments.

    In addition, such payments of principal, interest and disposition proceeds to U.S. Holders will generally be subject to information reporting. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

    We must report annually to the IRS and to each Non-U.S. Holder any interest on the Notes that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the "portfolio interest" exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

    Backup withholding and other information reporting generally will not apply to payments of interest made to a Non-U.S. Holder of a Note who provides a properly completed IRS Form W-8BEN (or a substantially similar form) or otherwise establishes an exemption from backup withholding. Payments of principal or the proceeds of a disposition of the Notes by or through a United States office of a broker generally will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies its status as a Non-U.S. Holder under penalties of perjury (and certain other conditions are met) or otherwise establishes an exemption. Payments of principal or the proceeds of a disposition of the Notes by or through a foreign office of a United States broker or foreign broker with certain relationships to the United States generally will be subject to information reporting (but not backup withholding) unless the broker has documentary evidence in its records that the holder is not a U.S. person and certain other conditions are met or the holder otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's Federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the underwriting agreement among the Underwriters, the Underwriters named below have agreed to purchase from us, severally and not jointly, the following respective principal amounts of Notes offered by this prospectus supplement at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

                                                            PRINCIPAL AMOUNT OF
UNDERWRITER                                                        NOTES
-----------                                                 -------------------
Deutsche Banc Alex. Brown Inc.............................     $175,000,000
Bear, Stearns & Co. Inc...................................      122,500,000
Fleet Securities, Inc.....................................       26,250,000
UBS Warburg LLC...........................................       26,250,000
                                                               ------------
    Total.................................................     $350,000,000
                                                               ============

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent.

    We have been advised by the Underwriters that the Underwriters propose to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.25% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.10% of the principal amount of the Notes to certain other dealers. After commencement of the offering, the offering price and other selling terms may be changed by the Underwriters.

    The Notes are not listed on any securities exchange. The Underwriters have advised us that they will act as market-makers for the Notes. However, the Underwriters are not obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

    We have agreed to indemnify the Underwriters and certain controlling persons against certain liabilities, including liabilities under the Securities Act.

    The Underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Notes at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. A stabilizing bid is a bid for the purchase of Notes on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Notes. A syndicate covering transaction is the bid for or the purchase of Notes on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A penalty bid is an arrangement permitting the Underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member. The Underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

    The Underwriters have advised us that they do not intend to confirm sales to any account over which any of them exercises discretionary authority.

    The Underwriters and their predecessors and affiliates have from time to time provided, and expect to continue to provide, financial and advisory services to us for customary fees. Affiliates of each of the Underwriters are also lenders to us. An affiliate of Deutsche Banc Alex. Brown Inc. is a lender under one of the credit facilities that is being partially repaid from the proceeds of this offering and will receive a substantial portion of the net proceeds.

    It is expected that delivery of the Notes will be made against payment therefor on or about August 16, 2001, which is the fifth business day following the date of this prospectus supplement. We refer to this settlement cycle as "T+5." Purchasers of Notes should be aware that the ability to settle secondary market trades of the Notes effected on the date of pricing and the succeeding business days may be affected by the T+5 settlement.

                                 LEGAL MATTERS

    The legality of the Notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Clifford Chance Rogers & Wells LLP, New York, New York, and for the Underwriters by Cahill Gordon & Reindel, New York, New York. Clifford Chance Rogers & Wells LLP will rely upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP with respect to matters of Maryland law.

                                    EXPERTS

    The financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, included in this prospectus supplement, have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             FINANCIAL INFORMATION

INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
UNAUDITED QUARTERLY FINANCIAL STATEMENTS:

Consolidated Balance Sheets of the Company as of June 30,
  2001 and December 31, 2000................................     F-2

Consolidated Statements of Operations of the Company for the
  three months and six months ended June 30, 2001 and
  2000......................................................     F-3

Consolidated Statement of Changes in Shareholders' Equity of
  the Company for the six months ended June 30, 2001........     F-4

Consolidated Statements of Cash Flows of the Company for the
  three months and six months ended June 30, 2001 and
  2000......................................................     F-5

Notes to Consolidated Financial Statements of the Company...     F-6

AUDITED ANNUAL FINANCIAL STATEMENTS:

Report of Independent Accountants...........................    F-31

Consolidated Balance Sheets of the Company as of December
  31, 2000 and December 31, 1999............................    F-32

Consolidated Statements of Operations of the Company for the
  years ended December 31, 2000, 1999 and 1998..............    F-33

Consolidated Statements of Changes in Shareholders' Equity
  of the Company for the years ended December 31, 2000, 1999
  and 1998..................................................    F-34

Consolidated Statements of Cash Flows of the Company for the
  years ended December 31, 2000, 1999 and 1998..............    F-35

Notes to Consolidated Financial Statements of Company.......    F-36

                              ISTAR FINANCIAL INC.

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                AS OF         AS OF
                                                               JUNE 30,    DECEMBER 31,
                                                                 2001          2000
                                                              ----------   ------------
                                        ASSETS
Loans and other lending investments, net....................  $2,252,255    $2,225,183
Real estate subject to operating leases, net................   1,634,524     1,670,169
Cash and cash equivalents...................................      26,301        22,752
Restricted cash.............................................      27,800        20,441
Marketable securities.......................................          41            41
Accrued interest and operating lease income receivable......      17,353        20,167
Deferred operating lease income receivable..................      15,220        10,236
Deferred expenses and other assets..........................      77,135        62,224
Investment in iStar Operating...............................       2,721         3,562
                                                              ----------    ----------
  Total assets..............................................  $4,053,350    $4,034,775
                                                              ==========    ==========

                         LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities....  $   61,320    $   52,038
Dividends payable...........................................       5,225        56,661
Debt obligations............................................   2,153,031     2,131,967
                                                              ----------    ----------
  Total liabilities.........................................   2,219,576     2,240,666
                                                              ----------    ----------
Commitments and contingencies...............................          --            --
Minority interest in consolidated entities..................       2,649         6,224
Shareholders' equity:
Series A Preferred Stock, $0.001 par value, liquidation
  preference $50.00 per share, 4,400 shares issued and
  outstanding at June 30, 2001 and December 31, 2000,
  respectively..............................................           4             4
Series B Preferred Stock, $0.001 par value, liquidation
  preference $25.00 per share, 2,000 shares issued and
  outstanding at June 30, 2001 and December 31, 2000,
  respectively..............................................           2             2
Series C Preferred Stock, $0.001 par value, liquidation
  preference $25.00 per share, 1,300 shares issued and
  outstanding at June 30, 2001 and December 31, 2000,
  respectively..............................................           1             1
Series D Preferred Stock, $0.001 par value, liquidation
  preference $25.00 per share, 4,000 shares issued and
  outstanding at June 30, 2001 and December 31, 2000,
  respectively..............................................           4             4
Common Stock, $0.001 par value, 200,000 shares authorized,
  86,288 and 85,726 shares issued and outstanding at June
  30, 2001 and December 31, 2000, respectively..............          86            85
Warrants and options........................................      20,953        16,943
Additional paid in capital..................................   1,977,645     1,966,396
Retained earnings (deficit).................................    (112,290)     (154,789)
Accumulated other comprehensive income (losses) (See Note
  12).......................................................     (14,539)          (20)
Treasury stock (at cost)....................................     (40,741)      (40,741)
                                                              ----------    ----------
  Total shareholders' equity................................   1,831,125     1,787,885
                                                              ----------    ----------
  Total liabilities and shareholders' equity................  $4,053,350    $4,034,775
                                                              ==========    ==========

    The accompanying notes are an integral part of the financial statements.

                              ISTAR FINANCIAL INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                          FOR THE                 FOR THE
                                                    THREE MONTHS ENDED       SIX MONTHS ENDED
                                                         JUNE 30,                JUNE 30,
                                                   ---------------------   ---------------------
                                                     2001        2000        2001        2000
                                                   ---------   ---------   ---------   ---------
REVENUE:
  Interest income................................  $ 63,903    $ 66,864    $130,816    $126,947
  Operating lease income.........................    49,244      47,223      98,767      93,495
  Other income...................................     7,678       3,827      13,861       8,360
                                                   --------    --------    --------    --------
    Total revenue................................   120,825     117,914     243,444     228,802
                                                   --------    --------    --------    --------

COSTS AND EXPENSES:
  Interest expense...............................    41,368      42,770      87,728      80,559
  Operating costs-corporate tenant lease
    assets.......................................     3,274       2,959       6,510       6,284
  Depreciation and amortization..................     8,778       8,862      17,586      17,871
  General and administrative.....................     6,498       7,808      12,600      14,711
  Provision for possible credit losses...........     1,750       1,500       3,500       3,000
  Stock-based compensation expense...............     1,200         586       2,060       1,134
                                                   --------    --------    --------    --------
    Total costs and expenses.....................    62,868      64,485     129,984     123,559
                                                   --------    --------    --------    --------
Net income before minority interest, gain on sale
  of corporate tenant lease assets, extraordinary
  loss and cumulative effect of change in
  accounting principle...........................    57,957      53,429     113,460     105,243
Minority interest in consolidated entities.......       (41)        (41)       (136)        (82)
Gain on sale of corporate tenant lease assets....     1,044         441       1,599         974
                                                   --------    --------    --------    --------
Net income before extraordinary loss and
  cumulative effect of change in accounting
  principle......................................    58,960      53,829     114,923     106,135
Extraordinary loss on early extinguishment of
  debt...........................................        --          --      (1,037)       (317)
Cumulative effect of change in accounting
  principle
  (See Note 3)...................................        --          --        (282)         --
                                                   --------    --------    --------    --------
Net income.......................................    58,960      53,829     113,604     105,818
Preferred dividend requirements..................    (9,227)     (9,227)    (18,454)    (18,454)
                                                   --------    --------    --------    --------
Net income allocable to common shareholders......  $ 49,733    $ 44,602    $ 95,150    $ 87,364
                                                   ========    ========    ========    ========
Basic earnings per common share..................  $   0.58    $   0.52    $   1.11    $   1.03
                                                   ========    ========    ========    ========
Diluted earnings per common share................  $   0.56    $   0.52    $   1.09    $   1.02
                                                   ========    ========    ========    ========

    The accompanying notes are an integral part of the financial statements.

                              ISTAR FINANCIAL INC.

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                     FOR THE SIX MONTHS ENDED JUNE 30, 2001

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                     SERIES A    SERIES B    SERIES C    SERIES D     COMMON     WARRANTS    ADDITIONAL   RETAINED
                                     PREFERRED   PREFERRED   PREFERRED   PREFERRED     STOCK        AND       PAID-IN      EARNING
                                       STOCK       STOCK       STOCK       STOCK      AT PAR      OPTIONS     CAPITAL     (DEFICIT)
                                     ---------   ---------   ---------   ---------   ---------   ---------   ----------   ---------
Balance at December 31, 2000.......    $  4        $  2        $  1        $  4        $ 85       $16,943    $1,966,396   $(154,789)
Exercise of options................      --          --          --          --           1            --         8,428          --
Dividends declared-preferred
  stock............................      --          --          --          --          --            --           166     (18,454)
Dividends declared-common stock....      --          --          --          --          --            --            --     (52,651)
Restricted stock units issued to
  employees in lieu of cash
  bonuses..........................      --          --          --          --          --            --         1,478          --
Restricted stock units granted to
  employees........................      --          --          --          --          --            --         1,021          --
Options granted to employees.......      --          --          --          --          --         4,010            --          --
Issuance of stock under DRIP plan..      --          --          --          --          --            --           156          --
Cumulative effect of change in
  accounting principle.............      --          --          --          --          --            --            --          --
Change in accumulated other
  comprehensive income.............      --          --          --          --          --            --            --          --
Net income for the period..........      --          --          --          --          --            --            --     113,604
                                       ----        ----        ----        ----        ----       -------    ----------   ---------
Balance at June 30, 2001...........    $  4        $  2        $  1        $  4        $ 86       $20,953    $1,977,645   $(112,290)
                                       ====        ====        ====        ====        ====       =======    ==========   =========

                                       ACCUMULATED
                                          OTHER
                                      COMPREHENSIVE    TREASURY      TOTAL
                                         INCOME          STOCK       EQUITY
                                     ---------------   ---------   ----------
Balance at December 31, 2000.......     $    (20)      $(40,741)   $1,787,885
Exercise of options................           --             --         8,429
Dividends declared-preferred
  stock............................           --             --       (18,288)
Dividends declared-common stock....           --             --       (52,651)
Restricted stock units issued to
  employees in lieu of cash
  bonuses..........................           --             --         1,478
Restricted stock units granted to
  employees........................           --             --         1,021
Options granted to employees.......           --             --         4,010
Issuance of stock under DRIP plan..           --             --           156
Cumulative effect of change in
  accounting principle.............       (9,445)            --        (9,445)
Change in accumulated other
  comprehensive income.............       (5,074)            --        (5,074)
Net income for the period..........           --             --       113,604
                                        --------       --------    ----------
Balance at June 30, 2001...........     $(14,539)      $(40,741)   $1,831,125
                                        ========       ========    ==========

    The accompanying notes are an integral part of the financial statements.

                              ISTAR FINANCIAL INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                     FOR THE                 FOR THE
                                                               THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                    JUNE 30,                JUNE 30,
                                                              ---------------------   ---------------------
                                                                2001        2000*       2001        2000*
                                                              ---------   ---------   ---------   ---------
Cash flows from operating activities:
Net income..................................................  $  58,960   $  53,829   $ 113,604   $ 105,818
Adjustments to reconcile net income to cash flows provided
  by operating activities:
  Minority interest.........................................         41          41         136          82
  Non-cash expense for options issued.......................      1,200         586       2,060       1,134
  Depreciation and amortization.............................     13,488      11,846      27,797      22,980
  Amortization of discounts/premiums, deferred interest and
    costs on lending investments............................    (14,429)     (4,683)    (19,301)    (11,750)
  Equity in earnings of unconsolidated joint ventures and
    subsidiaries............................................       (887)     (2,087)     (3,689)     (2,411)
  Distributions from operating joint ventures...............      1,818       1,426       2,916       2,378
  Deferred operating lease income adjustments...............     (2,407)     (2,249)     (4,983)     (4,531)
  Realized (gains) losses on sales of securities............         --          --          --         229
  Gain on sale of corporate tenant lease assets.............     (1,044)       (441)     (1,599)       (974)
  Extraordinary loss on early extinguishment of debt........         --          --       1,037         317
  Cumulative effect of change in accounting principle.......         --          --         282          --
  Provision for possible credit losses......................      1,750       1,500       3,500       3,000
  Changes in assets and liabilities:
    (Increase) decrease in accrued interest and operating
      lease income receivable...............................      1,786        (768)      3,152      (2,181)
    Increase in deferred expenses and other assets..........     (5,384)     (6,526)     (6,230)     (9,967)
    Increase (decrease) in accounts payable, accrued
      expenses and other liabilities........................       (150)        421      (2,745)     (4,336)
                                                              ---------   ---------   ---------   ---------
  Cash flows provided by operating activities...............     54,742      52,895     115,937      99,788
                                                              ---------   ---------   ---------   ---------
Cash flows from investing activities:
  New investment originations...............................   (300,182)   (231,248)   (543,471)   (443,173)
  Principal fundings on existing loan commitments...........    (13,327)    (21,267)    (24,442)    (37,809)
  Net proceeds from sale of corporate tenant lease assets...      4,079     100,974       7,834     146,265
  Repayments of and principal collections from loans and
    other lending investments...............................    309,588      41,429     556,980     163,232
  Investments in and advances to unconsolidated joint
    ventures................................................       (169)    (11,305)       (488)    (11,973)
  Distributions from unconsolidated joint ventures..........         --          --      24,265          --
  Capital expenditures for build-to-suit activities.........     (4,772)         --      (6,419)         --
  Capital improvement projects on real estate subject to
    operating leases........................................     (2,083)         --      (2,083)         --
  Other capital expenditures on real estate subject to
    operating leases........................................       (813)     (1,224)     (1,572)     (3,082)
                                                              ---------   ---------   ---------   ---------
  Cash flows provided by (used in) investing activities.....     (7,679)   (122,641)     10,604    (186,540)
                                                              ---------   ---------   ---------   ---------
Cash flows from financing activities:
  Net borrowings (repayments) under revolving credit
    facilities..............................................    141,893    (562,304)    183,052    (497,127)
  Borrowings under term loans...............................    193,000      60,000     210,040      90,000
  Repayments under term loans...............................    (78,883)   (230,629)   (116,215)   (240,355)
  Repayments under unsecured notes..........................   (100,000)         --    (100,000)         --
  Borrowings under repurchase agreements....................         --      27,981         367      27,981
  Repayments under repurchase agreements....................    (24,683)     (2,273)    (56,008)     (2,392)
  Repayments under bond offerings...........................    (99,908)    857,015    (101,897)    857,015
  Common dividends paid.....................................    (52,651)    (51,170)   (104,087)    (99,611)
  Preferred dividends paid..................................     (9,145)     (9,144)    (18,288)    (18,288)
  Increase in restricted cash held in connection with debt
    obligations.............................................    (14,575)     (4,882)     (7,358)     (5,943)
  Distributions to minority interest in consolidated
    entities................................................        (41)        (41)     (3,711)        (82)
  Extraordinary loss on early extinguishment of debt........         --          --      (1,037)       (317)
  Payments for deferred financing costs.....................     (5,032)    (23,858)    (16,459)    (25,771)
  Increase in loan costs....................................         --         (25)         --        (131)
  Proceeds from exercise of options and issuance of DRIP
    shares..................................................      6,962          83       8,609          83
                                                              ---------   ---------   ---------   ---------
  Cash flows provided by (used in) financing activities.....    (43,063)     60,753    (122,992)     85,062
                                                              ---------   ---------   ---------   ---------
Increase (decrease) in cash and cash equivalents............      4,000      (8,993)      3,549      (1,690)
Cash and cash equivalents at beginning of period............     22,301      41,711      22,752      34,408
                                                              ---------   ---------   ---------   ---------
Cash and cash equivalents at end of period..................  $  26,301   $  32,718   $  26,301   $  32,718
                                                              =========   =========   =========   =========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest, net of amounts
    capitalized.............................................  $  38,147   $  34,595   $  80,970   $  71,445
                                                              =========   =========   =========   =========

-------------

*  RECLASSIFED TO CONFORM TO 2001 PRESENTATION.

    The accompanying notes are an integral part of the financial statements

                              ISTAR FINANCIAL INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND BUSINESS

    ORGANIZATION--iStar Financial Inc. (the "Company") began its business in 1993 through private investment funds formed to capitalize on inefficiencies in the real estate finance market. In March 1998, these funds contributed their approximately $1.1 billion of assets to the Company's predecessor, Starwood Financial Trust, in exchange for a controlling interest in that company (collectively, the "Recapitalization Transactions"). Since that time, the Company has grown by originating new lending and leasing transactions, as well as through corporate acquisitions. Specifically, in September 1998, the Company acquired the loan origination and servicing business of a major insurance company, and in December 1998, the Company acquired the mortgage and mezzanine loan portfolio of its largest private competitor. Additionally, in November 1999, the Company acquired TriNet Corporate Realty Trust, Inc. ("TriNet" or the "Leasing Subsidiary"), which was then the largest publicly traded company specializing in the net leasing of corporate office and industrial facilities (the "TriNet Acquisition"). The TriNet Acquisition was structured as a stock-for-stock merger of TriNet with a subsidiary of the Company. Concurrent with the TriNet Acquisition, the Company also acquired its external advisor (the "Advisor Transaction") in exchange for shares of common stock of the Company ("Common Stock") and converted its organizational form to a Maryland corporation (the "Incorporation Merger"). As part of the conversion to a Maryland corporation, the Company replaced its dual class common share structure with a single class of Common Stock. The Company's Common Stock began trading on the New York Stock Exchange under the symbol "SFI" in November 1999.

    During 1993 through 1997, the Company did not qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). However, pursuant to a closing agreement with the Internal Revenue Service (the "IRS") obtained in March 1998, the Company was eligible and elected to be taxed as a REIT for the taxable year beginning January 1, 1998.

    BUSINESS--The Company is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides structured financing to private and corporate owners of real estate nationwide, including senior and junior mortgage debt, corporate mezzanine and subordinated capital, and corporate net lease financing. The Company seeks to deliver superior risk-adjusted returns on equity for shareholders by providing innovative and value-added financing solutions to its customers.

    The Company has implemented its investment strategy by: (1) focusing on the origination of large, highly structured mortgage, corporate and lease financings where customers require flexible financial solutions, and avoiding commodity businesses in which there is significant direct competition from other providers of capital; (2) developing direct relationships with borrowers and corporate tenants as opposed to sourcing transactions through intermediaries; (3) adding value beyond simply providing capital by offering borrowers and corporate tenants specific lending expertise, flexibility, certainty and continuing relationships beyond the closing of a particular financing transaction; and
(4) taking advantage of market anomalies in the real estate financing markets when the Company believes credit is mispriced by other providers of capital, such as the spread between lease yields and the yields on corporate tenants' underlying credit obligations.

                              ISTAR FINANCIAL INC.

NOTE 1--ORGANIZATION AND BUSINESS (CONTINUED)
    The Company intends to continue to emphasize a mix of portfolio financing transactions to create built-in diversification and single-asset financings for properties with strong, long-term competitive market positions.

NOTE 2--BASIS OF PRESENTATION

    The accompanying unaudited Consolidated Financial Statements have been prepared in conformity with the instructions to Form 10-Q and Article 10, Rule 10-01 of Regulation S-X for interim financial statements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles ("GAAP"). The Consolidated Financial Statements include the accounts of the Company, its qualified REIT subsidiaries, and its majority-owned and controlled partnerships. Certain third-party mortgage servicing operations are conducted through iStar Operating, Inc. ("iStar Operating"), a taxable corporation which is not consolidated with the Company for financial reporting or income tax purposes. The Company owns all of the non-voting preferred stock and a 95% economic interest in iStar Operating, which is accounted for under the equity method for financial reporting purposes. The Company does not own any of the outstanding voting stock of iStar Operating. In addition, the Company has an investment in TriNet Management Operating
Company, Inc. ("TMOC"), a taxable noncontrolled subsidiary of the Company, which is also accounted for under the equity method. Further, certain other investments in partnerships or joint ventures which the Company does not control are also accounted for under the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

    In the opinion of management, the accompanying Consolidated Financial Statements contain all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company's consolidated financial position at June 30, 2001 and December 31, 2000 and the results of its operations, changes in shareholders' equity and its cash flows for the three- and six-month periods ended June 30, 2001 and 2000, respectively. Such operating results are not necessarily indicative of the results that may be expected for any other interim periods or the entire year.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    LOANS AND OTHER LENDING INVESTMENTS, NET--As described in Note 4, "Loans and Other Lending Investments," includes the following investments: senior mortgages, subordinate mortgages, corporate/partnership loans/unsecured notes, loan participations and other lending or similar investments. In general, management considers its investments in this category as held-to-maturity and, accordingly, reflects such items at amortized historical cost.

    REAL ESTATE SUBJECT TO OPERATING LEASES AND DEPRECIATION--Real estate subject to operating leases is generally recorded at cost. Certain improvements and replacements are capitalized when they extend the useful life, increase capacity or improve the efficiency of the asset. Repairs and maintenance items are expensed as incurred. The Company capitalizes interest costs incurred during the land development or construction period on qualified development projects, including investments in joint ventures accounted for under the equity method. Depreciation is computed using the straight line method of cost recovery over estimated useful lives of 40.0 years for buildings, five years for furniture and equipment, the shorter of the remaining

                              ISTAR FINANCIAL INC.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) lease term or expected life for tenant improvements, and the remaining life of the building for building improvements.

    Real estate assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell. The Company also periodically reviews long-lived assets to be held and used for an impairment in value whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. In management's opinion, real estate assets to be held and used are not carried at amounts in excess of their estimated recoverable amounts.

    CAPITALIZED INTEREST--The Company capitalizes interest costs incurred during the land development or construction period on qualified development projects, including investments in joint ventures accounted for under the equity method. Interest capitalized was approximately $487,000 and $338,000 during the six-month periods ended June 31, 2001 and 2000, respectively, and was approximately $286,000 and $0 during the three-month periods ended June 31, 2001 and 2000, respectively.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents include cash held in banks or invested in money market funds with original maturity terms of less than 90 days.

    RESTRICTED CASH--Restricted cash represents amounts required to be maintained in escrow under certain of the Company's debt obligations.

    MARKETABLE SECURITIES--From time to time, the Company invests excess working capital in short-term marketable securities such as those issued by the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA"), and Federal Home Loan Mortgage Corporation ("FHLMC"). Although the Company generally intends to hold such investments for investment purposes, it may, from time to time, sell any of its investments in these securities as part of its management of liquidity. Accordingly, the Company considers such investments as "available-for-sale" and reflects such investments at fair market value with changes in fair market value reflected as a component of shareholders' equity.

    REPURCHASE AGREEMENTS--The Company may enter into sales of securities or loans under agreements to repurchase the same security or loan. The amounts borrowed under repurchase agreements are carried on the balance sheet as part of debt obligations at the amount advanced plus accrued interest. Interest incurred on the repurchase agreements is reported as interest expense.

    REVENUE RECOGNITION--The Company's revenue recognition policies are as follows:

    LOANS AND OTHER LENDING INVESTMENTS: The Company generally intends to hold all of its loans and other lending investments to maturity. Accordingly, it reflects all of these investments at amortized cost less allowance for loan losses, acquisition premiums or discounts, deferred loan fees and undisbursed loan funds. On occasion, the Company may acquire loans at either premiums or discounts based on the credit characteristics of such loans. These premiums or discounts are recognized as yield adjustments over the lives of the related loans. If loans that were acquired at a premium or discount are prepaid, the Company immediately recognizes the unamortized premium or discount as a decrease or increase in the prepayment gain or loss, respectively. Loan origination or exit fees, as well as direct loan origination costs, are also

                              ISTAR FINANCIAL INC.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) deferred and recognized over the lives of the related loans as a yield adjustment. Interest income is recognized using the effective interest method applied on a loan-by-loan basis.

    Certain of the Company's loans provide for accrual of interest at specified rates which differ from current payment terms. Interest is recognized on such loans at the accrual rate subject to management's determination that accrued interest and outstanding principal are ultimately collectible, based on the underlying collateral and operations of the borrower.

    Prepayment penalties or yield maintenance payments from borrowers are recognized as additional income when received. Certain of the Company's loan investments provide for additional interest based on the borrower's operating cash flow or appreciation of the underlying collateral. Such amounts are considered contingent interest and are reflected as income only upon certainty of collection.

    LEASING INVESTMENTS: Operating lease revenue is recognized on the straight-line method of accounting from the later of the date of the origination of the lease or the date of acquisition of the facility subject to existing leases. Accordingly, contractual lease payment increases are recognized evenly over the term of the lease. The cumulative difference between lease revenue recognized under this method and contractual lease payment terms is recorded as a deferred operating lease income receivable on the balance sheet.

    PROVISION FOR POSSIBLE CREDIT LOSSES--The Company's accounting policies require that an allowance for estimated credit losses be maintained at a level that management, based upon an evaluation of known and inherent risks in the portfolio, considers adequate to provide for possible credit losses. Specific valuation allowances are established for impaired loans in the amount by which the carrying value, before allowance for estimated losses, exceeds the fair value of collateral less disposition costs on an individual loan basis. Management considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. Management measures these impaired loans at the fair value of the loans' underlying collateral less estimated disposition costs. Impaired loans may be left on accrual status during the period the Company is pursuing repayment of the loan; however, these loans are placed on non-accrual status at such time as either: (1) the loans become 90 days delinquent; or (2) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment. While on non-accrual status, interest income is recognized only upon actual receipt. Impairment losses are recognized as direct write-downs of the related loan with a corresponding charge to the provision for possible credit losses. Charge-offs occur when loans, or a portion thereof, are considered uncollectible and of such little value that further pursuit of collection is not warranted. Management also provides a portfolio reserve based upon its periodic evaluation and analysis of the portfolio, historical and industry loss experience, economic conditions and trends, collateral values and quality, and other relevant factors.

    INCOME TAXES--The Company intends to operate in a manner consistent with and to elect to be treated as a REIT. As a REIT, the Company is subject to federal income taxation at corporate rates on its REIT taxable income; however, the Company is allowed a deduction for the amount of dividends paid to its shareholders, thereby subjecting the distributed net income of the

                              ISTAR FINANCIAL INC.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Company to taxation at the shareholder level only. iStar Operating and TMOC are not consolidated for federal income tax purposes and are taxed as corporations. For financial reporting purposes, current and deferred taxes are provided for in the portion of earnings recognized by the Company with respect to its interest in iStar Operating and TMOC.

    EARNINGS (LOSS) PER COMMON SHARES--In accordance with the Statement of Financial Accounting Standards No. 128 ("FASB No. 128"), the Company presents both basic and diluted earnings per share ("EPS"). Basic earnings per share ("Basic EPS") excludes dilution and is computed by dividing net income available to common shareholders by the weighted average number of shares outstanding for the period. Diluted earnings per share ("Diluted EPS") reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, where such exercise or conversion would result in a lower earnings per share amount.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    CHANGE IN ACCOUNTING PRINCIPLE--In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). On June 23, 1999, the FASB voted to defer the effectiveness of SFAS No. 133 for one year. SFAS No. 133 is now effective for fiscal years beginning after June 15, 2000, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as:
(1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment; (2) a hedge of the exposure to variable cash flows of a forecasted transaction; or (3) in certain circumstances, a hedge of a foreign currency exposure. The Company adopted this pronouncement, as amended by Statement of Financial Accounting Standards
No. 137 "Accounting for Derivative Instruments and Hedging Activities--deferral of the Effective Date of FASB Statement No. 133" and Statement of Financial Accounting Standards No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of FASB Statement No. 133," on
January 1, 2001. Because the Company has primarily used derivatives as cash flow hedges of interest rate risk only, the adoption of SFAS No. 133 did not have a material financial impact on the financial position and results of operations of the Company. However, should the Company change its current use of such derivatives (see Note 8), the adoption of SFAS No. 133 could have a more significant effect on the Company prospectively.

    Upon adoption, the Company recognized a charge to net income of approximately $282,000 and an additional charge of $9.4 million to other comprehensive income, representing the cumulative effect of the change in accounting principle.

                              ISTAR FINANCIAL INC.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    OTHER NEW ACCOUNTING STANDARDS--In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." In June 2000, the SEC staff amended SAB 101 to provide registrants with additional time to implement SAB 101. The Company adopted SAB 101, as required, in the fourth quarter of fiscal 2000. The adoption of SAB 101 did not have a material financial impact on the financial position or the results of operations of the Company.

    In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation." The Company was required to adopt FIN 44 effective July 1, 2000 with respect to certain provisions applicable to new awards, exchanges of awards in a business combination, modifications to outstanding awards, and changes in grantee status that occur on or after that date. FIN 44 addresses practice issues related to the application of Accounting Practice Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees." The initial adoption of FIN 44 by the Company did not have a material impact on its consolidated financial position or results of operations.

                              ISTAR FINANCIAL INC.

NOTE 4--LOANS AND OTHER LENDING INVESTMENTS

    The following is a summary description of the Company's loans and other lending investments (in thousands) (unaudited):

                                                                                             CARRYING VALUE AS OF
                                               # OF         ORIGINAL       PRINCIPAL      ---------------------------
       TYPE OF         UNDERLYING PROPERTY   BORROWERS     COMMITMENT       BALANCES       JUNE 30,     DECEMBER 31,
     INVESTMENT               TYPE          IN CLASS(1)    AMOUNT(1)     OUTSTANDING(1)      2001           2000
---------------------  -------------------  -----------   ------------   --------------   -----------   -------------
Senior Mortgages       Office/Hotel/Mixed        16        $1,135,143      $1,032,868     $1,016,547     $1,210,992
                       Use/Apartment/
                       Retail/Resort/
                       Entertainment

Subordinated           Office/Hotel/Mixed        13           405,120         352,690        349,563        325,558
  Mortgages            Use

Corporate Loans/       Office/Hotel/             19           610,046         587,922        557,759        398,978
  Partnership          Residential/
  Loans/Unsecured      Entertainment
  Notes

Loan Participations    Office/Retail              3           127,497         111,364        111,232        111,251

Other Lending          Resort/Office/Mixed      N/A               N/A             N/A        234,654        192,404
  Investments          Use/Residential/
                       Industrial
                                                                                          ----------     ----------
Gross Carrying Value                                                                      $2,269,755     $2,239,183
Provision for
  Possible Credit
  Losses                                                                                     (17,500)       (14,000)
                                                                                          ----------     ----------
Total, Net                                                                                $2,252,255     $2,225,183
                                                                                          ==========     ==========


                         EFFECTIVE
       TYPE OF            MATURITY        CONTRACTUAL INTEREST       CONTRACTUAL INTEREST      PRINCIPAL     PARTICIPATION
     INVESTMENT            DATES            PAYMENT RATES(2)           ACCRUAL RATES(2)       AMORTIZATION     FEATURES
---------------------  --------------   ------------------------   ------------------------   ------------   -------------
Senior Mortgages        2001 to 2019    Fixed: 6.13% to 14.25%     Fixed: 6.13% to 18.25%         Yes(3)         No
                                        Variable: LIBOR + 1.50%    Variable: LIBOR + 1.50%
                                        to 4.50%                   to 4.50%
Subordinated            2002 to 2011    Fixed: 7.00% to 15.25%     Fixed: 7.32% to 17.00%         Yes(3)         Yes (4)
  Mortgages                             Variable: LIBOR + 5.80%    Variable: LIBOR + 5.80%
Corporate Loans/        2001 to 2011    Fixed: 6.13% to 15.00%     Fixed: 6.13% to 17.50%         Yes            Yes (4)
  Partnership                           Variable: LIBOR + 2.78%    Variable: LIBOR + 2.78%
  Loans/Unsecured                       to 7.50%                   to 7.50%
  Notes
Loan Participations     2003 to 2005    Fixed: 10.00% to 13.60%    Fixed: 13.60% to 14.00%        No             Yes (4)
                                        Variable: LIBOR + 4.50%    Variable: LIBOR + 4.50%
Other Lending           2002 to 2013    Fixed: 6.75% to 12.75%     Fixed: 6.75% to 12.75%         No             Yes (4)
  Investments                           Variable: LIBOR + 7.56%    Variable: LIBOR + 7.56%
                                        to 9.36%                   to 9.36%
Gross Carrying Value
Provision for
  Possible Credit
  Losses
Total, Net

EXPLANATORY NOTES:
----------------

(1) Amounts and details are for loans outstanding as of June 30, 2001.

(2) Substantially all variable-rate loans are based on 30-day LIBOR and reprice monthly. The 30-day LIBOR rate on June 30, 2001 was 3.86%.

(3) The loans require fixed payments of principal and interest resulting in partial principal amortization over the term of the loan with the remaining principal due at maturity. In addition, one of the loans permits additional annual prepayments of principal of up to $1.3 million without penalty at the borrower's option.

(4) Under some of these loans, the lender receives additional payments representing additional interest from participation in available cash flow from operations of the property and the proceeds, in excess of a base amount, arising from a sale or refinancing of the property.

                              ISTAR FINANCIAL INC.

    During the six-month periods ended June 30, 2001 and 2000, respectively, the Company and its affiliated ventures originated or acquired an aggregate of approximately $543.5 million and $443.2 million in loans and other lending investments, funded $24.4 million and $37.8 million under existing loan commitments, and received principal repayments of $557.0 million and $163.2 million.

    As of June 30, 2001, the Company had nine loans with unfunded commitments. The total unfunded commitment amount was approximately $127.4 million, of which $53.4 million was discretionary (i.e., at the Company's option) and $74.0 million was non-discretionary.

    The Company's loans and other lending investments are predominantly pledged as collateral under either the iStar Asset Receivables secured notes, the secured revolving facilities or secured term loans (see Note 6).

    The Company has reflected provisions for possible credit losses of approximately $1.8 million and $1.5 million in its results of operations during the three months ended June 30, 2001 and 2000, respectively, and $3.5 million and $3.0 million during the six months ended June 30, 2001 and 2000, respectively. These provisions represent portfolio reserves based on management's evaluation of general market conditions, the Company's internal risk management policies and credit risk ratings system, industry loss experience, the likelihood of delinquencies or defaults, and the underlying collateral. No direct impairment reserves on specific loans were considered necessary. Management may transfer reserves between general and specific reserves as considered necessary.

NOTE 5--REAL ESTATE SUBJECT TO OPERATING LEASES

    The Company's investments in real estate subject to operating leases, at cost, were as follows (in thousands) (unaudited):

                                                               JUNE 30,    DECEMBER 31,
                                                                 2001          2000
                                                              ----------   ------------
Buildings and improvements..................................  $1,299,223    $1,294,572
Land and land improvements..................................     343,458       344,490
Less: accumulated depreciation..............................     (63,740)      (46,975)
                                                              ----------    ----------
                                                               1,578,941     1,592,087
Investments in unconsolidated joint ventures................      55,583        78,082
                                                              ----------    ----------
  Real estate subject to operating leases, net..............  $1,634,524    $1,670,169
                                                              ==========    ==========

    Under certain leases, the Company receives additional participating lease payments to the extent gross revenues of the tenant exceed a base amount. The Company earned no such additional participating lease payments in the three- and six-month periods ended June 31, 2001 and 2000, respectively. In addition, the Company also receives reimbursements from tenants for certain facility operating expenses.

    INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED JOINT VENTURES--At June 30, 2001, the Company had investments in five joint ventures: (1) TriNet Sunnyvale Partners L.P. ("Sunnyvale"), whose external partners are John D. O'Donnell, Trustee, John W. Hopkins, and Donald S. Grant; (2) Corporate Technology Associates LLC ("CTC I"), whose external member is Corporate Technology Centre Partners LLC; (3) Sierra Land Ventures ("Sierra"), whose external joint venture

                              ISTAR FINANCIAL INC.

NOTE 5--REAL ESTATE SUBJECT TO OPERATING LEASES (CONTINUED) partner is Sierra-LC Land, Ltd.; (4) TriNet Milpitas Associates, LLC ("Milpitas"), whose external member is The Prudential Insurance Company of America; and (5) ACRE Simon, L.L.C. ("ACRE"), whose external partner is William
E. Simon & Sons Realty Investments, L.L.C. These ventures were formed for the purpose of operating, acquiring and in certain cases, developing corporate tenant lease facilities. At June 30, 2001, all facilities held by CTC II and TN-CP had been sold. The Company previously had an equity investment in CTC II, which was sold for approximately $66.0 million in September 2000. In connection with this sale, the note receivable from the venture was modified to mature on December 31, 2001. The note receivable and related accrued interest are included in Loans and Other Lending Investments at June 30, 2001 and December 31, 2000.

    At June 30, 2001, the ventures comprised 23 net leased facilities. Additionally, 17.7 acres of land are held for sale. The Company's combined investment in these joint ventures at June 30, 2001 was $55.6 million. The joint ventures' purchase price for the 23 facilities owned at June 30, 2001 was $344.5 million. The purchase price of the land held for sale was $6.8 million. In the aggregate, the joint ventures had total assets of $383.6 million and total liabilities of $280.7 million as of June 30, 2001, and net income of $4.4 million and $8.0 million for the three and six months ended June 30, 2001. The Company accounts for these investments under the equity method because the Company's joint venture partners have certain participating rights which limit the Company's control. The Company's investments in and advances to unconsolidated joint ventures, its percentage ownership interests, its respective income and the Company's pro rata share of its ventures' third-party debt as of June 30, 2001 are presented below (in thousands) (unaudited):

                                                                                                   PRO RATA
                                                                                        JOINT      SHARE OF
                       UNCONSOLIDATED                         OWNERSHIP     EQUITY     VENTURE    THIRD-PARTY
                       JOINT VENTURE                              %       INVESTMENT    INCOME       DEBT
------------------------------------------------------------  ---------   ----------   --------   -----------
Operating:
  Sunnyvale.................................................    44.7%      $12,208      $  218      $ 10,728
  CTC I.....................................................    50.0%       10,226       2,051        60,838
  Milpitas..................................................    50.0%       24,398       2,021        40,385
  ACRE Simon................................................    20.0%        4,972          92         6,675
Development:
  Sierra....................................................    50.0%        3,779         148           724
                                                                           -------      ------      --------
      Total.................................................               $55,583      $4,530      $119,350
                                                                           =======      ======      ========

    Effective September 29, 2000, iStar Sunnyvale Partners, LP (the entity which is controlled by Sunnyvale) entered into an interest rate cap agreement with Bear Stearns Financial Products, limiting the venture's exposure to interest rate movements on its $24.0 million LIBOR-based mortgage loan to an interest rate cap of 9.0% through November 9, 2003.

    Currently, the limited partners of Sunnyvale have the option to convert their partnership interest into cash; however, the Company may elect to deliver 297,728 shares of Common Stock in lieu of cash. Additionally, commencing in February 2002, subject to acceleration under certain circumstances, the venture interest held by the external member of Milpitas may be converted into 984,476 shares of Common Stock.

    Income generated from the above joint venture investments is included in Operating Lease Income in the Consolidated Statements of Operations.

                              ISTAR FINANCIAL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6--DEBT OBLIGATIONS

    As of June 30, 2001 and December 31, 2000, the Company has debt obligations under various arrangements with financial institutions as follows (in thousands) (unaudited):

                                                 CARRYING VALUE AS OF
                                 MAXIMUM     -----------------------------             STATED                    SCHEDULED
                                  AMOUNT       JUNE 30,      DECEMBER 31,             INTEREST                   MATURITY
                                AVAILABLE        2001            2000                  RATES                       DATE
                                ----------   -------------   -------------   --------------------------   -----------------------
SECURED REVOLVING CREDIT
  FACILITIES:
    Line of credit............  $  700,000    $  194,100      $  284,371       LIBOR + 1.75% - 2.25%          March 2005 (1)
    Line of credit............     700,000       514,503              --       LIBOR + 1.40% - 2.15%         January 2005 (1)
    Line of credit............     500,000        81,248         307,978       LIBOR + 1.50% - 1.75%         August 2003 (1)
UNSECURED REVOLVING CREDIT
  FACILITIES:
    Line of credit............     350,000       153,000         173,450           LIBOR + 1.55%               May 2002 (2)
    Line of credit............     100,000         6,000              --           LIBOR + 2.25%             January 2003 (2)
                                ----------    ----------      ----------
    Total revolving credit      $2,350,000       948,851         765,799
      facilities..............
                                ==========
SECURED TERM LOANS:
    Secured by real estate under operating       149,113         150,678               7.44%                    March 2009
      leases..............................
    Secured by corporate lending                  60,000          60,000           LIBOR + 2.50%              June 2004 (3)
      investments.........................
    Secured by real estate under operating            --          77,860           LIBOR + 1.38%                June 2001
      leases..............................
    Secured by real estate under operating        40,720          60,471        Fixed: 6.00%-11.38%        Various through 2011
      leases..............................
    Secured by real estate under operating       193,000              --         LIBOR + 1.85% (4)            July 2006 (4)
      leases..............................
                                              ----------      ----------
    Total term loans......................       442,833         349,009
    Debt premiums.........................           379              51
                                              ----------      ----------
    Total secured term loans..............       443,212         349,060

iStar Asset Receivables secured notes:
    Class A...............................       105,216         207,114           LIBOR + 0.30%             August 2003 (5)
    Class B...............................        94,055          94,055           LIBOR + 0.50%             October 2003 (5)
    Class C...............................       105,813         105,813           LIBOR + 1.00%             January 2004 (5)
    Class D...............................        52,906          52,906           LIBOR + 1.45%              June 2004 (5)
    Class E...............................       123,447         123,447           LIBOR + 2.75%             January 2005 (5)
    Class F...............................         5,000           5,000           LIBOR + 3.15%             January 2005 (5)
                                              ----------      ----------
    Total iStar Asset Receivables secured        486,437         588,335
      notes...............................

UNSECURED NOTES (6):
    6.75% Dealer Remarketable Securities         125,000         125,000               6.75%                    March 2013
      (7).................................
    7.30% Notes...........................            --         100,000               7.30%                     May 2001
    7.70% Notes...........................       100,000         100,000               7.70%                    July 2017
    7.95% Notes...........................        50,000          50,000               7.95%                     May 2006
                                              ----------      ----------
    Total unsecured notes.................       275,000         375,000
    Less: debt discount (8)...............       (17,091)        (18,490)
                                              ----------      ----------
    Total unsecured notes.................       257,909         356,510
OTHER DEBT OBLIGATIONS....................        16,622          72,263              Various                    Various
                                              ----------      ----------
TOTAL DEBT OBLIGATIONS....................    $2,153,031      $2,131,967
                                              ==========      ==========

EXPLANATORY NOTES:

------------
(1) Maturity date reflects a one-year "term-out" extension at the Company's option.

(2) Subsequent to June 30, 2001, the Company replaced both of these facilities with a new $300.0 million revolving credit facility bearing interest at LIBOR + 2.125%. The new facility has an initial maturity of July 2003 with a one-year extension at the Company's option and another one-year extension at the lenders' option.

(3) Maturity date reflects a one-year extension at the Company's option.

(4) On June 14, 2001, the Company closed $193.0 million of financing secured by 15 corporate tenant lease assets. The three-year floating-rate loan bears interest at LIBOR plus 1.85% (not to exceed 10.00%) and has two one-year extensions at the Company's option (maturity date reflects extensions).

(5) Principal payments on these bonds are a function of the principal repayments on loan assets which collateralize these obligations. The dates indicated above represent the expected date on which the final payment would occur for such class based on the assumptions that the loans which collateralize the obligations are not voluntarily prepaid, the loans are paid on their effective maturity dates and no extensions of the effective maturity dates of any of the loans are granted. The final maturity date for the underlying indenture on classes A, B, C, D, E and F is September 25, 2022.

(6) The notes are callable by the Company at any time for an amount equal to the total of principal outstanding, accrued interest and the applicable make-whole prepayment premium.

(7) Subject to mandatory tender on March 1, 2003, to either the dealer or the Leasing Subsidiary. The initial coupon of 6.75% applies to first five-year term through the mandatory tender date. If tendered to the dealer, the notes must be remarketed. The rates reset upon remarketing.

(8) These obligations were assumed as part of the TriNet Acquisition. As part of the accounting for the purchase, these fixed rate obligations were considered to have stated interest rates which were below the then prevailing market rates at which the Leasing Subsidiary could issue new debt obligations and, accordingly, the Company ascribed a market discount to each obligation. Such discounts will be amortized as an adjustment to interest expense using the effective interest method over the related term of the obligations. As adjusted, the effective annual interest rates on these obligations were 8.81%, 8.75%, 9.51% and 9.04%, for the 6.75% Dealer Remarketable Securities, 7.30% Notes, 7.70% Notes and 7.95% Notes, respectively.

                              ISTAR FINANCIAL INC.

NOTE 6--DEBT OBLIGATIONS (CONTINUED)

    Availability of amounts under the secured revolving credit facilities are based on percentage borrowing base calculations. Certain of the Leasing Subsidiary's debt obligations contain financial covenants pertaining to the subsidiary.

    On January 31, 2000, the Company closed a new unsecured revolving credit facility. The facility is led by a major commercial bank, which committed
$50.0 million of the facility amount. On July 7, 2000, the Company increased the facility amount to $100.0 million through syndication. The new facility has a two-year primary term and a one-year extension, at the Company's option, and bears interest at LIBOR plus 2.25%.

    On February 4, 2000, the Company extended the term of its existing
$500.0 million secured credit facility. The Company extended the original
August 2000 maturity date to August 2002, through a one-year extension to the facility's draw period and an additional one-year "term out" period during which outstanding principal amortizes 25% per quarter. In connection with the extension, the Company and the facility lender also expanded the range of assets that the lender would accept as collateral under the facility. In exchange for the extension and expansion, the Company agreed to increase the facility's interest rate from LIBOR plus 1.25% to 1.50%, to a revised rate of LIBOR plus 1.50% to 1.75%, depending upon certain conditions.

    On May 17, 2000, the Company closed the inaugural offering under its proprietary matched funding program, iStar Asset Receivables ("STARs"), Series 2000-1. In the initial transaction, a wholly-owned subsidiary of the Company issued $896.5 million of investment grade bonds secured by the subsidiary's assets, which had an aggregate outstanding principal balance of approximately $1.2 billion at inception. Principal payments received on the assets will be utilized to repay the most senior class of the bonds then outstanding. The maturity of the bonds match funds the maturity of the underlying assets financed under the program. The Company initially purchased the class F bonds at a par value of $38.2 million, which the Company financed with a $27.8 million repurchase agreement maturing in May 2001 (this repurchase agreement was repaid in April 2001). On July 17, 2000, the Company sold, at par, $5.0 million of the class F bonds to an institutional investor. For accounting purposes, these transactions were treated as secured financings.

    On June 20, 2000, the Company closed a $60.0 million term loan secured by a corporate lending investment it originated in the first quarter of 2000. The new loan replaced a $30.0 million interim facility, and effectively match funds the expected weighted average maturity of the underlying corporate loan asset. The loan has a three-year primary term and a one-year extension, at the Company's option, and bears interest at LIBOR plus 2.50%.

    On December 28, 2000, the Company expanded its existing $675.0 million secured warehouse facility to $700.0 million. The Company extended the original March 2001 maturity date to March 2005, including a one-year "term-out" extension option to the facility's maturity during which the interest rate spread will increase 0.25%, no additional draws under the facility will be permitted, and the outstanding principal must amortize 25% per quarter. In connection with the extension, the Company and the facility lender also increased the range of collateral eligible for inclusion in the facility. Also in connection with the extension, the Company agreed to increase the facility's interest rate from LIBOR plus 1.50% to a revised rate of LIBOR plus 1.75% to 2.25%, depending upon certain conditions.

                              ISTAR FINANCIAL INC.

NOTE 6--DEBT OBLIGATIONS (CONTINUED)
    On January 11, 2001, the Company closed a new $700.0 million secured revolving credit facility which is led by a major commercial bank. The new facility has a three-year primary term and one-year "term-out" extension option, and bears interest at LIBOR plus 1.40% to 2.15%, depending upon the collateral contributed to the borrowing base. The new facility accepts a broad range of structured finance assets and has a final maturity of January 2005. In addition, on February 22, 2001, the Company extended the maturity of its $350.0 million unsecured revolving credit facility to May 2002.

    On May 15, 2001, the Company repaid its $100.0 million 7.30% unsecured notes. These notes were senior unsecured obligations of the Company and ranked equally with the Company's other senior unsecured and unsubordinated indebtedness.

    On June 14, 2001, the Company closed $193.0 million of financing secured by 15 corporate tenant lease assets. The three-year floating-rate loan bears interest at LIBOR plus 1.85% (not to exceed 10.00%) and has two one-year extensions at the Company's option. The Company used these proceeds to repay a $77.8 million secured term loan maturing in June 2001 and to pay down a portion of its revolving credit facilities. In addition, the Company extended the final maturity of its $500.0 million secured revolving credit facility to August 12, 2003.

    On July 27, 2001, the Company completed a $300.0 million revolving credit facility with a group of leading financial institutions. The new facility has an initial maturity of July 2003, with a one-year extension at the Company's option and another one-year extension at the lenders' option. The new facility replaces two prior credit facilities maturing in 2002 and 2003, and bears interest at LIBOR + 2.125%.

    During the six-month period ended June 30, 2001, the Company incurred an extraordinary loss of approximately $1.0 million as a result of the early retirement of certain secured debt obligations of its Leasing Subsidiary.

    As of June 30, 2001, future expected/scheduled maturities of outstanding long-term debt obligations are as follows (in thousands) (unaudited) (1):

2001 (remaining six months).................................  $   16,622
2002........................................................     167,807
2003........................................................     286,520
2004........................................................     218,719
2005........................................................     840,675
Thereafter..................................................     639,400
                                                              ----------
Total principal maturities..................................   2,169,743
Net unamortized debt discounts..............................     (16,712)
                                                              ----------
Total debt obligations......................................  $2,153,031
                                                              ==========

EXPLANATORY NOTE:
------------

(1) Assumes exercise of extensions to the extent such extensions are at the Company's option.

                              ISTAR FINANCIAL INC.

NOTE 7--SHAREHOLDERS' EQUITY

   As described in Note 1, the Company consummated a series of transactions on November 4, 1999 in which its class A and class B shares were exchanged into a single class of Common Stock. The Company's charter now provides for the issuance of up to 200.0 million shares of Common Stock, par value $0.001 per share, and 30.0 million shares of preferred stock. As part of these transactions, the Company adopted articles supplementary creating four series of preferred stock designated as 9.5% Series A Cumulative Redeemable Preferred Stock, consisting of 4.4 million shares, 9.375% Series B Cumulative Redeemable Preferred Stock, consisting of 2.3 million shares, 9.20% Series C Cumulative Redeemable Preferred Stock, consisting of approximately 1.5 million shares, and 8.0% Series D Cumulative Redeemable Preferred Stock, consisting of 4.6 million shares. The Series B, C and D Cumulative Redeemable Preferred Stock were issued in the TriNet Acquisition in exchange for similar issuances of TriNet stock then outstanding. The Series A, B, C and D Cumulative Redeemable Preferred Stock are redeemable without premium at the option of the Company at their respective liquidation preferences beginning on December 15, 2003, June 15, 2001,
August 15, 2001 and October 8, 2002, respectively.

    STOCK REPURCHASE PROGRAM: The Board of Directors approved, and the Company has implemented, a stock repurchase program under which the Company is authorized to repurchase up to 5.0 million shares of its Common Stock from time to time, primarily using proceeds from the disposition of assets and excess cash flow from operations, but also using borrowings under its credit facilities if the Company determines that it is advantageous to do so. As of both June 30, 2001 and December 31, 2000, the Company had repurchased approximately
2.3 million shares at an aggregate cost of approximately $40.7 million.

NOTE 8--RISK MANAGEMENT AND USE OF FINANCIAL INSTRUMENTS

    RISK MANAGEMENT--In the normal course of its on-going business operations, the Company encounters economic risk. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's loan assets that results from a property's, borrower's or tenant's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of loans due to changes in interest rates or other market factors, including the rate of prepayments of principal and the value of the collateral underlying loans and the valuation of corporate tenant lease facilities held by the Company.

    USE OF DERIVATIVE FINANCIAL INSTRUMENTS--The Company's use of derivative financial instruments is primarily limited to the utilization of interest rate agreements or other instruments to manage interest rate risk exposure. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. The Company is potentially exposed to credit loss in the event of nonperformance by these counterparties. However, because of their high credit ratings, the Company does not anticipate that any of the counterparties will fail to meet their obligations.

                              ISTAR FINANCIAL INC.

NOTE 8--RISK MANAGEMENT AND USE OF FINANCIAL INSTRUMENTS (CONTINUED)
    In connection with the TriNet Acquisition, the Company acquired LIBOR interest rate caps currently struck at 7.75%, and 7.75% in notional amounts of $75.0 million and $35.0 million, respectively, which both expire in December 2004. In June 2001, an interest rate cap acquired in the TriNet Acquisition, with a notional amount of $75.0 million, matured. In connection with the closing of STARs, Series 2000-1 in May 2000, the Company entered into a LIBOR interest rate cap struck at 10.00% in the notional amount of $312.0 million, and simultaneously sold a LIBOR interest rate cap with the same terms. Since these instruments do not reduce the Company's net interest rate risk exposure, they do not qualify as hedges and changes in their respective values are charged to earnings. As the significant terms of these arrangements are substantially the same, the effects of a revaluation of these two instruments are expected to substantially offset one another. In January 2001, March 2001 and June 2001 three interest rate caps with notional amounts of $40.4 million, $300.0 million and $38.3 million respectively, matured. At
June 30, 2001 and December 31, 2000, the net fair value of the Company's interest rate caps were $0.4 million and $0.4 million, respectively.

    The Company has entered into LIBOR interest rate swaps struck at 7.055% and 7.058%, both with notional amounts of $125.0 million that expire in June 2003. These swaps effectively fix the interest rate on a portion of the Company's floating-rate term loan obligations. In connection with the TriNet Acquisition, the Company acquired an interest rate swap which, together with certain existing interest rate cap agreements, effectively fix the interest rate on $75.0 million of the Leasing Subsidiary's LIBOR-based borrowings at 5.58% plus the applicable margin through December 1, 2004. Management expects that it will have aggregate LIBOR-based borrowings at the Leasing Subsidiary in excess of the notional amount for the duration of the swap. The actual borrowing cost to the Company with respect to indebtedness covered by the swap will depend upon the applicable margin over LIBOR for such indebtedness, which will be determined by the terms of the relevant debt instruments. In January 2001 and June 2000, interest rate swaps with notional amounts of approximately $92.0 million and $112.0 million, respectively, matured. At June 30, 2001 and December 31, 2000, the fair value (liability) of the Company's interest rate swaps was ($12.8) million and ($7.7) million, respectively.

    During the year ended December 31, 1999, the Company settled an aggregate notional amount of approximately $63.0 million that was outstanding under certain hedging agreements which the Company had entered into in order to hedge the potential effects of interest rate movements on anticipated fixed-rate borrowings. The settlement of such agreements resulted in a receipt of approximately $0.6 million which had been deferred pending completion of the planned fixed-rate financing transaction. Subsequently, the transaction was modified and was actually consummated as a variable-rate financing transaction. As a result, the previously deferred receipt no longer qualified for hedge accounting treatment and the $0.6 million was recognized as a gain included in other income in the consolidated statement of operations for the year ended December 31, 2000 in connection with the closing of STARs, Series 2000-1 in May 2000.

    During the year ended December 31, 1999, the Company refinanced its $125.0 million term loan maturing March 15, 1999 with a $155.4 million term loan maturing March 5, 2009. The new term loan bears interest at 7.44% per annum, payable monthly, and amortizes over an approximately 22-year schedule. The new term loan represented forecasted transactions for which the Company had previously entered into U.S. Treasury-based hedging transactions. The

                              ISTAR FINANCIAL INC.

NOTE 8--RISK MANAGEMENT AND USE OF FINANCIAL INSTRUMENTS (CONTINUED) net $3.4 million cost of the settlement of such hedges has been deferred and is being amortized as an increase to the effective financing cost of the new term loan over its effective ten-year term.

    CREDIT RISK CONCENTRATIONS--Concentrations of credit risks arise when a number of borrowers or customers related to the Company's investments are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to the Company, to be similarly affected by changes in economic conditions. The Company regularly monitors various segments of its portfolio to assess potential concentrations of credit risks. Management believes the current credit risk portfolio is reasonably well diversified and does not contain any unusual concentration of credit risks.

    Substantially all of the Company's real estate subject to operating leases (including those held by joint ventures) and loans and other lending investments, are collateralized by facilities located in the United States, with significant concentrations (i.e., greater than 10.0%) as of June 30, 2001 in California (24.9%), Texas (14.1%) and New York (11.3%). As of June 30, 2001, the Company's investments also contain significant concentrations in the following asset/ collateral types: office (47.9%) and hotel/resorts (20.1%).

    The Company underwrites the credit of prospective borrowers and customers and often requires them to provide some form of credit support such as corporate guarantees or letters of credit. Although the Company's loans and other lending investments and corporate customer lease assets are geographically diverse and the borrowers and customers operate in a variety of industries, to the extent the Company has a significant concentration of interest or operating lease revenues from any single borrower or customer, the inability of that borrower or customer to make its payment could have an adverse effect on the Company.

NOTE 9--INCOME TAXES

    Although originally formed to qualify as a REIT under the Code for the purpose of making and acquiring various types of mortgage and other loans, during 1993 through 1997, the Company failed to qualify as a REIT. As confirmed by a closing agreement with the IRS obtained in March 1998, the Company was eligible, elected to be taxed as a REIT and qualified for REIT status for the tax years commencing on January 1, 1998. The Company did not incur any material tax liabilities as a result of its operations during such years.

NOTE 10--STOCK OPTION PLANS AND EMPLOYEE BENEFITS

    The Company's 1996 Long-Term Incentive Plan (the "Plan") is designed to provide incentive compensation for officers, other key employees and directors of the Company. The Plan provides for awards of stock options and shares of restricted stock and other performance awards. The maximum number of shares of Common Stock available for awards under the Plan is 9.0% of the outstanding shares of Common Stock, calculated on a fully diluted basis, from time to time; provided that the number of shares of Common Stock reserved for grants of options designated as incentive stock options is 5.0 million, subject to certain antidilution provisions in the Plan. All awards under the Plan, other than automatic awards to non-employee directors, are at the discretion of the Board or a committee of the Board. At June 30, 2001, a

                              ISTAR FINANCIAL INC.

NOTE 10--STOCK OPTION PLANS AND EMPLOYEE BENEFITS (CONTINUED) total of approximately 7.9 million shares of Common Stock were available for awards under the Plan, of which options to purchase approximately 6.0 million shares of Common Stock were outstanding and approximately 650,000 shares of restricted stock were outstanding.

    Concurrently with the Recapitalization Transactions, the Company issued approximately 2.5 million (as adjusted) fully vested and immediately exercisable options to purchase class A shares at $14.72 per share (as adjusted) to the external advisor with a term of ten years. The external advisor granted a portion of these options to its employees and the remainder were allocated to an affiliate. Upon consummation of the Advisor Transaction, these individuals became employees of the Company. In general, the grants to these employees provided for scheduled vesting over a predefined service period of three to five years and, under certain conditions, provide for accelerated vesting. These options expire on March 15, 2008.

    In connection with the TriNet Acquisition, outstanding options to purchase TriNet stock under TriNet's stock option plans were converted into options to purchase shares of Common Stock on substantially the same terms, except that both the exercise price and number of shares issuable upon exercise of the TriNet options were adjusted to give effect to the merger exchange ratio of 1.15 shares of Common Stock for each share of TriNet common stock. In addition, options held by the former directors of TriNet and certain executive officers became fully vested as a result of the transaction.

    Also, as a result of the TriNet Acquisition, TriNet terminated its dividend equivalent rights program. The program called for immediate vesting and cash redemption of all dividend equivalent rights upon a change of control of 50.0% or more of the voting common stock of TriNet. Concurrent with the TriNet Acquisition, all dividend equivalent rights were vested and amounts due to former TriNet employees of approximately $8.3 million were paid by the Company. Such payments were included as part of the purchase price paid by the Company to acquire TriNet for financial reporting purposes.

    Changes in options outstanding during the six months ended June 30, 2001 are as follows:

                                                           NUMBER OF SHARES
                                                 ------------------------------------   AVERAGE
                                                             NON-EMPLOYEE                STRIKE
                                                 EMPLOYEES    DIRECTORS       OTHER      PRICE
                                                 ---------   ------------   ---------   --------
OPTIONS OUTSTANDING, DECEMBER 31, 2000
  (UNAUDITED)..................................  3,535,572     226,379        961,163    $18.97
  Granted in 2001..............................  1,618,400          --        100,000    $19.81
  Exercised in 2001............................   (425,494)    (10,000)            --    $18.09
  Forfeited in 2001............................    (51,122)         --             --    $28.13
                                                 ---------     -------      ---------
OPTIONS OUTSTANDING, JUNE 30, 2001
  (UNAUDITED)..................................  4,677,356     216,379      1,061,163
                                                 =========     =======      =========

                              ISTAR FINANCIAL INC.

NOTE 10--STOCK OPTION PLANS AND EMPLOYEE BENEFITS (CONTINUED)
    The following table summarizes information concerning outstanding and exercisable options as of June 30, 2001 (unaudited):

                                OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                        ------------------------------------   ----------------------
                                       WEIGHTED
                                        AVERAGE     WEIGHTED                 WEIGHTED
                                       REMAINING    AVERAGE                  AVERAGE
                          OPTIONS     CONTRACTUAL   EXERCISE    CURRENTLY    EXERCISE
EXERCISE PRICE RANGE    OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
--------------------    -----------   -----------   --------   -----------   --------
$14.72 - $15.00          1,809,792        6.71       $14.73     1,261,530     $14.72
$16.69 - $16.88          1,107,939        8.52       $16.86       370,282     $16.88
$17.38 - $17.56            690,000        8.72       $17.39       223,335     $17.38
$19.50 - $19.75          1,695,400        9.62       $19.69         2,083     $19.54
$20.63 - $21.44            108,050        2.48       $21.12       100,050     $21.13
$22.44 - $22.45             20,000        9.26       $22.44            --     $   --
$23.32 - $23.64             72,335        2.88       $23.57        52,850     $23.55
$24.13 - $24.71            127,500        4.28       $24.28       126,500     $24.27
$25.10 - $26.09             21,700        5.15       $26.04        20,700     $26.09
$26.30 - $26.85            110,100        3.05       $26.75       108,100     $26.74
$27.00                      25,000        9.99       $27.00            --     $   --
$28.26 - $28.54             55,613        3.29       $28.37        55,613     $28.37
$30.33                      96,025        3.40       $30.33        85,967     $30.33
$33.15 - $33.70             10,350        1.47       $33.39         8,913     $33.43
$55.39                       5,094        7.92       $55.39         3,396     $55.39
                         ---------       -----       ------     ---------     ------
                         5,954,898        7.78       $18.06     2,419,319     $17.89
                         =========       =====       ======     =========     ======

EXPLANATORY NOTE:
------------

(1) Includes approximately 764,000 options which were granted, on a fully exercisable basis, in connection with the Recapitalization Transactions to Starwood Capital Group, and were subsequently regranted by that entity to its employees subject to vesting requirements. As a result of those vesting requirements, less than 2,000 of these options are currently exercisable by the beneficial owners. In the event that these employees forfeit such options, they revert to Starwood Capital Group, who may regrant them at its discretion.

    The Company has elected to use the intrinsic method for accounting for options issued to employees or directors, as allowed under Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" ("SFAS No. 123") and, accordingly, recognizes no compensation charge in connection with these options to the extent that the options exercise price equals or exceeds the quoted price of the Company's common shares at the date of grant or measurement date. In connection with the Advisor Transaction, as part of the computation of the one-time charge to earnings, the Company calculated a deferred compensation charge of approximately $5.1 million. This deferred charge represents the difference of the closing sales price of the shares of Common Stock on the date of the Advisor Transaction of $20.25 over the strike price of the options of $14.72 per share (as adjusted) for the unvested portion of the options granted to former employees of the Advisor who are now employees of the Company. This deferred charge will be amortized over the related remaining vesting terms to the individual employees as additional compensation expense.

                              ISTAR FINANCIAL INC.

NOTE 10--STOCK OPTION PLANS AND EMPLOYEE BENEFITS (CONTINUED)
    In connection with the original grant of options in March 1998 to its external advisor, the Company utilized the option value method as required by SFAS No. 123. An independent financial advisory firm estimated the value of these options at date of grant to be approximately $2.40 per share using a Black-Scholes valuation model. In the absence of comparable historical market information for the Company, the advisory firm utilized assumptions consistent with activity of a comparable peer group of companies, including an estimated option life of five years, a 27.5% volatility rate and an estimated annual dividend rate of 8.5%. The resulting charge to earnings was calculated as the number of options allocated to the Advisor multiplied by the estimated value at consummation. A charge of approximately $6.0 million was reflected in the Company's first quarter 1998 financial results for this original grant.

    Future charges may be taken to the extent of additional option grants, which are at the discretion of the Board of Directors.

    During the six-month period ended June 30, 2001, the Company granted 94,859 restricted shares to employees in lieu of cash bonuses for the year ended December 31, 2000 at the employees' election. These restricted shares were immediately vested on the date of grant and are not transferable for a period of one year following vesting. In addition, during the three months ended June 30, 2001, the Company entered into a three-year employment agreement with an executive in connection with his appointment as president of the Company. Under the agreement, in lieu of salary and bonus, the Company granted the executive 500,000 unvested restricted shares. The vesting of these shares is a function of the total rate of return (dividends and price appreciation) on the Company's Common Stock, although none of the shares vest (regardless of the total return to shareholders) if the executive voluntarily terminates his employment without good reason prior to September 30, 2002. Until shares under the agreement are otherwise vested or forfeited, the executive will receive dividends on the share grant during the term of the agreement if and when the Company declares and pays dividends on its Common Stock. None of these restricted shares were vested at June 30, 2001.

    During the three months ended June 30, 2001, the Company also entered into a new three-year employment agreement with its chief executive officer. As part of this agreement, the Company confirmed a prior grant of 750,000 stock options made to the executive on March 2, 2001. The options will vest in equal installments of 250,000 shares in each January beginning with January 2002. The Company also granted the executive 2,000,000 unvested phantom shares, each of which represents one share of the Company's Common Stock. These shares will vest in installments on a contingent basis if the average closing price of the Company's Common Stock achieves certain levels ($25.00 to $37.00 per share) over specified periods of time. Shares that have contingently vested generally will not become fully vested until the end of the three-year term of the agreement, except upon certain termination or change of control events. Further, if the stock price drops below certain specified levels for the 60-day average before such date, they would also not fully vest and be forfeited. The executive will receive dividends on shares that have contingently or fully vested and have not been forfeited under the terms of the agreement, if and when the Company declares and pays dividends on its Common Stock.

    During the year ended December 31, 2000, the Company granted 143,646 restricted shares to employees. Of this total, 74,996 restricted shares were granted in lieu of cash bonuses at the

                              ISTAR FINANCIAL INC.

NOTE 10--STOCK OPTION PLANS AND EMPLOYEE BENEFITS (CONTINUED) employees' election, were immediately vested on the date of grant, and were not transferable for a period of one year following vesting. An additional 68,650 of such restricted shares vest over periods ranging from one to three years following the date of grant and are transferable upon vesting.

    Effective November 4, 1999, the Company implemented a savings and retirement plan (the "401 (k) Plan"), which is a voluntary, defined contribution plan. All employees are eligible to participate in the 401 (k) Plan following completion of six months of continuous service with the Company. Each participant may contribute on a pretax basis between 2% and 15% of such participant's compensation. At the discretion of the Board of Directors, the Company may make matching contributions on the participant's behalf up to 50% of the first 10% of the participant's annual contribution. The Company made contributions of approximately $65,000 and $45,000 to the 401(k) Plan for the three-month periods ended June 30, 2001 and 2000, respectively and approximately $178,000 and $175,000 to the 401(k) Plan for the six-month periods ended June 30, 2001 and 2000, respectively.

NOTE 11--EARNINGS PER SHARE

    Prior to November 4, 1999, Basic EPS was computed based on the income allocable to class A shares (net income reduced by accrued dividends on preferred shares and by 1% allocated to class B shares), divided by the weighted average number of class A shares outstanding during the period. Diluted EPS was based on the net earnings allocable to class A shares plus dividends on class B shares which were convertible into class A shares, divided by the weighted average number of class A shares and dilutive potential class A shares that were outstanding during the period. Dilutive potential class A shares included the class B shares, which were convertible into class A shares at a rate of 49 class B shares for one class A share, and potentially dilutive options to purchase class A shares issued to the Advisor and the Company's directors and warrants to acquire class A shares.

    As described in Note 1, in the Incorporation Merger, the class B shares were converted into shares of Common Stock on a 49-for-one basis (the same ratio at which class B shares were previously convertible into class A shares), and the class A shares were converted into shares of Common Stock on a one-for-one basis. As a result, the Company no longer has multiple classes of common shares. Basic and diluted earnings per share are based upon the following weighted

                              ISTAR FINANCIAL INC.

NOTE 11--EARNINGS PER SHARE (CONTINUED)
average shares outstanding during the three- and six-month periods ended June 30, 2001 and 2000, respectively (in thousands):

                                                              FOR THE                    FOR THE
                                                        THREE MONTHS ENDED          SIX MONTHS ENDED
                                                             JUNE 30,                   JUNE 30,
                                                     -------------------------   -----------------------
                                                       2001             2000       2001           2000
                                                     --------         --------   --------       --------
                                                                         (UNAUDITED)
Weighted average common shares outstanding for
  basic earnings per common share..................   86,081           85,281     85,958         85,184
Add: effect of assumed shares issued under treasury
  stock method for stock options and restricted
  shares...........................................    1,871              709      1,568            541
Add: effect of contingent shares...................      115               --         58             --
Add: effect of joint venture shares................       75               --         --             --
                                                      ------           ------     ------         ------
Weighted average common shares outstanding for
  diluted earnings per common share................   88,142           85,990     87,584         85,725
                                                      ======           ======     ======         ======

NOTE 12--COMPREHENSIVE INCOME

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") effective for fiscal years beginning after December 15, 1997. The statement changes the reporting of certain items currently reported as changes in the shareholders' equity section of the balance sheet and establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 requires that all components of comprehensive income shall be reported in the financial statements in the period in which they are recognized. Furthermore, a total amount for comprehensive income shall be displayed in the financial statements. The Company has adopted this standard effective January 1, 1998. Total comprehensive income was $80.6 million and $87.1 million for the six-month periods ended June 30, 2001 and 2000, respectively, and $51.0 million and $44.6 million for the three-month period ended June 2001 and 2000, respectively. The primary component of comprehensive income other than net income was the adoption of SFAS No. 133.

    For the three and six months ended June 30, 2001, the change in fair market value of the Company's interest rate swaps was $1.3 million and $(5.1) million and was recorded in other

                              ISTAR FINANCIAL INC.

NOTE 12--COMPREHENSIVE INCOME (CONTINUED) comprehensive income. The reconciliation to other comprehensive income is as follows (in thousands) (unaudited):

                                                             FOR THE               FOR THE
                                                       THREE MONTHS ENDED     SIX MONTHS ENDED
                                                            JUNE 30,              JUNE 30,
                                                       -------------------   -------------------
                                                         2001       2000       2001       2000
                                                       --------   --------   --------   --------
Net income...........................................  $49,733    $44,602    $95,150    $87,364
Other comprehensive income (loss):
  Unrealized gains (losses) on securities for the
    period...........................................       --         --         --       (229)
  Cumulative effect of change in accounting principle
    (SFAS No. 133) on other comprehensive income.....       --         --     (9,445)        --
  Unrealized derivative gains (losses) on cash flow
    hedges...........................................    1,280         --     (5,074)        --
                                                       -------    -------    -------    -------
Comprehensive income.................................  $51,013    $44,602    $80,631    $87,135
                                                       =======    =======    =======    =======

NOTE 13--DIVIDENDS

    In order to maintain its election to qualify as a REIT, the Company must distribute, at a minimum, an amount equal to 90% of its taxable income and must distribute 100% of its taxable income to avoid paying corporate federal income taxes. The distribution rate was modified to 95% from 90% by the REIT Modernization Act beginning in fiscal 2001. The Company anticipates it will distribute all of its taxable income to its shareholders. Because taxable income differs from cash flow from operations due to non-cash revenues or expenses, in certain circumstances, the Company may be required to borrow to make sufficient dividend payments to meet this anticipated dividend threshold.

    On November 4, 1999, the class A shares were converted into shares of Common Stock on a one-for-one basis. In November 1999, the Company declared and paid a dividend of a total of one million shares of Common Stock pro rata to all holders of record of Common Stock as of the close of business on November 3, 1999. For the year ended December 31, 2000, total dividends declared by the Company aggregated $205.5 million, or $2.40 per common share. Total common dividends declared by the Company aggregated $52.6 million or $0.6125 per share of Common Stock for the three-and six-months ended June 30, 2001. This dividend, paid on April 2, 2001, was applicable to the three-month period ended March 31, 2001 and payable to shareholders of record on April 16, 2001. On July 2, 2001, the Company declared a dividend of approximately $53.2 million, or $0.6125 per share of Common Stock, applicable to the second quarter and payable to shareholders of record on July 16, 2001. The Company also declared dividends aggregating $10.4 million, $2.4 million, $1.4 million and $4.0 million, respectively, on its Series A, B, C and D preferred stock, respectively, for the six-month period ended June 30, 2001 and $5.2 million, $1.2 million, $0.7 million and $2.0 million, respectively, on its Series A, B, C and D preferred stock, respectively, for the three-month period ended June 30, 2001. There are no divided arrearages on any of the preferred shares currently outstanding.

    The Series A preferred stock has a liquidation preference of $50.00 per share and carries an initial dividend yield of 9.50% per annum. The dividend rate on the preferred shares will increase

                              ISTAR FINANCIAL INC.

NOTE 13--DIVIDENDS (CONTINUED)
to 9.75% on December 15, 2005, to 10.00% on December 15, 2006 and to 10.25% on
December 15, 2007 and thereafter. Dividends on the Series A preferred shares are payable quarterly in arrears and are cumulative.

    Holders of shares of the Series B preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.375% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $2.34 per share. Dividends are cumulative from the date of original issue and are payable quarterly in arrears on or before the 15th day of each March, June, September and December or, if not a business day, the next succeeding business day. Any dividend payable on the Series B preferred stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as of the close of business on the first day of the calendar month in which the applicable dividend payment date falls or on another date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than ten days prior to the dividend payment date.

    Holders of shares of the Series C preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.20% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $2.30 per share. The remaining terms relating to dividends of the Series C preferred stock are substantially identical to the terms of the Series B preferred stock described above.

    Holders of shares of the Series D preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.00% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $2.00 per share. The remaining terms relating to dividends of the Series D preferred stock are substantially identical to the terms of the Series B preferred stock described above.

    The exact amount of future quarterly dividends to common shareholders will be determined by the Board of Directors based on the Company's actual and expected operations for the fiscal year and the Company's overall liquidity position.

NOTE 14--SEGMENT REPORTING

    Statement of Financial Accounting Standard No. 131 ("SFAS No. 131") establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected financial information about operating segments in interim financial reports issued to shareholders.

    The Company has two reportable segments: Real Estate Lending and Corporate Tenant Leasing. The Company does not have substantial foreign operations. The accounting policies of the segments are the same as those described in Note 3. The Company has no single customer that accounts for 10% or more of revenues (see Note 8 for other information regarding concentrations of credit risk).

                              ISTAR FINANCIAL INC.

NOTE 14--SEGMENT REPORTING (CONTINUED)
    The Company evaluates performance based on the following financial measures for each segment. Selected results of operations for the three- and six-month periods ended June 30, 2001 and 2000 and selected asset information as of June 30, 2001 and December 31, 2000 regarding the Company's operating segments are as follows (in thousands):

                                                              CREDIT
                                              REAL ESTATE     TENANT      CORPORATE/    COMPANY
                                                LENDING     LEASING (1)   OTHER (2)      TOTAL
                                              -----------   -----------   ----------   ----------
                                                                  (UNAUDITED)
Total revenues(3):
Three months ended:
  June 30, 2001.............................  $   72,592    $   49,353     $ (1,120)   $  120,825
  June 30, 2000.............................      69,468        47,930          516       117,914
Six months ended:
  June 30, 2001.............................  $  144,925    $   98,981     $   (462)   $  243,444
  June 30, 2000.............................     134,225        94,330          247       228,802
Total operating and interest expense(4):
Three months ended:
  June 30, 2001.............................  $   29,264    $   25,906     $  7,698    $   62,868
  June 30, 2000.............................      28,295        18,933       17,257        64,485
Six months ended:
  June 30, 2001.............................  $   63,390    $   51,934     $ 14,660    $  129,984
  June 30, 2000.............................      50,813        39,004       33,742       123,559
Net operating income before minority
  interest and gain on sale of net lease
  assets(5):
Three months ended:
  June 30, 2001.............................  $   43,328    $   23,447     $ (8,818)   $   57,957
  June 30, 2000.............................      41,173        28,997      (16,741)       53,429
Six months ended:
  June 30, 2001.............................  $   81,535    $   47,047     $(15,122)   $  113,460
  June 30, 2000.............................      83,412        55,326      (33,495)      105,243
Total long-lived assets(6):
  June 30, 2001.............................  $2,252,255    $1,634,524          N/A    $3,886,779
  December 31, 2000.........................   2,225,183     1,670,169          N/A     3,895,352
Total assets:
  June 30, 2001.............................  $2,252,255    $1,634,524     $166,571    $4,053,350
  December 31, 2000.........................   2,225,183     1,670,169      139,423     4,034,775

EXPLANATORY NOTES:
------------

(1) Includes the Company's pre-existing Corporate Tenant Leasing investments since March 18, 1998 and the Corporate Tenant Leasing business acquired in the TriNet Acquisition since November 4, 1999.

(2) Corporate and Other represents all corporate level items, including general and administrative expenses and any intercompany eliminations necessary to reconcile to the consolidated Company totals. This caption also includes the Company's servicing business, which is not considered a material separate segment.

(3) Total revenues represents all revenues earned during the period from the assets in each segment. Revenue from the Real Estate Lending business primarily represents interest income and revenue from the Corporate Tenant Leasing business primarily represents operating lease income.

                              ISTAR FINANCIAL INC.

NOTE 14--SEGMENT REPORTING (CONTINUED)
(4) Total operating and interest expense represents provision for possible credit losses for the Real Estate Lending business and operating costs on corporate tenant lease assets for the Corporate Tenant Leasing business, as well as interest expense specifically related to each segment. General and administrative expense, advisory fees (prior to November 4, 1999) and stock-based compensation expense is included in Corporate and Other for all periods. Depreciation and amortization of $8.8 million and $8.9 million for the three-month periods ended June 30, 2001 and 2000, respectively, and $17.6 million and $17.9 million for the six-month periods ended June 30, 2001 and 2000, respectively, are included in the amounts presented above.

(5) Net operating income before minority interests represents net operating income before minority interest, gain on sale of corporate tenant lease assets and extraordinary loss as defined in note (3) above, less total operating and interest expense, as defined in note (4) above.

(6) Total long-lived assets is comprised of Loans and Other Lending Investments, net and Real Estate Subject to Operating Leases, net, for each respective segment.

NOTE 15--SUBSEQUENT EVENTS

   On July 27, 2001, the Company completed a $300.0 million revolving credit facility with a group of leading financial institutions. The new facility has an initial maturity of July 2003, with a one-year extension at the Company's option and another one-year extension at the lenders' option. The new facility replaces two prior credit facilities maturing in 2002 and 2003, and bears interest at LIBOR + 2.125%.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of iStar Financial Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of iStar Financial Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, NY
March 2, 2001

                              ISTAR FINANCIAL INC.

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                AS OF DECEMBER 31,
                                                              -----------------------
                                                                 2000        1999*
                                                              ----------   ----------
                                       ASSETS
Loans and other lending investments, net....................  $2,225,183   $2,003,506
Real estate subject to operating leases, net................   1,670,169    1,714,284
Cash and cash equivalents...................................      22,752       34,408
Restricted cash.............................................      20,441       10,195
Marketable securities.......................................          41        4,344
Accrued interest and operating lease income receivable......      20,167       16,211
Deferred operating lease income receivable..................      10,236        1,147
Deferred expenses and other assets..........................      62,224       29,074
Investment in iStar Operating, Inc..........................       3,562          383
                                                              ----------   ----------
  Total assets..............................................  $4,034,775   $3,813,552
                                                              ==========   ==========

                        LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities....  $   52,038   $   54,773
Dividends payable...........................................      56,661       53,667
Debt obligations............................................   2,131,967    1,901,204
                                                              ----------   ----------
  Total liabilities.........................................   2,240,666    2,009,644
                                                              ----------   ----------
Commitments and contingencies...............................          --           --

Minority interests in consolidated entities.................       6,224        2,565

Shareholders' equity:
Series A Preferred Stock, $0.001 par value, liquidation
  preference $220,000, 4,400 shares issued and outstanding
  at December 31, 2000 and December 31, 1999................           4            4
Series B Preferred Stock, $0.001 par value, liquidation
  preference $50,000, 2,000 shares issued and outstanding at
  December 31, 2000 and December 31, 1999...................           2            2
Series C Preferred Stock, $0.001 par value, liquidation
  preference $32,500, 1,300 shares issued and outstanding at
  December 31, 2000 and December 31, 1999...................           1            1
Series D Preferred Stock, $0.001 par value, liquidation
  preference $100,000, 4,000 shares issued and outstanding
  at December 31, 2000 and December 31, 1999................           4            4
Common Stock, $0.001 par value, 200,000 shares authorized,
  85,726 and 84,985 shares issued and outstanding at
  December 31, 2000 and December 31, 1999, respectively.....          85           85
Warrants and options........................................      16,943       17,935
Additional paid in capital..................................   1,966,396    1,953,972
Retained earnings (deficit).................................    (154,789)    (129,992)
Accumulated other comprehensive income (losses).............         (20)        (229)
Treasury stock (at cost)....................................     (40,741)     (40,439)
                                                              ----------   ----------
  Total shareholders' equity................................   1,787,885    1,801,343
                                                              ----------   ----------
  Total liabilities and shareholders' equity................  $4,034,775   $3,813,552
                                                              ==========   ==========

----------

 * RECLASSIFIED TO CONFORM TO 2000 PRESENTATION.

    The accompanying notes are an integral part of the financial statements.

                              ISTAR FINANCIAL INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         YEAR ENDED
                                                                        DECEMBER 31,
                                                              ---------------------------------
                                                                2000        1999*       1998*
                                                              ---------   ---------   ---------
REVENUE:
  Interest income...........................................  $268,011    $209,848    $112,914
  Operating lease income....................................   185,956      42,186      12,378
  Other income..............................................    17,855      12,763       2,804
                                                              --------    --------    --------
    Total revenue...........................................   471,822     264,797     128,096
                                                              --------    --------    --------

COSTS AND EXPENSES:
  Interest expense..........................................   173,891      91,184      44,697
  Operating costs-corporate tenant lease assets.............    12,809       2,246          --
  Depreciation and amortization.............................    34,514      10,340       4,287
  General and administrative................................    25,706       6,269       2,583
  Provision for possible credit losses......................     6,500       4,750       2,750
  Stock option compensation expense.........................     2,864         412       5,985
  Advisory fees.............................................        --      16,193       7,837
  Costs incurred in acquiring external advisor..............        --      94,476          --
                                                              --------    --------    --------
    Total costs and expenses................................   256,284     225,870      68,139
                                                              --------    --------    --------
Net income before minority interest, gain on sale of
  corporate tenant lease assets and extraordinary loss......   215,538      38,927      59,957
Minority interest in consolidated entities..................      (195)        (41)        (54)
Gain on sale of corporate tenant lease assets...............     2,948          --          --
                                                              --------    --------    --------
Net income before extraordinary loss........................   218,291      38,886      59,903
Extraordinary loss on early extinguishments of debt.........      (705)         --          --
                                                              --------    --------    --------
Net income..................................................  $217,586    $ 38,886    $ 59,903
Preferred dividend requirements.............................   (36,908)    (23,843)       (944)
                                                              --------    --------    --------
Net income allocable to common shareholders.................  $180,678    $ 15,043    $ 58,959
                                                              ========    ========    ========
Basic earnings per common share(1)..........................  $   2.11    $   0.25    $   1.40
                                                              ========    ========    ========
Diluted earnings per common share(1)........................  $   2.10    $   0.25    $   1.36
                                                              ========    ========    ========
EXPLANATORY NOTES:

---------

 *  RECLASSIFIED TO CONFORM TO 2000 PRESENTATION.

(1) Net income per basic common share excludes 1% of net income allocable to the Company's class B shares prior to November 4, 1999. These shares were exchanged for Common Stock in connection with the TriNet Acquisition and related transactions on November 4, 1999. As a result, the Company now has a single class of Common Stock outstanding.

    The accompanying notes are an integral part of the financial statements.

                              ISTAR FINANCIAL INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                              COMMON STOCK
                              SERIES A    SERIES B    SERIES C    SERIES D     COMMON            AT PAR          WARRANTS
                              PREFERRED   PREFERRED   PREFERRED   PREFERRED     STOCK     --------------------      AND
                                STOCK       STOCK       STOCK       STOCK      AT PAR      CLASS A    CLASS B     OPTIONS
                              ---------   ---------   ---------   ---------   ---------   ---------   --------   ---------
Balance at January 1,
  1998......................    $ --        $ --        $ --        $ --        $ --      $   7,550   $    38    $     --
Recapitalization
  Transactions..............      --          --          --          --          --        306,796     1,534          --
Issuance of options to
  Advisor...................      --          --          --          --          --             --        --       5,985
Effects of
  reorganization(1).........      --          --          --          --          --       (261,956)   (1,310)         --
Exercise of options.........      --          --          --          --          --             18        --        (270)
Issuance of preferred shares
  and warrants..............      44          --          --          --          --             --        --      13,189
Dividends
  declared-preferred........      --          --          --          --          --             --        --          --
Dividends declared-common...      --          --          --          --          --             --        --          --
Net Income for the period...      --          --          --          --          --             --        --          --
Change in accumulated other
  comprehensive income......      --          --          --          --          --             --        --          --
                                ----        ----        ----        ----        ----      ---------   -------    --------
Balance at December 31,
  1998*.....................    $ 44        $ --        $ --        $ --        $ --      $  52,408   $   262    $ 18,904
Exercise of options.........      --          --          --          --          --             63        --        (969)
Dividends
  declared-preferred........      --          --          --          --          --             --        --          --
Dividends declared-common...      --          --          --          --          --             --        --          --
Effects of Incorporation
  Merger....................     (40)         --          --          --          53        (52,471)     (262)         --
Acquisition of TriNet.......      --           2           1           4          29             --        --          --
Issuance of shares of Common
  Stock through conversion
  of joint venture partners
  interest..................      --          --          --          --          --             --        --          --
Advisor Transaction.........      --          --          --          --           4             --        --          --
Special stock dividend......      --          --          --          --           1             --        --          --
Purchase of treasury
  stock.....................      --          --          --          --          (2)            --        --          --
Net income for the period...      --          --          --          --          --             --        --          --
Change in accumulated other
  comprehensive income......      --          --          --          --          --             --        --          --
                                ----        ----        ----        ----        ----      ---------   -------    --------
Balance at December 31,
  1999......................    $  4        $  2        $  1        $  4        $ 85      $      --   $    --    $ 17,935
Exercise of options.........      --          --          --          --          --             --        --        (992)
Dividends
  declared-preferred........      --          --          --          --          --             --        --          --
Dividends declared-common...      --          --          --          --          --             --        --          --
Acquisition of ACRE
  Partners..................      --          --          --          --          --             --        --          --
Restricted stock units
  issued to employees in
  lieu of cash bonuses......      --          --          --          --          --             --        --          --
Restricted stock units
  granted to employees......      --          --          --          --          --             --        --          --
Issuance of stock through
  DRIP plan.................      --          --          --          --          --             --        --          --
Purchase of treasury
  stock.....................      --          --          --          --          --             --        --          --
Net income for the period...      --          --          --          --          --             --        --          --
Change in accumulated other
  comprehensive income......      --          --          --          --          --             --        --          --
                                ----        ----        ----        ----        ----      ---------   -------    --------
Balance at December 31,
  2000......................    $  4        $  2        $  1        $  4        $ 85      $      --   $    --    $ 16,943
                                ====        ====        ====        ====        ====      =========   =======    ========
EXPLANATORY NOTE:

                                                         ACCUMULATED
                              ADDITIONAL   RETAINED         OTHER
                               PAID-IN     EARNINGS     COMPREHENSIVE    TREASURY
                               CAPITAL     (DEFICIT)       INCOME          STOCK       TOTAL
                              ----------   ---------   ---------------   ---------   ----------
Balance at January 1,
  1998......................  $       --   $  (1,075)       $(162)       $     --    $    6,351
Recapitalization
  Transactions..............     432,084          --           --              --       740,414
Issuance of options to
  Advisor...................          --          --           --              --         5,985
Effects of
  reorganization(1).........     262,786          --           --              --          (480)
Exercise of options.........         537          --           --              --           285
Issuance of preferred shares
  and warrants..............     206,170          --           --              --       219,403
Dividends
  declared-preferred........          15        (944)          --              --          (929)
Dividends declared-common...          --     (60,343)          --              --       (60,343)
Net Income for the period...          --      59,903           --              --        59,903
Change in accumulated other
  comprehensive income......          --          --          139              --           139
                              ----------   ---------        -----        --------    ----------
Balance at December 31,
  1998*.....................  $  901,592   $  (2,459)       $ (23)       $     --    $  970,728
Exercise of options.........       1,853          --           --              --           947
Dividends
  declared-preferred........         330     (25,149)          --              --       (24,819)
Dividends declared-common...          --    (116,813)          --              --      (116,813)
Effects of Incorporation
  Merger....................      52,720          --           --              --            --
Acquisition of TriNet.......     868,933          --           --              --       868,969
Issuance of shares of Common
  Stock through conversion
  of joint venture partners
  interest..................       6,226          --           --              --         6,226
Advisor Transaction.........      97,862          --           --              --        97,866
Special stock dividend......      24,456     (24,457)          --              --            --
Purchase of treasury
  stock.....................          --          --           --         (40,439)      (40,441)
Net income for the period...          --      38,886           --              --        38,886
Change in accumulated other
  comprehensive income......          --          --         (206)             --          (206)
                              ----------   ---------        -----        --------    ----------
Balance at December 31,
  1999......................  $1,953,972   $(129,992)       $(229)       $(40,439)   $1,801,343
Exercise of options.........       7,089          --           --              --         6,097
Dividends
  declared-preferred........         330     (36,906)          --              --       (36,576)
Dividends declared-common...          --    (205,477)          --              --      (205,477)
Acquisition of ACRE
  Partners..................       3,637          --           --              --         3,637
Restricted stock units
  issued to employees in
  lieu of cash bonuses......       1,125          --           --              --         1,125
Restricted stock units
  granted to employees......         212          --           --              --           212
Issuance of stock through
  DRIP plan.................          31          --           --              --            31
Purchase of treasury
  stock.....................          --          --           --            (302)         (302)
Net income for the period...          --     217,586                                    217,586
Change in accumulated other
  comprehensive income......          --          --          209              --           209
                              ----------   ---------        -----        --------    ----------
Balance at December 31,
  2000......................  $1,966,396   $(154,789)       $ (20)       $(40,741)   $1,787,885
                              ==========   =========        =====        ========    ==========
EXPLANATORY NOTE:

----------------

 * RECLASSIFIED TO CONFORM TO 2000 PRESENTATION.

(1) As adjusted for one-for-six reverse stock split effective June 19, 1998.

    The accompanying notes are an integral part of the financial statements.

                              ISTAR FINANCIAL INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                              -------------------------------------
                                                                2000         1999*         1998*
                                                              ---------   -----------   -----------
Cash flows from operating activities:
Net income..................................................  $ 217,586   $    38,886   $    59,903
Adjustments to reconcile net income to cash flows provided
  by operating activities:
  Minority interest.........................................        195            41            54
  Non-cash expense for options issued to Advisor............      1,700           412         5,985
  Non-cash expense for Advisor Transaction..................         --        94,476            --
  Equity in earnings of unconsolidated joint ventures and
    subsidiaries............................................     (4,753)         (234)          (96)
  Depreciation and amortization.............................     47,402        15,932         7,662
  Amortization of discounts/premiums and deferred
    interest................................................    (27,059)      (25,493)      (17,750)
  Distributions from operating joint venture................      4,511           470            --
  Deferred operating lease income adjustments...............     (9,130)       (1,597)           --
  Realized (gain)/loss on sale of securities................        233           (11)           --
  Gain on sale of corporate tenant lease assets.............     (2,948)           --            --
  Extraordinary loss on early extinguishment of debt........        705            --            --
  Provision for possible credit losses......................      6,500         4,750         2,750
  Changes in assets and liabilities:
    (Increase) decrease in restricted cash..................    (10,246)        2,924        (5,699)
    Increase in accrued interest and operating lease income
     receivable.............................................     (3,761)       (3,089)       (5,613)
    Decrease in deferred expenses and other assets..........    (26,764)       (1,212)         (902)
    Increase (decrease) in accounts payable, accrued
     expenses and other liabilities.........................     (1,702)       (3,706)        8,621
                                                              ---------   -----------   -----------
  Cash flows provided by operating activities...............    192,469       122,549        54,915
                                                              ---------   -----------   -----------
Cash flows from investing activities:
  Net cash outflow for the Recapitalization Transactions
    (Note 3)................................................         --            --      (334,964)
  Net cash outflow for TriNet Acquisition (Note 3)..........         --       (23,723)           --
  Proceeds from sale of corporate tenant lease assets.......    146,265            --            --
  New investment originations/acquisitions..................   (849,618)     (640,757)     (975,670)
  Principal fundings on existing loan commitments...........    (56,039)      (45,916)      (16,500)
  Investment in iStar Operating, Inc........................     (3,443)           --          (426)
  Proceeds from sale of investment securities...............         30            --            --
  Repayments of and principal collections from loans and
    other investments.......................................    584,452       520,768       103,926
  Investments (in) and advances to unconsolidated joint
    ventures................................................    (24,047)         (377)      (47,675)
  Distributions from unconsolidated joint ventures..........     34,759        47,365            --
  Other capital expenditures on real estate subject to
    operating leases........................................     (9,011)       (1,271)           --
                                                              ---------   -----------   -----------
    Cash flows used in investing activities.................   (176,652)     (143,911)   (1,271,309)
                                                              ---------   -----------   -----------
Cash flows from financing activities:
  Net borrowings (repayments) under revolving credit
    facilities..............................................   (183,837)      168,592       640,945
  Borrowings under term loans...............................     90,000        39,234       368,683
  Repayments under term loans...............................   (300,799)           --            --
  Borrowings under repurchase agreements....................     65,067        (7,331)       46,091
  Repayments under repurchase agreements....................    (31,564)           --            --
  Mortgage note repayments..................................         --          (150)           --
  Borrowings under bond offerings...........................    863,254            --            --
  Repayments under bond offerings...........................   (274,919)           --            --
  Common dividends paid.....................................   (202,397)      (90,076)      (38,638)
  Preferred dividends paid..................................    (36,576)      (20,524)           --
  Minority interest.........................................       (164)           --            --
  Extraordinary loss on early extinguishment of debt........       (317)           --            --
  Payment for deferred financing costs......................    (21,048)       (4,593)      (11,615)
  Proceeds from issuance of class B shares..................         --            --         1,534
  Costs incurred in reorganization..........................         --            --          (480)
  Purchase of treasury stock................................       (302)      (40,439)           --
  Proceeds from exercise of options.........................      6,129           947           285
  Proceeds from issuance of preferred stock and warrants....         --            --       219,403
                                                              ---------   -----------   -----------
    Cash flows (used in) provided by financing activities...    (27,473)       45,660     1,226,208
                                                              ---------   -----------   -----------
Increase (decrease) in cash and cash equivalents............    (11,656)       24,298         9,814
Cash and cash equivalents at beginning of period............     34,408        10,110           296
                                                              ---------   -----------   -----------
Cash and cash equivalents at end of period..................  $  22,752   $    34,408   $    10,110
                                                              =========   ===========   ===========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest..................  $ 142,145   $    85,835   $    38,006
                                                              =========   ===========   ===========

-------------
*   RECLASSIFIED TO CONFORM TO 2000 PRESENTATION.

    The accompanying notes are an integral part of the financial statements.

                              ISTAR FINANCIAL INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND BUSINESS

    ORGANIZATION--iStar Financial Inc.(1) (the "Company") began its business in 1993 through private investment funds formed to capitalize on inefficiencies in the real estate finance market. In March 1998, these funds contributed their approximately $1.1 billion of assets to the Company's predecessor, Starwood Financial Trust, in exchange for a controlling interest in that company. Since that time, the Company has grown by originating new lending and leasing transactions, as well as through corporate acquisitions. Specifically, in September 1998, the Company acquired the loan origination and servicing business of a major insurance company, and in December 1998, the Company acquired the mortgage and mezzanine loan portfolio of its largest private competitor. Additionally, in November 1999, the Company acquired TriNet Corporate Realty Trust, Inc. ("TriNet"), which was then the largest publicly traded company specializing in the net leasing of corporate office and industrial facilities (the "TriNet Acquisition"). The TriNet Acquisition was structured as a stock-for-stock merger of TriNet with a subsidiary of the Company. Concurrent with the TriNet Acquisition, the Company also acquired its external advisor (the "Advisor Transaction") in exchange for shares of common stock of the Company ("Common Stock") and converted its organizational form to a Maryland corporation (the "Incorporation Merger"). As part of the conversion to a Maryland corporation, the Company replaced its dual class common share structure with a single class of Common Stock. The Company's Common Stock began trading on the New York Stock Exchange under the symbol "SFI" in November 1999.

    During 1993 through 1997, the Company did not qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). However, pursuant to a closing agreement with the Internal Revenue Service (the "IRS") obtained in March 1998, the Company was eligible and elected to be taxed as a REIT for the taxable year beginning January 1, 1998.

    BUSINESS--The Company is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides structured financing to private and corporate owners of real estate nationwide, including senior and junior mortgage debt, corporate mezzanine and subordinated capital, and corporate net lease financing. The Company, which has elected to be taxed as a real estate investment trust ("REIT"), seeks to deliver superior risk-adjusted returns on equity for shareholders by providing innovative and value-added financing solutions to its customers.

    The Company has implemented its investment strategy by: (1) focusing on the origination of large, highly structured mortgage, corporate and lease financings where customers require flexible financial solutions, and avoiding commodity businesses in which there is significant direct competition from other providers of capital; (2) developing direct relationships with borrowers and corporate tenants as opposed to sourcing transactions through intermediaries; (3) adding value beyond simply providing capital by offering borrowers and corporate tenants specific lending expertise, flexibility, certainty and continuing relationships beyond the closing of a particular financing transaction; and
(4) taking advantage of market anomalies in the real estate financing markets when the Company believes credit is mispriced by other providers of capital,

EXPLANATORY NOTE:
------------

(1) As more fully discussed in Note 4, on November 4, 1999, the Company changed its form and became a corporation under Maryland law and changed its name from Starwood Financial Trust to Starwood Financial Inc. Further, effective April 30, 2000, the registrant changed its name to iStar Financial Inc.

                              ISTAR FINANCIAL INC.

NOTE 1--ORGANIZATION AND BUSINESS (CONTINUED) such as the spread between lease yields and the yields on corporate tenants' underlying credit obligations.

    The Company intends to continue to emphasize a mix of portfolio financing transactions to create built-in diversification and single-asset financings for properties with strong, long-term competitive market positions.

NOTE 2--BASIS OF PRESENTATION

    The accompanying audited Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles ("GAAP") for complete financial statements. The Consolidated Financial Statements include the accounts of the Company, its qualified REIT subsidiaries, and its majority-owned and controlled partnerships. Certain third-party mortgage servicing operations are conducted through iStar Operating, Inc. ("iStar Operating"), a taxable corporation which is not consolidated with the Company for financial reporting or income tax purposes. The Company owns all of the non-voting preferred stock and a 95% economic interest in iStar Operating, which is accounted for under the equity method for financial reporting purposes. The Company does not own any of the outstanding voting stock of iStar Operating. In addition, the Company has an investment in TriNet Management Operating
Company, Inc. ("TMOC"), a taxable noncontrolled subsidiary of the Company, which is also accounted for under the equity method. Further, certain other investments in partnerships or joint ventures which the Company does not control are also accounted for under the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

    In the opinion of management, the accompanying Consolidated Financial Statements contain all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company's consolidated financial position at December 31, 2000 and December 31, 1999 and the results of its operations, changes in shareholders' equity and its cash flows for the years ended December 31, 2000, 1999 and 1998. Such operating results are not necessarily indicative of the results that may be expected for any other interim periods or the entire year.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    LOANS AND OTHER LENDING INVESTMENTS, NET--As described in Note 5, "Loans and Other Lending Investments," includes the following investments: senior mortgages, subordinate mortgages, corporate/partnership loans/unsecured notes, loan participations and other lending investments. In general, management considers its investments in this category as held-to-maturity and, accordingly, reflects such items at amortized historical cost.

    REAL ESTATE SUBJECT TO OPERATING LEASES AND DEPRECIATION--Real estate subject to operating leases is generally recorded at cost. Certain improvements and replacements are capitalized when they extend the useful life, increase capacity or improve the efficiency of the asset. Repairs and maintenance items are expensed as incurred. The Company capitalizes interest costs incurred during the land development or construction period on qualified development projects, including investments in joint ventures accounted for under the equity method. Depreciation is computed using the straight line method of cost recovery over estimated useful lives of 40.0 years for buildings, five years for furniture and equipment, the shorter of the remaining lease term or expected life for tenant improvements, and the remaining life of the building for building improvements.

                              ISTAR FINANCIAL INC.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Real estate assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell. The Company also periodically reviews long-lived assets to be held and used for an impairment in value whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. In management's opinion, real estate assets to be held and used are not carried at amounts in excess of their estimated recoverable amounts.

    CAPITALIZED INTEREST--The Company capitalizes interest costs incurred during the land development or construction period on qualified development projects, including investments in joint ventures accounted for under the equity method. Interest capitalized was approximately $513,000 and $377,000 during the years ended December 31, 2000 and 1999, respectively.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents include cash held in banks or invested in money market funds with original maturity terms of less than 90 days.

    RESTRICTED CASH--Restricted cash represents amounts required to be maintained in escrow under certain of the Company's debt obligations and leasing cost obligations.

    NON-CASH ACTIVITY--During the year ended December 31, 1998, the Company had significant non-cash activity including: (1) conversion of units in APMT Limited Partnership (shown as "minority interest" in the consolidated financial statements) to class A shares of the Company (see Note 4); (2) issuance of options to Starwood Financial Advisors, L.L.C. (the "Advisor") to acquire class A shares of the Company (see Note 11); and (3) issuance of new class A shares in exchange for a portion of the acquisition of loans and related investments as part of the Recapitalization Transactions (see Note 4).

    The cash portion of the Recapitalization Transactions is summarized as follows (in thousands):

Acquisition of loans and other investments..................  $(1,061,006)
Acquired accrued interest and operating lease income
  receivable................................................       (7,451)
Conversion of minority interest.............................       (5,387)
Par value of class A shares issued..........................      306,796
Additional paid in capital on class A shares issued.........      432,084
                                                              -----------
Net cash outflow for the Recapitalization Transactions......  $  (334,964)
                                                              ===========

                              ISTAR FINANCIAL INC.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    During 1999, the Company acquired TriNet (see Note 4). The following is a summary of the effects of this transaction on the Company's consolidated financial position (in thousands):

                                                              ACQUISITION OF
                                                                  TRINET
                                                              --------------
Fair value of:
  Assets acquired...........................................   $(1,589,714)
  Liabilities assumed.......................................       676,936
  Minority interest.........................................         2,524
  Stock issued..............................................       875,195
                                                               -----------
  Cash paid.................................................       (35,059)
  Less cash acquired........................................        11,336
                                                               -----------
  Net cash outflow for TriNet Acquisition...................   $   (23,723)
                                                               ===========

    There was no non-cash activity during the year ended December 31, 2000.

    MARKETABLE SECURITIES-- From time to time, the Company invests excess working capital in short-term marketable securities such as those issued by the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA"), and Federal Home Loan Mortgage Corporation ("FHLMC"). Although the Company generally intends to hold such investments for investment purposes, it may, from time to time, sell any of its investments in these securities as part of its management of liquidity. Accordingly, the Company considers such investments as "available-for-sale" and reflects such investments at fair market value with changes in fair market value reflected as a component of shareholders' equity.

    REPURCHASE AGREEMENTS-- The Company may enter into sales of securities or loans under agreements to repurchase the same security or loan. The amounts borrowed under repurchase agreements are carried on the balance sheet as part of debt obligations at the amount advanced plus accrued interest. Interest incurred on the repurchase agreements is reported as interest expense.

    REVENUE RECOGNITION--The Company's revenue recognition policies are as follows:

    LOANS AND OTHER LENDING INVESTMENTS: The Company generally intends to hold all of its loans and other lending investments to maturity. Accordingly, it reflects all of these investments at amortized cost less allowance for loan losses, acquisition premiums or discounts, deferred loan fees and undisbursed loan funds. On occasion, the Company may acquire loans at either premiums or discounts based on the credit characteristics of such loans. These premiums or discounts are recognized as yield adjustments over the lives of the related loans. If loans that were acquired at a premium or discount are prepaid, the Company immediately recognizes the unamortized premium or discount as a decrease or increase in the prepayment gain or loss, respectively. Loan origination or exit fees, as well as direct loan origination costs, are also deferred and recognized over the lives of the related loans as a yield adjustment. Interest income is recognized using the effective interest method applied on a loan-by-loan basis.

    Certain of the Company's loans provide for accrual of interest at specified rates which differ from current payment terms. Interest is recognized on such loans at the accrual rate subject to

                              ISTAR FINANCIAL INC.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) management's determination that accrued interest and outstanding principal are ultimately collectible, based on the underlying collateral and operations of the borrower.

    Prepayment penalties or yield maintenance payments from borrowers are recognized as additional income when received. Certain of the Company's loan investments provide for additional interest based on the borrower's operating cash flow or appreciation of the underlying collateral. Such amounts are considered contingent interest and are reflected as income only upon certainty of collection.

    LEASING INVESTMENTS: Operating lease revenue is recognized on the straight-line method of accounting from the later of the date of the origination of the lease or the date of acquisition of the facility subject to existing leases. Accordingly, contractual lease payment increases are recognized evenly over the term of the lease. The cumulative difference between lease revenue recognized under this method and contractual lease payment terms is recorded as a deferred operating lease income receivable on the balance sheet.

    PROVISION FOR POSSIBLE CREDIT LOSSES--The Company's accounting policies require that an allowance for estimated credit losses be maintained at a level that management, based upon an evaluation of known and inherent risks in the portfolio, considers adequate to provide for possible credit losses. Specific valuation allowances are established for impaired loans in the amount by which the carrying value, before allowance for estimated losses, exceeds the fair value of collateral less disposition costs on an individual loan basis. Management considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. Management measures these impaired loans at the fair value of the loans' underlying collateral less estimated disposition costs. Impaired loans may be left on accrual status during the period the Company is pursuing repayment of the loan; however, these loans are placed on non-accrual status at such time that the loans either: (1) become 90 days delinquent; or
(2) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment. While on non-accrual status, interest income is recognized only upon actual receipt. Impairment losses are recognized as direct write-downs of the related loan with a corresponding charge to the provision for possible credit losses. Charge-offs occur when loans, or a portion thereof, are considered uncollectible and of such little value that further pursuit of collection is not warranted. Management also provides a portfolio reserve based upon its periodic evaluation and analysis of the portfolio, historical and industry loss experience, economic conditions and trends, collateral values and quality, and other relevant factors.

    INCOME TAXES--The Company did not qualify as a REIT from 1993 through 1997; however, it did not incur any material tax liabilities as a result of its operations. See Note 10 to the Consolidated Financial Statements for more information.

    As confirmed in a closing agreement with the IRS obtained in March 1998, the Company was eligible and has elected to be taxed as a REIT for its tax year beginning January 1, 1998. As a REIT, the Company is subject to federal income taxation at corporate rates on its REIT taxable income; however, the Company is allowed a deduction for the amount of dividends paid to its shareholders, thereby subjecting the distributed net income of the Company to taxation at the shareholder level only. iStar Operating and TMOC are not consolidated for federal income tax purposes and are taxed as corporations. For financial reporting purposes, current and deferred

                              ISTAR FINANCIAL INC.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) taxes are provided for in the portion of earnings recognized by the Company with respect to its interest in iStar Operating and TMOC.

    NET INCOME ALLOCABLE TO COMMON SHARES--Net income allocable to common shares excludes 1% of net income allocable to the class B shares prior to November 4, 1999. The class A and class B shares were exchanged for Common Stock in connection with the TriNet Acquisition, as more fully described in Note 4.

    EARNINGS (LOSS) PER COMMON SHARES--In accordance with the Statement of Financial Accounting Standards No. 128 ("FASB No. 128"), the Company presents both basic and diluted earnings per share ("EPS"). Basic earnings per share ("Basic EPS") excludes dilution and is computed by dividing net income available to common shareholders by the weighted average number of shares outstanding for the period. Diluted earnings per share ("Diluted EPS") reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, where such exercise or conversion would result in a lower earnings per share amount.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    NEW ACCOUNTING STANDARDS--In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). On June 23, 1999, the FASB voted to defer the effectiveness of SFAS No. 133 for one year. SFAS No. 133 is now effective for fiscal years beginning after June 15, 2000, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as:
(1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment; (2) a hedge of the exposure to variable cash flows of a forecasted transaction; or (3) in certain circumstances, a hedge of a foreign currency exposure. The Company adopted this pronouncement, as amended by Statement of Financial Accounting Standards
No. 137 "Accounting for Derivative Instruments and Hedging Activities--deferral of the Effective Date of FASB Statement No. 133" and Statement of Financial Accounting Standards No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of FASB Statement No. 133," on
January 1, 2001. Because the Company has primarily used derivatives as cash flow hedges of interest rate risk only, the adoption of SFAS No. 133 did not have a material financial impact on the financial position and results of operations of the Company. However, should the Company change its current use of such derivatives (see Note 9), the adoption of SFAS No. 133 could have a more significant effect on the Company prospectively.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements." In June 2000, the SEC staff amended SAB 101 to provide registrants with additional time to implement SAB 101. The Company adopted SAB 101, as required, in the fourth quarter of fiscal

                              ISTAR FINANCIAL INC.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
2000. The adoption of SAB 101 did not have a material financial impact on the financial position or the results of operations of the Company.

    In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation." The Company was required to adopt FIN 44 effective July 1, 2000 with respect to certain provisions applicable to new awards, exchanges of awards in a business combination, modifications to outstanding awards, and changes in grantee status that occur on or after that date. FIN 44 addresses practice issues related to the application of Accounting Practice Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees." The initial adoption of FIN 44 by the Company did not have a material impact on its consolidated financial position or results of operations.

NOTE 4--CAPITAL TRANSACTIONS

    PRIOR TRANSACTIONS WITH AFFILIATES--Through a series of transactions beginning in November 1993 and through March 18, 1998, the date of the Recapitalization Transactions described in the following section, Starwood Mezzanine Investors, L.P. ("Starwood Mezzanine") and certain other affiliates (collectively, the "Starwood Investors") had acquired controlling interests in the Company represented by an aggregate of 874,016 class A shares, or 69.46% of the then total class A shares outstanding, and 629,167 class B shares, representing 100% of the then total class B shares outstanding. Together, the class A and class B shares held by the Starwood Investors represented 79.64% of the voting interests of the Company.

    During the quarter ended March 31, 1998, the Company consummated certain transactions and entered into agreements which significantly recapitalized and expanded its capital resources, as well as modified future operations, including those described herein below in "Recapitalization Transactions" and "Advisor Agreement."

    RECAPITALIZATION TRANSACTIONS--As more fully discussed above, pursuant to a series of transactions beginning in March 1994 and including the exercise of the class A and class B warrants in January 1997, the Starwood Investors acquired joint ownership of 69.46% and 100% of the outstanding class A shares and class B shares of the Company, respectively, through which they controlled approximately 79.64% of the voting interests in the Company as of December 31, 1997. Prior to the consummation of these transactions on March 18, 1998 (collectively, the "Recapitalization Transactions"), Starwood Mezzanine also owned 761,491 units which represented the remaining 91.95% of APMT Limited Partnership not held by the Company. Those units were convertible into cash, an additional 761,491 class A shares of the Company, or a combination of the two, as determined by the Company.

    On March 18, 1998, each outstanding unit held by Starwood Mezzanine was exchanged for one class A share of the Company and, concurrently, the partnership was liquidated through a distribution of its net assets to the Company, its then sole partner.

    Simultaneously, Starwood Mezzanine contributed various real estate loan investments to the Company in exchange for 9,191,333 class A shares and $25.5 million in cash, as adjusted. Starwood Opportunity Fund IV, L.P. ("SOF IV"), one of the Starwood Investors, contributed loans and other lending investments, $17.9 million in cash and certain letters of intent in exchange for 41,179,133 class A shares of the Company and a cash payment of $324.3 million. Concurrently, the holders of the class B shares who were affiliates of the Starwood Investors acquired 25,565,979 additional class B shares sufficient to maintain existing voting preferences pursuant

                              ISTAR FINANCIAL INC.

NOTE 4--CAPITAL TRANSACTIONS (CONTINUED) to the Company's Amended and Restated Declaration of Trust. Immediately after these transactions, the Starwood Investors owned approximately 99.27% of the outstanding class A shares of the Company and 100% of the class B shares. Assets acquired from Starwood Mezzanine were reflected using step acquisition accounting at predecessor basis adjusted to fair value to the extent of post-transaction, third-party ownership. Assets acquired from SOF IV were reflected at their fair market value.

    ADVISORY AGREEMENT--In connection with the Recapitalization Transactions, the Company and its former external advisor (the "Advisor"), an affiliate of the Starwood Investors, entered into an Advisory Agreement (the "Advisory Agreement") pursuant to which the Advisor managed the affairs of the Company, subject to the Company's purpose and investment policy, the investment restrictions and the directives of the Board of Directors.

    The Company paid the Advisor a quarterly base management fee of 0.3125% (1.25% per annum) of the "Book Equity Value" of the Company. "Book Equity Value" was generally defined as the excess of the book value of the assets of the Company over all liabilities of the Company.

    In addition, the Company paid the Advisor a quarterly incentive fee of 5.00% of the Company's "Adjusted Net Income" during each quarter that the Adjusted Net Income for such quarter (restated and annualized as a rate of return on the Company's Book Equity Value for such quarter) equaled or exceeded the "Benchmark BB Rate." "Adjusted Net Income" was generally defined as the Company's gross income less the Company's expenses for the applicable quarter (including the base fee for such quarter but not the incentive fee for such quarter). The Advisor was also reimbursed for certain expenses it incurred on behalf of the Company.

    Prior to the transactions described below through which, among other things, the Company became internally-managed, the Company was dependent on the services of the Advisor and its officers and employees for the successful execution of its business strategy.

    1999 TRANSACTIONS--On November 3, 1999, consistent with previously announced terms, the Company's shareholders approved a series of transactions including:
(1) the acquisition, through a merger, of TriNet; (2) the acquisition, through a merger and a contribution of interests, of 100% of the ownership interests in the Advisor; and (3) the change in form, through a merger, of the Company's organization to a Maryland corporation. TriNet shareholders also approved the TriNet Acquisition on November 3, 1999. These transactions were consummated on November 4, 1999. As part of these transactions, the Company also replaced its dual class common share structure with a single class of Common Stock.

    TRINET ACQUISITION--TriNet merged with and into a subsidiary of the Company, with TriNet surviving as a wholly-owned subsidiary of the Company (the "Leasing Subsidiary"). In the TriNet Acquisition, each share of TriNet common stock was converted into 1.15 shares of Common Stock, resulting in an aggregate issuance of 28.9 million shares of Common Stock. Each share of TriNet Series A, Series B and Series C Cumulative Redeemable Preferred Stock was converted into a share of Series B, Series C or Series D (respectively) Cumulative Redeemable Preferred Stock of the Company. The Company's preferred stock issued to the former TriNet preferred shareholders has substantially the same terms as the TriNet preferred stock, except that the new Series B, C and D preferred stock has additional voting rights not associated with the TriNet preferred stock. The holders of the Company's Series A preferred stock retained the same rights and preferences as existed prior to the TriNet Acquisition.

                              ISTAR FINANCIAL INC.

NOTE 4--CAPITAL TRANSACTIONS (CONTINUED)
    The TriNet Acquisition was accounted for as a purchase. Because the Company's stock prior to the transaction was largely held by the Starwood Investors, and, as a result, the stock was not widely traded relative to the amount of shares outstanding, the pro forma financial information presented below was prepared utilizing a stock price of $28.14 per TriNet share, which was the average stock price of TriNet during the five-day period before and after the TriNet Acquisition was agreed to and announced.

    ADVISOR TRANSACTION--Contemporaneously with the consummation of the TriNet Acquisition, the Company acquired 100% of the interests in the Advisor in exchange for total consideration of four million shares of Common Stock. For accounting purposes, the Advisor Transaction was not considered the acquisition of a "business" in applying Accounting Principles Board Opinion No. 16, "Business Combinations" and, therefore, the market value of the Common Stock issued in excess of the fair value of the net tangible assets acquired of approximately $94.5 million was charged to operating income as a non-recurring, non-cash item in the fourth quarter of 1999, rather than capitalized as goodwill.

    INCORPORATION MERGER--Prior to the consummation of the TriNet Acquisition and the Advisor Transaction, the Company changed its form from a Maryland trust to a Maryland corporation in the Incorporation Merger, which technically involved a merger of the Company with a wholly-owned subsidiary formed solely to effect such merger. In the Incorporation Merger, the class B shares were converted into shares of Common Stock on a 49-for-one basis (the same ratio at which class B shares were previously convertible into class A shares), and the class A shares were converted into shares of Common Stock on a one-for-one basis. As a result, the Company no longer has multiple classes of common shares. The Incorporation Merger was treated as a transfer of assets and liabilities under common control. Accordingly, the assets and liabilities transferred from the Maryland trust to the Maryland corporation were reflected at their predecessor basis and no gain or loss was recognized.

    The Company declared and paid a special dividend of one million shares of its Common Stock payable pro rata to all holders of record of its Common Stock following completion of the Incorporation Merger, but prior to the effective time of the TriNet Acquisition and the Advisor Transaction.

    PRO FORMA INFORMATION--The summary unaudited pro forma consolidated statements of operations for the years ended December 31, 1999 and 1998 are presented as if the following transactions, consummated in November 1999, had occurred on January 1, 1998: (1) the TriNet Acquisition; (2) the Advisor Transaction; and (3) the borrowings necessary to consummate the aforementioned transactions, and as if the following transactions consummated in March 1998 had occurred on January 1, 1998: (1) the Recapitalization Transactions; (2) the exchange of each outstanding unit in the APMT Limited Partnership held by holders other than the Company for one class A share; (3) the liquidation and termination of the partnership; and (4) the borrowings necessary to consummate the aforementioned transactions. The unaudited pro forma information is based upon the historical consolidated results of operations of the Company and TriNet for the years ended December 31, 1999 and 1998, after giving effect to the events described above.

                              ISTAR FINANCIAL INC.

NOTE 4--CAPITAL TRANSACTIONS (CONTINUED)
                                   PRO FORMA
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               FOR THE YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                                   (UNAUDITED)
REVENUE:
  Interest income...........................................  $218,359    $140,261
  Operating lease income....................................   186,776     169,196
  Other income..............................................    21,000       9,776
                                                              --------    --------
    Total revenue...........................................   426,135     319,233
                                                              --------    --------
EXPENSES:
  Interest expense..........................................   135,795      99,138
  Operating costs-corporate tenant lease assets.............    12,601       7,651
  Depreciation and amortization.............................    36,423      35,053
  General and administrative................................    21,716      20,770
  Provision for possible credit losses......................     4,750       2,750
  Stock option compensation expense.........................     2,474       5,985
                                                              --------    --------
    Total costs and expenses................................   213,759     171,347
                                                              --------    --------
  Income before minority interest...........................  $212,376    $147,886
  Minority interest.........................................      (164)       (128)
                                                              --------    --------
  Net income................................................  $212,212    $147,758
  Preferred dividend requirements...........................   (36,906)    (16,622)
                                                              --------    --------
  Net income allocable to common shareholders...............  $175,306    $131,136
                                                              ========    ========
BASIC EARNINGS PER SHARE:
  Basic earnings per common share...........................  $   2.01    $   1.50
                                                              ========    ========
  Weighted average number of common shares outstanding......    87,073      87,193
                                                              ========    ========

    Investments and dispositions are assumed to have taken place as of January 1, 1998; however, loan originations and acquisitions are not reflected in these pro forma numbers until the actual origination or acquisition date by the Company. The pro forma information above excludes the charge of approximately $94.5 million taken by the Company in fiscal 1999 to reflect the costs incurred in acquiring the Advisor as such charge is non-recurring. The pro forma information also excludes certain non-recurring historical charges recorded by TriNet of $3.4 million in 1999 for a provision for a real estate write-down and $3.0 million in 1998 for a special charge for an expected reduction in TriNet's investment activity. General and administrative costs represent estimated expense levels as an internally-managed Company.

    The pro forma financial information is not necessarily indicative of what the consolidated results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the results of operations for future periods.

                              ISTAR FINANCIAL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--LOANS AND OTHER LENDING INVESTMENTS

    The following is a summary description of the Company's loans and other lending investments (in thousands):

                                                                                                   CARRYING VALUE
                                                   # OF         ORIGINAL        PRINCIPAL        AS OF DECEMBER 31,
                         UNDERLYING PROPERTY     BORROWERS     COMMITMENT        BALANCES      -----------------------
  TYPE OF INVESTMENT           TYPE(1)          IN CLASS(1)     AMOUNT(1)     OUTSTANDING(1)      2000         1999
----------------------  ----------------------  -----------   -------------   --------------   ----------   ----------
Senior Mortgages(5)     Office/Hotel/Mixed           21        $1,337,717       $1,232,307     $1,210,992   $1,039,052
                        Use/Apartment/Retail/
                        Resort

Subordinated Mortgages  Office/Hotel/Mixed Use       13           372,136          340,088        325,558      464,105

Corporate Loans/        Office/Hotel/Residential/      14         413,946          401,795        398,978      309,768
  Partnership Loans/    Apartment
  Unsecured Notes

Loan Participations     Office/Retail                 3           127,497          111,388        111,251      128,105

Other Lending           Resort/Office/Mixed         N/A               N/A              N/A        192,404       69,976
  Investments           Use/Residential/
                        Homebuilder
                                                                                               ----------   ----------
Gross Carrying Value                                                                           $2,239,183   $2,011,006
Provision for Possible
  Credit Losses                                                                                   (14,000)      (7,500)
                                                                                               ----------   ----------
Total, Net                                                                                     $2,225,183   $2,003,506
                                                                                               ==========   ==========


                          EFFECTIVE                                                            PRINCIPAL   PARTICI-
                           MATURITY        CONTRACTUAL INTEREST       CONTRACTUAL INTEREST     AMORTIZ-     PATION
  TYPE OF INVESTMENT        DATES            PAYMENT RATES(2)           ACCRUAL RATES(3)         ATION     FEATURES
----------------------  --------------   ------------------------   ------------------------   ---------   ---------
Senior Mortgages(5)      2001 to 2019    Fixed: 6.13% to 20.00%     Fixed: 6.13% to 24.00%       Yes (4)     Yes (3)
                                         Variable: LIBOR + 1.50%    Variable: LIBOR + 1.50%
                                         to 6.00%                   to 6.00%
Subordinated Mortgages   2002 to 2007    Fixed: 7.00% to 15.25%     Fixed: 10.07% to 17.00%      Yes (4)     Yes (3)
                                         Variable: LIBOR + 5.80%    Variable: LIBOR + 5.80%
Corporate Loans/         2001 to 2008    Fixed: 6.13% to 14.50%     Fixed: 6.13% to 17.50%       Yes         Yes (3)
  Partnership Loans/                     Variable: LIBOR + 2.78%    Variable: LIBOR + 2.78%
  Unsecured Notes                        to 7.50%                   to 7.50%
Loan Participations      2003 to 2005    Fixed: 10.00% to 13.60%    Fixed: 13.60% to 14.00%      No          Yes (3)
                                         Variable: LIBOR + 4.50%    Variable: LIBOR + 4.50%
Other Lending           2002 and 2013    Fixed: 6.75% to 12.75%     Fixed: 6.75% to 12.75%       No          No
  Investments
Gross Carrying Value
Provision for Possible
  Credit Losses
Total, Net

EXPLANATORY NOTES:
-------------

(1) Amounts and details are for loans outstanding as of December 31, 2000.

(2) Substantially all variable-rate loans are based on 30-day LIBOR and reprice monthly. The 30-day LIBOR rate on December 29, 2000 was 6.56%.

(3) Under some of these loans, the lender receives additional payments representing additional interest from participation in available cash flow from operations of the property and the proceeds, in excess of a base amount, arising from a sale or refinancing of the property.

(4) The loans require fixed payments of principal and interest resulting in partial principal amortization over the term of the loan with the remaining principal due at maturity. In addition, one of the loans permits additional annual prepayments of principal of up to $1.3 million without penalty at the borrower's option.

(5) The unfunded commitment amount on one of the Company's construction loans, included in senior mortgages, was $16.2 million as of December 31, 1999. As of December 31, 2000, the construction loan was fully funded.

                              ISTAR FINANCIAL INC.

NOTE 5--LOANS AND OTHER LENDING INVESTMENTS (CONTINUED)

    During the years ended December 31, 2000 and 1999, respectively, the Company and its affiliated ventures originated or acquired an aggregate of approximately $721.2 million and $663.4 million in loans and other lending investments, funded $56.0 million and $46.4 million under existing loan commitments and received principal repayments of $584.5 million and $561.9 million.

    As of December 31, 2000, the Company had nine loans with unfunded commitments. The total unfunded commitment amount was approximately
$151.1 million, of which $83.5 million was discretionary (i.e., at the Company's option) and $67.6 million was non-discretionary.

    The Company's loans and other lending investments are predominantly pledged as collateral under either the iStar Asset Receivables secured notes, the secured revolving facilities or secured term loans (see Note 7).

    The Company has reflected provisions for possible credit losses of approximately $6.5 million, $4.8 million and $2.8 million in its results of operations during the years ended December 31, 2000, 1999 and 1998, respectively. These provisions represent portfolio reserves based on management's evaluation of general market conditions, the Company's internal risk management policies and credit risk ratings system, industry loss experience, the likelihood of delinquencies or defaults, and the underlying collateral. No direct impairment reserves on specific loans were considered necessary. Management may transfer reserves between general and specific reserves as considered necessary.

NOTE 6--REAL ESTATE SUBJECT TO OPERATING LEASES

    During 2000, the Company acquired one corporate tenant lease facility for a purchase price of $22.8 million and exercised an option to purchase another facility for $16.4 million by funding an additional $474,000 on an existing convertible mortgage loan. Construction was completed on five facilities under development in one of the Company's joint venture partnerships for a total development cost of $65.2 million. In addition, the TN-CP joint venture acquired one facility for a purchase price of $36.8 million. The Company also purchased
78.4 acres of land for approximately $80.7 million subject to a 20-year ground lease to a corporate customer, with the first year of operating lease payments equal to a return on cost of approximately 11.6%. In addition, the Company purchased 32.4 acres of land for approximately $2.3 million on which it is constructing a build-to-suit distribution facility for a corporate customer under a 15-year tenant lease.

                              ISTAR FINANCIAL INC.

NOTE 6--REAL ESTATE SUBJECT TO OPERATING LEASES (CONTINUED)
    The Company's investments in real estate subject to operating leases, at cost, were as follows (in thousands):

                                                          DECEMBER 31,
                                                     -----------------------
                                                        2000         1999
                                                     ----------   ----------
Buildings and improvements.........................  $1,294,572   $1,390,933
Land and land improvements.........................     344,490      277,872
Less: accumulated depreciation.....................     (46,975)     (14,627)
                                                     ----------   ----------
                                                      1,592,087    1,654,178
Investments in unconsolidated joint ventures.......      78,082       60,106
                                                     ----------   ----------
      Real estate subject to operating leases,
        net........................................  $1,670,169   $1,714,284
                                                     ==========   ==========

    The Company's net lease facilities are leased to customers with initial term expiration dates from 2001 to 2020. Future operating lease payments under non-cancelable leases, excluding customer reimbursements of expenses, in effect at December 31, 2000, are approximately as follows (in thousands):

YEAR                                                            AMOUNT
----                                                          ----------
2001........................................................  $  176,429
2002........................................................     172,811
2003........................................................     164,401
2004........................................................     146,279
2005........................................................     127,867
Thereafter..................................................     751,177
                                                              ----------
                                                              $1,538,964
                                                              ==========

Under certain leases, the Company receives additional participating lease payments to the extent gross revenues of the tenant exceed a base amount. The Company earned $0.6 million and $0.5 million of such additional participating lease payments in the years ended December 31, 2000 and 1999, respectively. In addition, the Company also receives reimbursements from tenants for certain facility operating expenses.

    At December 31, 2000, the Company had investments in five joint ventures:
(1) TriNet Sunnyvale Partners L.P. ("Sunnyvale"), whose external partners are John D. O'Donnell, Trustee, John W. Hopkins, and Donald S. Grant; (2) Corporate Technology Associates LLC ("CTC I"), whose external member is Corporate Technology Centre Partners LLC; (3) Sierra Land Ventures ("Sierra"), whose external joint venture partner is Sierra-LC Land, Ltd.; (4) TriNet Milpitas Associates, LLC ("Milpitas"), whose external member is The Prudential Insurance Company of America; and (5) ACRE Simon, L.L.C. ("ACRE"), whose external partner is William E. Simon & Sons Realty Investments, L.L.C. These ventures were formed for the purpose of operating, acquiring and in certain cases, developing corporate tenant lease facilities. At December 31, 2000, all facilities held by CTC II and TN-CP had been sold. The Company previously had an equity investment in CTC II which was sold for approximately $66.0 million in September, 2000. In connection with this sale, the note receivable from the venture was modified to mature on

                              ISTAR FINANCIAL INC.

NOTE 6--REAL ESTATE SUBJECT TO OPERATING LEASES (CONTINUED)
December 31, 2001. The note receivable and related accrued interest are included in Loans and Other Lending Investments at December 31, 2000.

    Through the TriNet Acquisition, the Company also acquired a 50% interest in W9/TriNet Poydras LLC ("Poydras"). Effective November 22, 1999, the joint venture partners, who are affiliates of Whitehall Street Real Estate Limited Partnership, IX and The Goldman Sachs Group L.P. (the "Whitehall Group"), elected to exercise their right under the partnership agreement, which was accelerated as a result of the TriNet Acquisition, to exchange all of their membership units for 350,746 shares of Common Stock of the Company and a $767,000 distribution of available cash. As a consequence, Poydras is now wholly owned and is reflected on a consolidated basis in these financial statements.

    At December 31, 2000, the ventures comprised 23 net leased facilities, three of which were under development (these three facilities became fully operational with lease payments commencing as of January 2001). Additionally, 17.7 acres of land are held for sale. The Company's combined investment in these joint ventures at December 31, 2000 was $78.1 million. The joint ventures' purchase price for the 23 facilities owned at December 31, 2000 was $295.7 million. The purchase price of the land held for sale was $6.8 million. In the aggregate, the joint ventures had total assets of $366.8 million and total liabilities of $267.8 million as of December 31, 2000, and net income of $7.1 million for the year ended December 31, 2000. The Company accounts for these investments under the equity method because the Company's joint venture partners have certain participating rights which limit the Company's control. The Company's investments in and advances to unconsolidated joint ventures, its percentage ownership interests, its respective income and the Company's pro rata share of its ventures' third-party debt as of December 31, 2000 are presented below (in thousands):

                                                                                                              PRO RATA
                                                              ACCRUED                   JOINT                 SHARE OF
   UNCONSOLIDATED      OWNERSHIP     EQUITY        NOTE       INTEREST      TOTAL      VENTURE    INTEREST   THIRD-PARTY
    JOINT VENTURE          %       INVESTMENT   RECEIVABLE   RECEIVABLE   INVESTMENT    INCOME     INCOME       DEBT
---------------------  ---------   ----------   ----------   ----------   ----------   --------   --------   -----------
Operating:
  Sunnyvale..........     44.7%     $12,772      $    --       $   --      $ 12,772     $1,163     $   --      $ 10,728
  CTC I..............     50.0%      32,440           --           --        32,440      1,053                   43,789
  CTC II.............     50.0%          --       24,874        6,222        31,096       (755)     5,371            --
  Milpitas...........     50.0%      24,289           --           --        24,289      2,941         --        40,641
  TN-CP..............     50.0%          --           --           --            --        397         --            --
  ACRE Simon.........     20.0%       5,099           --           --         5,099         42         --         6,009
Development:
  Sierra.............     50.0%       3,482           --           --         3,482        217         --           724
                                    -------      -------       ------      --------     ------     ------      --------
      Total..........               $78,082      $24,874       $6,222      $109,178     $5,058     $5,371      $101,891
                                    =======      =======       ======      ========     ======     ======      ========

    Effective September 29, 2000, iStar Sunnyvale Partners, LP entered into an interest rate cap agreement with Bear Stearns Financial Products, limiting the venture's exposure to interest rate movements on its $24.0 million LIBOR-based mortgage loan to an interest rate cap of 9.0% through November 9, 2003.

                              ISTAR FINANCIAL INC.

NOTE 6--REAL ESTATE SUBJECT TO OPERATING LEASES (CONTINUED)
    Currently, the limited partners of the Sunnyvale partnership have the option to convert their partnership interest into cash; however, the Company may elect to deliver 297,728 shares of Common Stock in lieu of cash. Additionally, commencing in February 2002, subject to acceleration under certain circumstances, partnership units held by certain partners of Milpitas may be converted into 984,476 shares of Common Stock.

    Income generated from the above joint venture investments is included in Operating Lease Income in the Consolidated Statements of Operations.

                              ISTAR FINANCIAL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--DEBT OBLIGATIONS

    As of December 31, 2000 and 1999, the Company has debt obligations under various arrangements with financial institutions as follows (in thousands):

                                                 CARRYING VALUE AS OF
                                 MAXIMUM     -----------------------------             STATED                    SCHEDULED
                                  AMOUNT     DECEMBER 31,    DECEMBER 31,             INTEREST                   MATURITY
                                AVAILABLE        2000            1999                  RATES                       DATE
                                ----------   -------------   -------------   --------------------------   -----------------------
SECURED REVOLVING CREDIT
  FACILITIES:
    Line of credit............  $  700,000(1)  $  284,371     $  592,984     LIBOR + 1.75% - 2.25% (1)        March 2005 (1)
    Line of credit............     500,000       307,978         169,952     LIBOR + 1.50% - 1.75% (2)       August 2002 (2)
UNSECURED REVOLVING CREDIT
  FACILITIES:
    Line of credit............     350,000       173,450         186,700           LIBOR + 1.55%               May 2001 (3)
    Line of credit............     100,000            --              --           LIBOR + 2.25%               January 2002
                                ----------    ----------      ----------
    Total revolving credit      $1,650,000       765,799         949,636
      facilities..............
                                ==========
SECURED TERM LOANS:
    Secured by real estate under operating       150,678         153,618               7.44%                    March 2009
      leases..............................
    Secured by senior and subordinate                 --         109,398           LIBOR + 1.00%             August 2000 (4)
      mortgage investments................
    Secured by senior mortgage                        --          90,902           LIBOR + 1.00%             August 2000 (4)
      investment..........................
    Secured by corporate lending                  60,000              --           LIBOR + 2.50%              June 2003 (5)
      investments.........................
    Secured by real estate under operating        77,860          78,610           LIBOR + 1.38%                June 2001
      leases (6)..........................
    Secured by real estate under operating        60,471          73,279        Fixed: 6.00%-11.38%                (7)
      leases..............................                                    Variable: LIBOR + 1.00%
    Secured by senior mortgage                        --          54,000         LIBOR+ 1.75% (8)             November 2000
      investment..........................
                                              ----------      ----------
    Total principal of term loans.........       349,009         559,807
    Add: debt premiums (discounts)........            51            (521)
                                              ----------      ----------
    Total secured term loans..............       349,060         559,286
iStar Asset Receivables
  secured notes:
    Class A...............................       207,114              --           LIBOR + 0.30%             August 2003 (9)
    Class B...............................        94,055              --           LIBOR + 0.50%             October 2003 (9)
    Class C...............................       105,813              --           LIBOR + 1.00%             January 2004 (9)
    Class D...............................        52,906              --           LIBOR + 1.45%              June 2004 (9)
    Class E...............................       123,447              --           LIBOR + 2.75%             January 2005 (9)
    Class F...............................         5,000              --           LIBOR + 3.15%             January 2005 (9)
                                              ----------      ----------
    Total iStar Asset Receivables secured        588,335              --
      notes...............................
UNSECURED NOTES (10):
    6.75% Dealer Remarketable Securities         125,000         125,000               6.75%                    March 2013
      (11)................................
    7.30% Notes...........................       100,000         100,000               7.30%                     May 2001
    7.70% Notes...........................       100,000         100,000               7.70%                    July 2017
    7.95% Notes...........................        50,000          50,000               7.95%                     May 2006
                                              ----------      ----------
    Total principal of unsecured notes....       375,000         375,000
    Less: debt discount (12)..............       (18,490)        (21,481)
                                              ----------      ----------
    Total unsecured notes.................       356,510         353,519
OTHER DEBT OBLIGATIONS....................        72,263          38,763              Various                    Various
                                              ----------      ----------
TOTAL DEBT OBLIGATIONS....................    $2,131,967      $1,901,204
                                              ==========      ==========

EXPLANATORY NOTES:
------------
(1) On December 28, 2000, the Company expanded the facility to $700.0 million, increased the range of collateral eligible for inclusion in the facility, increased pricing to LIBOR +1.75% to 2.25%, and extended its final maturity to March 2005 (including an option to extend for an additional year).

                              ISTAR FINANCIAL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--DEBT OBLIGATIONS (CONTINUED)

(2) On February 4, 2000, the Company extended the term of its $500.0 million facility to August 2002 and increased pricing under the facility to LIBOR + 1.50% to 1.75%.

(3) Subsequent to year end, the Company extended the maturity of this credit facility to May 2002.

(4) On May 17, 2000, the Company repaid these secured term loan obligations.

(5) The Company has a one-year extension option in June 2003.

(6) The Company provides a guarantee for 25% of the principal balance outstanding.

(7) These mortgage loans mature at various dates through 2010.

(8) On November 30, 2000, the Company repaid this secured loan obligation.

(9) Principal payments on these bonds are a function of the principal repayments on loan assets which collateralize these obligations. The dates indicated above represent the expected date on which the final payment would occur for such class based on the assumptions that the loans which collateralize the obligations are not voluntarily prepaid, the loans are paid on their effective maturity dates and no extensions of the effective maturity dates of any of the loans are granted. The final maturity date for the underlying indenture on classes A, B, C, D, E and F is September 25, 2022.

(10) The notes are callable by the Company at any time for an amount equal to the total of principal outstanding, accrued interest and the applicable make-whole prepayment premium.

(11) Subject to mandatory tender on March 1, 2003, to either the dealer or the Leasing Subsidiary. The initial coupon of 6.75% applies to first five-year term through the mandatory tender date. If tendered to the dealer, the notes must be remarketed. The rates reset upon remarketing.

(12) These obligations were assumed as part of the TriNet Acquisition. As part of the accounting for the purchase, these fixed rate obligations were considered to have stated interest rates which were below the then prevailing market rates at which the Leasing Subsidiary could issue new debt obligations and, accordingly, the Company ascribed a market discount to each obligation. Such discounts will be amortized as an adjustment to interest expense using the effective interest method over the related term of the obligations. As adjusted, the effective annual interest rates on these obligations were 8.81%, 8.75%, 9.51% and 9.04%, for the 6.75% Dealer Remarketable Securities, 7.30% Notes, 7.70% Notes and 7.95% Notes, respectively.

                              ISTAR FINANCIAL INC.

NOTE 7--DEBT OBLIGATIONS (CONTINUED)

    Availability of amounts under the secured revolving credit facilities are based on percentage borrowing base calculations.

    Certain of the Leasing Subsidiary's debt obligations contain financial covenants pertaining to the subsidiary. Such obligations also establish restrictions on certain intercompany transactions between the Leasing Subsidiary and other Company affiliates. Further, such obligations also provide for a limit on distributions from the Leasing Subsidiary at 85% of cash flow from operations on a rolling four-quarter basis.

    On January 31, 2000, the Company closed a new unsecured revolving credit facility. The facility is led by a major commercial bank, which committed
$50.0 million of the facility amount. On July 7, 2000, the Company increased the facility amount to $100.0 million through syndication. The new facility has a two-year primary term and a one-year extension, at the Company's option, and bears interest at LIBOR plus 2.25%.

    On February 4, 2000, the Company extended the term of its existing
$500.0 million secured credit facility. The Company extended the original
August 2000 maturity date to August 2002, through a one-year extension to the facility's draw period and an additional one-year "term out" period during which outstanding principal amortizes 25% per quarter. In connection with the extension, the Company and the facility lender also expanded the range of assets that the lender would accept as collateral under the facility. In exchange for the extension and expansion, the Company agreed to increase the facility's interest rate from LIBOR plus 1.25% to 1.50%, to a revised rate of LIBOR plus 1.50% to 1.75%, depending upon certain conditions.

    On May 17, 2000, the Company closed the inaugural offering under its proprietary matched funding program, iStar Asset Receivables ("STARS"), Series 2000-1. In the initial transaction, a wholly-owned subsidiary of the Company issued $896.5 million of investment grade bonds secured by the subsidiary's assets, which had an aggregate outstanding principal balance of approximately $1.2 billion at inception. Principal payments received on the assets will be utilized to repay the most senior class of the bonds then outstanding. The maturity of the bonds match funds the maturity of the underlying assets financed under the program. The Company initially purchased the class F bonds at a par value of $38.2 million, which the Company financed with a $27.8 million repurchase agreement maturing in May 2001, which has a balance of $24.2 million at December 31, 2000 and is included in other debt obligations in the preceding table. On July 17, 2000, the Company sold, at par, $5.0 million of the class F bonds to an institutional investor. For accounting purposes, these transactions were treated as secured financings.

    On June 20, 2000, the Company closed a $60.0 million term loan secured by a corporate lending investment it originated in the first quarter of 2000. The new loan replaced a $30.0 million interim facility, and effectively match funds the expected weighted average maturity of the underlying corporate loan asset. The loan has a three-year primary term and a one-year extension, at the Company's option, and bears interest at LIBOR plus 2.50%.

    On December 28, 2000, the Company expanded its existing $675.0 million secured warehouse facility to $700.0 million. The Company extended the original March 2001 maturity date to March 2005, including a one-year "term-out" extension option to the facility's maturity during which the interest rate spread will increase 25 basis points, no additional draws under the facility will be permitted, and the outstanding principal must amortize 25% per quarter. In

                              ISTAR FINANCIAL INC.

NOTE 7--DEBT OBLIGATIONS (CONTINUED)
connection with the extension, the Company and the facility lender also increased the range of collateral eligible for inclusion in the facility. Also in connection with the extension, the Company agreed to increase the facility's interest rate from LIBOR plus 1.50% to a revised rate of LIBOR plus 1.75% to 2.25%, depending upon certain conditions.

    See also Note 17--Subsequent Events for information on a new $700.0 million secured revolving credit facility entered into on January 11, 2001 and the extension of the Company's $350.0 million unsecured revolving credit facility.

    During the year ended December 31, 2000, the Company incurred an extraordinary loss of approximately $0.7 million as a result of the early retirement of certain secured debt obligations of its Leasing Subsidiary.

    Future expected/scheduled maturities of outstanding long-term debt obligations are as follows (in thousands):

2001(1).....................................................  $  280,917
2002(2).....................................................     496,420
2003........................................................     361,169
2004........................................................     158,719
2005(3).....................................................     416,557
Thereafter..................................................     436,624
                                                              ----------
Total principal maturities..................................   2,150,406
Net unamortized debt (discounts)/premiums...................     (18,439)
                                                              ----------
Total debt obligations......................................  $2,131,967
                                                              ==========

EXPLANATORY NOTE:
------------
(1) Includes the 1994 mortgage loan balance of $36.3 million which had an original maturity date in 2004 and was repaid on March 1, 2001.

(2) Reflects the one-year extension on the $350.0 million unsecured revolving credit facility to mature in 2002.

(3) Assumes exercise of one-year extension option on secured revolving facility.

NOTE 8--SHAREHOLDERS' EQUITY

   Prior to November 4, 1999, the Company was authorized to issue 105.0 million shares, representing 70.0 million class A shares and 35.0 million class B shares, with a par value of $1.00 and $0.01 per share, respectively. Class B shares were required to be issued by the Company in an amount equal to one half of the number of class A shares outstanding. Class A and class B shares were each entitled to one vote per share with respect to the election of directors and other matters. Pursuant to the Declaration of Trust, the class B shares were convertible at the option of the class B shareholders into class A shares on the basis of 49 class B shares for one class A share. However, the holder of class B shares had agreed with the Company that it would not convert the class B shares into class A shares without the approval of a majority of directors that were not affiliated with such holder. All distributions of cash were made 99% to the holders of class A shares and 1% to the holders of class B shares.

                              ISTAR FINANCIAL INC.

NOTE 8--SHAREHOLDERS' EQUITY (CONTINUED)
    On December 15, 1998, for an aggregate purchase price of $220.0 million, the Company issued 4.4 million shares of Series A Preferred Stock and warrants to acquire 6.1 million common shares of Common Stock, as adjusted for dilution, at $34.35 per share. The warrants are exercisable on or after December 15, 1999 at a price of $34.35 per share and expire on December 15, 2005. The proceeds were allocated between the two securities issued based on estimated relative fair values.

    As more fully described in Note 4, the Company consummated a series of transactions on November 4, 1999 in which its class A and class B shares were exchanged into a single class of Common Stock. The Company's charter now provides for the issuance of up to 200.0 million shares of Common Stock, par value $0.001 per share, and 30.0 million shares of preferred stock. As part of these transactions, the Company adopted articles supplementary creating four series of preferred stock designated as 9.5% Series A Cumulative Redeemable Preferred Stock, consisting of 4.4 million shares, 9.375% Series B Cumulative Redeemable Preferred Stock, consisting of 2.3 million shares, 9.20% Series C Cumulative Redeemable Preferred Stock, consisting of approximately 1.5 million shares, and 8.0% Series D Cumulative Redeemable Preferred Stock, consisting of
4.6 million shares. The Series B, C and D Cumulative Redeemable Preferred Stock were issued in the TriNet Acquisition in exchange for similar issuances of TriNet stock then outstanding. The Series A, B, C and D Cumulative Redeemable Preferred Stock are redeemable without premium at the option of the Company at their respective liquidation preferences beginning on December 15, 2003, June 15, 2001, August 15, 2001 and October 8, 2002, respectively.

    STOCK REPURCHASE PROGRAM: The Board of Directors approved, and the Company has implemented, a stock repurchase program under which the Company is authorized to repurchase up to 5.0 million shares of its Common Stock from time to time, primarily using proceeds from the disposition of assets and excess cash flow from operations, but also using borrowings under its credit facilities if the Company determines that it is advantageous to do so. As of December 31, 2000 and December 31, 1999, the Company had repurchased approximately 2.3 million shares at an aggregate cost of approximately $40.7 million and $40.4 million, respectively.

NOTE 9--RISK MANAGEMENT AND USE OF FINANCIAL INSTRUMENTS

    RISK MANAGEMENT--In the normal course of its on-going business operations, the Company encounters economic risk. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's loan assets that results from a property's, borrower's or tenant's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of loans due to changes in interest rates or other market factors, including the rate of prepayments of principal and the value of the collateral underlying loans and the valuation of corporate tenant lease facilities held by the Company.

    USE OF DERIVATIVE FINANCIAL INSTRUMENTS--The Company's use of derivative financial instruments is primarily limited to the utilization of interest rate agreements or other instruments

                              ISTAR FINANCIAL INC.

NOTE 9--RISK MANAGEMENT AND USE OF FINANCIAL INSTRUMENTS (CONTINUED) to manage interest rate risk exposure. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. The Company is potentially exposed to credit loss in the event of nonperformance by these counterparties. However, because of their high credit ratings, the Company does not anticipate that any of the counterparties will fail to meet their obligations.

    The Company has entered into LIBOR interest rate caps struck at 9.00%, 7.50% and 7.50% in notional amounts of $300.0 million, $40.4 million and $38.3 million, respectively, which expire in March 2001, January 2001 and June 2001, respectively. In addition, in connection with the TriNet Acquisition, the Company acquired LIBOR interest rate caps currently struck at 7.75%, 7.75% and 7.50% in notional amounts of $75.0 million, $35.0 million and $75.0 million, respectively, which expire in December 2004, December 2004 and August 2001, respectively. In connection with the closing of STARS, Series 2000-1 in May 2000, the Company entered into a LIBOR interest rate cap struck at 10.00% in the notional amount of $312.0 million, and simultaneously sold a LIBOR interest rate cap with the same terms. Since these instruments do not reduce the Company's net interest rate risk exposure, they do not qualify as hedges and changes in their respective values are charged to earnings. As the significant terms of these arrangements are substantially the same, the effects of a revaluation of these two instruments are expected to substantially offset one another. At December 31, 2000 and 1999, the net fair value of the Company's interest rate caps were $0.4 million and $2.2 million, respectively.

    The Company has entered into LIBOR interest rate swaps struck at 5.714%, 7.055%, and 7.058% in notional amounts of $92.0 million, $125.0 million and $125.0 million, respectively, which expire in March 2001, June 2003 and June 2003, respectively. These swaps effectively fix the interest rate on a portion of the Company's floating-rate term loan obligations. In connection with the TriNet Acquisition, the Company acquired an interest rate swap which, together with certain existing interest rate cap agreements, effectively fix the interest rate on $75.0 million of the Leasing Subsidiary's LIBOR-based borrowings at 5.58% plus the applicable margin through December 1, 2004. Management expects that it will have aggregate LIBOR-based borrowings at the Leasing Subsidiary in excess of the notional amount for the duration of the swap. The actual borrowing cost to the Company with respect to indebtedness covered by the swap will depend upon the applicable margin over LIBOR for such indebtedness, which will be determined by the terms of the relevant debt instruments. In June 2000, an interest rate swap with a notional amount of approximately $112.0 million matured. At December 31, 2000 and 1999, the fair value (liability) of the Company's interest rate swaps were ($7.7) million and $3.4 million, respectively.

    During the year ended December 31, 1999, the Company settled an aggregate notional amount of approximately $63.0 million that was outstanding under certain hedging agreements which the Company had entered into in order to hedge the potential effects of interest rate movements on anticipated fixed-rate borrowings. The settlement of such agreements resulted in a receipt of approximately $0.6 million which had been deferred pending completion of the planned fixed-rate financing transaction. Subsequently, the transaction was modified and was actually consummated as a variable-rate financing transaction. As a result, the previously deferred receipt no longer qualified for hedge accounting treatment and the $0.6 million was

                              ISTAR FINANCIAL INC.

NOTE 9--RISK MANAGEMENT AND USE OF FINANCIAL INSTRUMENTS (CONTINUED) recognized as a gain included in other income in the consolidated statement of operations for the year ended December 31, 2000 in connection with the closing of STARS, Series 2000-1.

    During the year ended December 31, 1999, the Company refinanced its $125.0 million term loan maturing March 15, 1999 with a $155.4 million term loan maturing March 5, 2009. The new term loan bears interest at 7.44% per annum, payable monthly, and amortizes over an approximately 22-year schedule. The new term loan represented forecasted transactions for which the Company had previously entered into U.S. Treasury-based hedging transactions. The net
$3.4 million cost of the settlement of such hedges has been deferred and is being amortized as an increase to the effective financing cost of the new term loan over its effective ten-year term.

    CREDIT RISK CONCENTRATIONS--Concentrations of credit risks arise when a number of borrowers or tenants related to the Company's investments are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to the Company, to be similarly affected by changes in economic conditions. The Company regularly monitors various segments of its portfolio to assess potential concentrations of credit risks. Management believes the current credit risk portfolio is reasonably well diversified and does not contain any unusual concentration of credit risks.

    Substantially all of the Company's real estate subject to operating leases (including those held by joint ventures) and loans and other lending investments, are collateralized by facilities located in the United States, with significant concentrations (i.e., greater than 10%) as of December 31, 2000 in California (23.7%) and Texas (14.7%). As of December 31, 2000, the Company's investments also contain significant concentrations in the following asset/collateral types: office (48.5%) and hotel/resorts (20.2%).

    The Company underwrites the credit of prospective borrowers and tenants and often requires them to provide some form of credit support such as corporate guarantees or letters of credit. Although the Company's loans and other lending investments and corporate tenant lease assets are geographically diverse and the borrowers and tenants operate in a variety of industries, to the extent the Company has a significant concentration of interest or operating lease revenues from any single borrower or tenant, the inability of that borrower or tenant to make its payment could have an adverse effect on the Company. As of December 31, 2000, the Company's five largest borrowers or tenants collectively accounted for approximately 18.6% of the Company's aggregate annualized interest and operating lease revenue.

NOTE 10--INCOME TAXES

    Although originally formed to qualify as a REIT under the Code for the purpose of making and acquiring various types of mortgage and other loans, during 1993 through 1997, the Company failed to qualify as a REIT. As confirmed by a closing agreement with the Internal Revenue Service (the "IRS") obtained in March 1998, the Company was eligible, elected to be taxed as a REIT and qualified for REIT status for the tax years commencing on January 1, 1998. The Company did not incur any material tax liabilities as a result of its operations during such years.

                              ISTAR FINANCIAL INC.

NOTE 10--INCOME TAXES (CONTINUED)
    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and income tax purposes, as well as operating loss and tax credit carry forwards. A valuation allowance is recorded if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized. Given the limited nature of the Company's operations and assets and liabilities from 1993 through 1997, the only deferred tax assets are net operating loss carry forwards ("NOL's") of approximately $4.0 million, which arose during such periods. Since the Company has elected to be treated as a REIT for its tax years beginning January 1, 1998, the NOL's will expire unutilized. Accordingly, no net deferred tax asset value, after consideration of a 100% valuation allowance, has been reflected in these financial statements as of December 31, 2000 and 1999, nor has any net tax provision for the fiscal years ended December 31, 2000, 1999 or 1998.

NOTE 11--STOCK OPTION PLANS AND EMPLOYEE BENEFITS

    The Company's 1996 Long-Term Incentive Plan (the "Plan") is designed to provide incentive compensation for officers, other key employees and directors of the Company. The Plan provides for awards of stock options and restricted stock and other performance awards. The maximum number of shares of Common Stock available for awards under the Plan is 9% of the outstanding shares of Common Stock, calculated on a fully diluted basis, from time to time; provided that the number of shares of Common Stock reserved for grants of options designated as incentive stock options is 5.0 million, subject to certain antidilution provisions in the Plan. All awards under the Plan, other than automatic awards to non-employee directors, are at the discretion of the Board or a committee of the Board. At December 31, 2000, a total of approximately 7.7 million shares of Common Stock were available for awards under the Plan, of which options to purchase approximately 4.7 million shares of Common Stock were outstanding and approximately 56,000 shares of restricted stock were outstanding.

    Concurrently with the Recapitalization Transactions, the Company issued approximately 2.5 million (as adjusted) fully vested and immediately exercisable options to purchase class A shares at $14.72 per share (as adjusted) to the Advisor with a term of ten years. The Advisor granted a portion of these options to its employees and the remainder were allocated to an affiliate. Upon consummation of the Advisor Transaction, these individuals became employees of the Company. In general, the grants to these employees provided for scheduled vesting over a predefined service period of three to five years and, under certain conditions, provide for accelerated vesting. These options expire on March 13, 2008.

    In connection with the TriNet Acquisition, outstanding options to purchase TriNet stock under TriNet's stock option plans were converted into options to purchase shares of Common Stock on substantially the same terms, except that both the exercise price and number of shares issuable upon exercise of the TriNet options were adjusted to give effect to the merger exchange ratio of 1.15 shares of Common Stock for each share of TriNet common stock. In addition, options held by the former directors of TriNet and certain executive officers became fully vested as a result of the transaction. Such options were converted into options to purchase shares of Common Stock on substantially the same terms, as adjusted for the merger exchange ratio.

                              ISTAR FINANCIAL INC.

NOTE 11--STOCK OPTION PLANS AND EMPLOYEE BENEFITS (CONTINUED)
    Also, as a result of the TriNet Acquisition, TriNet terminated its dividend equivalent rights program. The program called for immediate vesting and cash redemption of all dividend equivalent rights upon a change of control of 50% or more of the voting common stock. Concurrent with the TriNet Acquisition, all dividend equivalent rights were vested and amounts due to former TriNet employees of approximately $8.3 million were paid by the Company. Such payments were included as part of the purchase price paid by the Company to acquire TriNet for financial reporting purposes.

    Changes in options outstanding during each of fiscal 1998, 1999 and 2000 are as follows:

                                                          NUMBER OF SHARES
                                                -------------------------------------   AVERAGE
                                                            NON-EMPLOYEE                 STRIKE
                                                EMPLOYEES    DIRECTORS       OTHER       PRICE
                                                ---------   ------------   ----------   --------
OPTIONS OUTSTANDING, DECEMBER 31, 1997........         --       1,333              --    $13.32
  Granted in 1998.............................         --       9,996       2,402,476    $   --
  Exercised in 1998...........................         --        (687)        (18,000)   $15.00
  Forfeited in 1998...........................         --        (646)             --    $15.00
                                                ---------     -------      ----------
OPTIONS OUTSTANDING, DECEMBER 31, 1998........         --       9,996       2,384,476    $15.00
  Granted in 1999.............................         --       4,998              --    $57.50
  Exercised in 1999...........................         --          --         (68,233)   $15.00
  Forfeited in 1999...........................    (23,690)         --          (4,166)   $24.94
  Assumed in TriNet Acquisition...............  1,321,322     131,100              --    $25.62
  Reclassification for Advisor
    Transaction(1)............................  1,447,083          --      (1,447,083)   $15.00
  Adjustment for dilution.....................     33,537         285          16,169    $14.72
                                                ---------     -------      ----------
OPTIONS OUTSTANDING, DECEMBER 31, 1999........  2,778,252     146,379         881,163    $19.03
  Granted in 2000.............................  1,852,059      80,000          80,000    $17.34
  Exercised in 2000...........................   (412,734)         --              --    $15.67
  Forfeited in 2000...........................   (682,005)         --              --    $25.47
                                                ---------     -------      ----------
OPTIONS OUTSTANDING, DECEMBER 31, 2000........  3,535,572     226,379         961,163    $18.97
                                                =========     =======      ==========

EXPLANATORY NOTE:
---------
(1) Represents the reclassification of stock options originally granted to the Advisor and regranted to its employees who became employees of the Company upon consummation of the Advisor Transaction (see Note 4).

                              ISTAR FINANCIAL INC.

NOTE 11--STOCK OPTION PLANS AND EMPLOYEE BENEFITS (CONTINUED)
    The following table summarizes information concerning outstanding and exercisable options as of December 31, 2000:

                                OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                        ------------------------------------   ----------------------
                                       WEIGHTED
                                        AVERAGE     WEIGHTED                 WEIGHTED
                                       REMAINING    AVERAGE                  AVERAGE
                          OPTIONS     CONTRACTUAL   EXERCISE    CURRENTLY    EXERCISE
EXERCISE PRICE RANGE    OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
--------------------    -----------   -----------   --------   -----------   --------
$14.72 - $15.00(1)       1,992,668        7.20       $14.73       947,168     $14.72
$16.69 - $16.88          1,212,109        8.09       $16.86        81,533     $16.88
$17.38 - $17.56            550,000        9.21       $17.39            --     $   --
$19.50 - $19.69              6,250        9.39       $19.54            --     $   --
$20.63 - $21.44            258,050        6.87       $21.01       100,050     $21.13
$22.44 - $22.45             54,500        3.82       $22.44        34,500     $22.45
$23.32 - $23.64            130,842        2.12       $23.46       101,351     $23.41
$24.13 - $24.57            173,650        3.63       $24.31       173,650     $24.31
$25.22 - $26.09             34,500        3.40       $25.74        34,500     $25.74
$26.30 - $26.85            108,100        2.95       $26.74       108,100     $26.74
$28.26 - $28.54             67,113        1.97       $28.37        60,842     $28.36
$30.33                     119,888        1.60       $30.33        99,769     $30.33
$33.15 - $33.70             10,350        1.97       $33.39         8,913     $33.43
$55.39                       5,094        8.42       $55.39         1,698     $55.39
                         ---------       -----       ------     ---------     ------
                         4,723,114        7.18       $17.65     1,752,074     $19.25
                         =========       =====       ======     =========     ======

EXPLANATORY NOTE:
------------

(1) Includes approximately 764,000 options which were granted, on a fully exercisable basis, in connection with the Recapitalization Transactions to Starwood Capital Group, and were subsequently regranted by that entity to its employees subject to vesting requirements. As a result of those vesting requirements, less than 2,000 of these options are currently exercisable by the beneficial owners. In the event that these employees forfeit such options, they revert to Starwood Capital Group, who may regrant them at its discretion.

    The Company has elected to use the intrinsic method for accounting for options issued to employees or directors, as allowed under Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" ("SFAS No. 123") and, accordingly, recognizes no compensation charge in connection with these options to the extent that the options exercise price equals or exceeds the quoted price of the Company's common shares at the date of grant or measurement date. In connection with the Advisor Transaction, as part of the computation of the one-time charge to earnings, the Company calculated a deferred compensation charge of approximately $5.1 million. This deferred charge represents the difference of the closing sales price of the shares of Common Stock on the date of the Advisor Transaction of $20.25 over the strike price of the options of $14.72 per share (as adjusted) for the unvested portion of the options granted to former employees of the Advisor who are now employees of the Company. This deferred charge will be amortized over the related remaining vesting terms to the individual employees as additional compensation expense.

    In connection with the original grant of options in March 1998 to the Advisor, the Company utilized the option value method as required by SFAS No. 123. An independent financial advisory

                              ISTAR FINANCIAL INC.

NOTE 11--STOCK OPTION PLANS AND EMPLOYEE BENEFITS (CONTINUED) firm estimated the value of these options at date of grant to be approximately $2.40 per share using a Black-Scholes valuation model. In the absence of comparable historical market information for the Company, the advisory firm utilized assumptions consistent with activity of a comparable peer group of companies, including an estimated option life of five years, a 27.5% volatility rate and an estimated annual dividend rate of 8.5%. The resulting charge to earnings was calculated as the number of options allocated to the Advisor multiplied by the estimated value at consummation. A charge of approximately $6.0 million was reflected in the Company's first quarter 1998 financial results for this original grant.

    Had the Company's compensation costs been determined using the fair value method of accounting for stock options issued under the Plan to employees and directors prescribed by SFAS No. 123, the Company's net income and earnings per share for the fiscal years ended December 31, 2000 and 1999 would have been reduced on a pro forma basis by approximately $275,000 and $141,000, respectively. This would not have significantly impacted earnings per share. As the Company had no employees prior to the consummation of the Advisor Transaction, no pro forma adjustment is necessary to reflect in the results of operations for fiscal 1998 as if the option value were utilized.

    For the above SFAS No. 123 calculation, the Company utilized the following assumptions: a 26.8% volatility rate (historical volatility for the Company's Common Stock at December 31, 2000), a risk free rate of 5.3% and an estimated annual dividend rate of 13.5%.

    Future charges may be taken to the extent of additional option grants, which are at the discretion of the Board of Directors.

    During the year ended December 31, 2000, the Company granted 76,585 restricted stock units ("RSU's") to new employees. The RSU's vest over a three-year period, with the exception of 12,500 RSU's, which were immediately vested on the date of grant. The RSU's are valued at the date of grant and are reflected as compensation expense over the vesting period.

    On July 28, 2000, the Company granted to its employees profits interests in a wholly-owned subsidiary of the Company called iStar Venture Direct Holdings, LLC. iStar Venture Direct Holdings, LLC has invested $2.4 million in the aggregate in the preferred stock of three real estate-related technology companies. The profits interests have a three-year vesting schedules, and are subject to forfeiture in the event of termination of employment for cause or a voluntary resignation.

    Effective November 4, 1999, the Company implemented a savings and retirement plan (the "401 (k) Plan"), which is a voluntary, defined contribution plan. All employees are eligible to participate in the 401 (k) Plan following completion of six months of continuous service with the Company. Each participant may contribute on a pretax basis between 2% and 15% of such participant's compensation. At the discretion of the Board of Directors, the Company may make matching contributions on the participant's behalf up to 50% of the first 10% of the participant's annual contribution. The Company made contributions of approximately $320,000 to the 401 (k) Plan for the year ended December 31, 2000.

                              ISTAR FINANCIAL INC.

NOTE 12--EARNINGS PER SHARE

    Prior to November 4, 1999, Basic EPS was computed based on the income allocable to class A shares (net income reduced by accrued dividends on preferred shares and by 1% allocated to class B shares), divided by the weighted average number of class A shares outstanding during the period. Diluted EPS was based on the net earnings allocable to class A shares plus dividends on class B shares which were convertible into class A shares, divided by the weighted average number of class A shares and dilutive potential class A shares that were outstanding during the period. Dilutive potential class A shares included the class B shares, which were convertible into class A shares at a rate of 49 class B shares for one class A share, and potentially dilutive options to purchase class A shares issued to the Advisor and the Company's directors and warrants to acquire class A shares.

    As more fully described in Note 4, in the Incorporation Merger, the class A shares and class B shares were converted into shares of Common Stock and, as a result, the Company no longer has multiple classes of common shares. Basic and diluted earnings per share are based upon the following weighted average shares outstanding during during the years ended December 31, 2000, 1999 and 1998, respectively:

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Weighted average common shares outstanding for basic
  earnings per common share.................................   85,441     57,749     41,607
Add effect of assumed shares issued under treasury stock
  method for stock options and restricted stock units.......      710      1,500      1,311
Add effects of conversion of class B shares (49-for-one)....       --        450        445
Add effects of assumed warrants exercised under treasury
  stock method for stock options............................       --        694         97
                                                               ------     ------     ------
Weighted average common shares outstanding for diluted
  earnings per common share.................................   86,151     60,393     43,460
                                                               ======     ======     ======

    As previously indicated, effective June 19, 1998, the Company consummated a one-for-six reverse stock split for its shares. Historical earnings per share have been retroactively restated to reflect the reverse split for comparative purposes.

NOTE 13--COMPREHENSIVE INCOME

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") effective for fiscal years beginning after December 15, 1997. The statement changes the reporting of certain items currently reported as changes in the shareholders' equity section of the balance sheet and establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 requires that all components of comprehensive income shall be reported in the financial statements in the period in which they are recognized. Furthermore, a total amount for comprehensive income shall be displayed in the financial statements. The Company has adopted this standard effective January 1, 1998. Total comprehensive income was $217.8 million, $38.7 million and $59.9 million for the years ended

                              ISTAR FINANCIAL INC.

NOTE 13--COMPREHENSIVE INCOME (CONTINUED)
December 31, 2000, 1999 and 1998 respectively. The primary component of comprehensive income other than net income was the change in value of certain investments in marketable securities classified as available-for-sale. Upon adoption of SFAS 133/SFAS 137 effective January 1, 2001 (see Note 3), other comprehensive income will also be affected by the mark-to-market on the effective portion of hedge instruments.

NOTE 14--DIVIDENDS

    In order to maintain its election to qualify as a REIT, the Company must distribute, at a minimum, an amount equal to 95% of its taxable income and must distribute 100% of its taxable income to avoid paying corporate federal income taxes. The distribution rate was modified to 90% by the REIT Modernization Act beginning in fiscal 2001. Accordingly, the Company anticipates it will distribute all of its taxable income to its shareholders. Because taxable income differs from cash flow from operations due to non-cash revenues or expenses, in certain circumstances, the Company may be required to borrow to make sufficient dividend payments to meet this anticipated dividend threshold.

    On November 4, 1999, the class A shares were converted into shares of Common Stock on a one-for-one basis. Total dividends declared by the Company aggregated $116.1 million, or $1.86 per common share, for the year ended December 31, 1999. For the year ended December 31, 2000, total dividends declared by the Company aggregated $205.5 million, or $2.40 per common share. The Company also declared dividends aggregating $20.9 million, $4.7 million, $3.0 million and $8.0 million, respectively, on its Series A, B, C and D preferred stock, respectively, for the year ended December 31, 2000.

    In November 1999, the Company declared and paid a dividend of a total of one million shares of Common Stock pro rata to all holders of record of Common Stock as of the close of business on November 3, 1999.

    The Series A preferred stock has a liquidation preference of $50.00 per share and carries an initial dividend yield of 9.50% per annum. The dividend rate on the preferred shares will increase to 9.75% on December 15, 2005, to 10.00% on December 15, 2006 and to 10.25% on December 15, 2007 and thereafter. Dividends on the Series A preferred shares are payable quarterly in arrears and are cumulative.

    Holders of shares of the Series B preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.375% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $2.34 per share. Dividends are cumulative from the date of original issue and are payable quarterly in arrears on or before the 15th day of each March, June, September and December or, if not a business day, the next succeeding business day. Any dividend payable on the Series B preferred stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as of the close of business on the first day of the calendar month in which the applicable dividend payment date falls or on another date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than ten days prior to the dividend payment date.

                              ISTAR FINANCIAL INC.

NOTE 14--DIVIDENDS (CONTINUED)

    Holders of shares of the Series C preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.20% of the $25.00 liquidation preference per year, equivalent to a fixed annual rate of $2.30 per share.

    Holders of shares of the Series D preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.00% of the $25.00 liquidation preference per year, equivalent to a fixed annual rate of $2.00 per share.

    The exact amount of future quarterly dividends to common shareholders will be determined by the Board of Directors based on the Company's actual and expected operations for the fiscal year and the Company's overall liquidity position.

NOTE 15--FAIR VALUES OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" ("SFAS No. 107"), requires the disclosure of the estimated fair values of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Because no quoted market prices exist for a significant part of the Company's financial instruments, the fair values of such instruments have been derived based on management's assumptions, the amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, the net realizable values could be materially different from the estimates presented below. The provisions of SFAS No. 107 do not require the disclosure of the fair value of non-financial instruments, including intangible assets or the Company's real estate assets under operating leases.

    In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the Company as an operating business.

    SHORT-TERM FINANCIAL INSTRUMENTS--The carrying values of short-term financial instruments including cash and cash equivalents and short-term investments approximate the fair values of these instruments. These financial instruments generally expose the Company to limited credit risk and have no stated maturities, or have an average maturity of less than 90 days and carry interest rates which approximate market.

    LOANS AND OTHER LENDING INVESTMENTS--For the Company's interests in loans and other lending investments, the fair values were estimated by discounting the future contractual cash flows (excluding participation interests in the sale or refinancing proceeds of the underlying collateral) using estimated current market rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

    MARKETABLE SECURITIES--Securities held for investment, securities available for sale, loans held for sale, trading account instruments, long-term debt and trust preferred securities traded actively in the secondary market have been valued using quoted market prices.

                              ISTAR FINANCIAL INC.

NOTE 15--FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
    OTHER FINANCIAL INSTRUMENTS--The carrying value of other financial instruments including, restricted cash, accrued interest receivable, accounts payable, accrued expenses and other liabilities approximate the fair values of the instruments.

    DEBT OBLIGATIONS--A substantial portion of the Company's existing debt obligations bear interest at fixed margins over LIBOR. Such margins may be higher or lower than those at which the Company could currently replace the related financing arrangements. Other obligations of the Company bear interest at fixed rates, which may differ from prevailing market interest rates. As a result, the fair values of the Company's debt obligations were estimated by discounting current debt balances from December 31, 2000 or 1999 to maturity using estimated current market rates at which the Company could enter into similar financing arrangements.

    INTEREST RATE PROTECTION AGREEMENTS--The fair value of interest rate protection agreements such as interest rate caps, floors, collars and swaps used for hedging purposes (see Note 9) is the estimated amount the Company would receive or pay to terminate these agreements at the reporting date, taking into account current interest rates and current creditworthiness of the respective counterparties.

    The book and fair values of financial instruments as of December 31, 2000 and 1999 were (in thousands):

                                     2000                      1999
                            -----------------------   -----------------------
                               BOOK         FAIR         BOOK         FAIR
                              VALUE        VALUE        VALUE        VALUE
                            ----------   ----------   ----------   ----------
FINANCIAL ASSETS:
  Loans and other lending
    investments...........  $2,239,183   $2,333,112   $2,011,006   $2,031,065
  Marketable securities...          41           41        4,344        4,344
  Allowance for credit
    losses................     (14,000)     (14,000)      (7,500)      (7,500)
FINANCIAL LIABILITIES:
  Debt obligations........   2,131,967    2,135,574    1,901,204    1,885,797
  Interest rate protection
    agreements............       2,495       (7,261)       3,139        5,556

NOTE 16--SEGMENT REPORTING

    Statement of Financial Accounting Standard No. 131 ("SFAS No. 131") establishes standards for the way the public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected financial information about operating segments in interim financial reports issued to shareholders.

    The Company has two reportable segments: Real Estate Lending and Corporate Tenant Leasing. The Company does not have substantial foreign operations. The accounting policies of the segments are the same as those described in Note 3. The Company has no single customer that accounts for 10% or more of revenues (see Note 9 for other information regarding concentrations of credit risk).

                              ISTAR FINANCIAL INC.

NOTE 16--SEGMENT REPORTING (CONTINUED)
    The Company evaluates performance based on the following financial measures for each segment:

                                                            CORPORATE
                                             REAL ESTATE     TENANT      CORPORATE/    COMPANY
                                               LENDING     LEASING (1)   OTHER (2)      TOTAL
                                             -----------   -----------   ----------   ----------
                                                                (IN THOUSANDS)
2000:
Total revenues(3):                           $  279,680    $  191,821    $     321    $  471,822
Total operating and interest expense(4):        115,906       111,808       28,570       256,284
Net operating income before minority
  interests(5):                                 163,774        80,013      (28,249)      215,538
Total long-lived assets(6):                   2,225,183     1,670,169          N/A     3,895,352
Total assets:                                 2,225,183     1,670,169      139,423     4,034,775

1999:
Total revenues(3):                              209,848        42,186       12,763       264,797
Total operating and interest expense(4):         70,778        36,749      118,343       225,870
Net operating income before minority
  interests(5):                                 139,070         5,437     (105,580)       38,927
Total long-lived assets(6):                   2,003,506     1,714,284          N/A     3,717,790
Total assets:                                 2,003,506     1,714,284       95,762     3,813,552

1998:
Total revenues(3):                              112,914        12,378        2,804       128,096
Total operating and interest expense(4):         36,998        12,554       18,587        68,139
Net operating income before minority
  interests(5):                                  75,916          (176)     (15,783)       59,957
Total long-lived assets(6):                   1,823,761       189,942          N/A     2,013,703
Total assets:                                 1,823,761       189,942       45,913     2,059,616

EXPLANATORY NOTE:
---------
(1) Includes the Company's pre-existing Corporate Tenant Leasing investments since March 18, 1998 and the Corporate Tenant Leasing business acquired in the TriNet Acquisition since November 4, 1999.

(2) Corporate and Other represents all corporate-level items, including general and administrative expenses and any intercompany eliminations necessary to reconcile to the consolidated Company totals. This caption also includes the Company's servicing business, which is not considered a material separate segment. In addition, as more fully discussed in Note 4, Corporate and Other for the year ended December 31, 1999 includes a non-recurring charge, non-cash of approximately $94.5 million relating to the Advisor Transaction.

(3) Total revenues represents all revenues earned during the period from the assets in each segment. Revenue from the Real Estate Lending business primarily represents interest income and revenue from the Corporate Tenant Leasing business primarily represents operating lease income.

(4) Total operating and interest expense represents provision for possible credit losses for the Real Estate Lending business and operating costs on corporate tenant lease assets for the Corporate Tenant Leasing business, as well as interest expense specifically related to each segment. General and administrative expense, advisory fees (prior to November 4, 1999) and stock option compensation expense is included in Corporate and Other for all periods. Depreciation and amortization of $34,514, $10,340 and $4,287 in 2000, 1999 and 1998, respectively, are included in the amounts presented above.

                              ISTAR FINANCIAL INC.

NOTE 16--SEGMENT REPORTING (CONTINUED)
(5) Net operating income before minority interests represents net operating income before minority interest, gain on sale of corporate tenant lease assets and extraordinary loss as defined in note (3) above, less total operating and interest expense, as defined in note (4) above.

(6) Total long-lived assets is comprised of Loans and Other Lending Investments, net and Real Estate Subject to Operating Leases, net, for each respective segment.

NOTE 17--SUBSEQUENT EVENTS

   On January 11, 2001 the Company closed a new $700.0 million secured revolving credit facility which is led by a major commercial bank. The new facility has a three-year primary term and one-year "term-out" extension option, and bears interest at LIBOR plus 1.40% to 2.15%, depending upon the collateral contributed to the borrowing base. The new facility accepts a broad range of structured finance assets and has a final maturity of January 2005. In addition, subsequent to year end, the Company extended the maturity of its $350.0 million unsecured revolving credit facility to May 2002.

NOTE 18--QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    The following table sets forth the selected quarterly financial data for the Company (in thousands, except per share amounts).

                                                                 QUARTER ENDED
                                              ----------------------------------------------------
                                              DECEMBER 31,   SEPTEMBER 30,   JUNE 30,    MARCH 31,
                                              ------------   -------------   ---------   ---------
2000:
Revenue.....................................    $122,337       $120,683      $117,914    $110,888
Net income..................................      56,177         55,591        53,829      51,989
Net income allocable to common shares.......      46,950         46,364        44,602      42,762
Net income per common share.................    $   0.55       $   0.54      $   0.52    $   0.50
Weighted average common shares
  outstanding--basic........................      85,731         85,662        85,281      85,087

1999:
Revenue.....................................    $ 89,483       $ 60,635      $ 59,255    $ 55,424
Net income (loss)(1)........................     (50,485)        31,271        29,883      28,217
Net income (loss) allocable to common
  shares(2).................................     (58,405)        25,963        24,575      22,909
Net income (loss) per common shares.........    $  (0.80)      $   0.49      $   0.46    $   0.43
Weighted average common shares
  outstanding--basic........................      73,427         52,471        52,471      52,447

EXPLANATORY NOTE:
---------
(1) As more fully discussed in Note 4, the quarter ended December 31, 1999 includes a non-recurring, non cash charge of approximately $94.5 million relating to the Advisor Transaction. Excluding such charge, net income for the quarter would have been approximately $44.0 million and net income per common share for the quarter would have been $0.49.

(2) On November 4, 1999, through the Incorporation Merger, the class B shares were effectively converted into shares of Common Stock on a 49-for-one basis and the class A shares were converted into shares of Common Stock on a one-for-one basis.

PROSPECTUS

                              ISTAR FINANCIAL INC.

                                  COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                DEBT SECURITIES
                                      AND
                                    WARRANTS

                               ------------------

    We may from time to time offer our common stock, preferred stock (which we may issue in one or more series), depositary shares representing shares of preferred stock, debt securities (which we may issue in one or more series) or warrants entitling the holders to purchase common stock, preferred stock, depositary shares or debt securities, at an aggregate initial offering price which will not exceed $500,000,000. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or directly to purchasers.

    We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we offer in the future. We may describe the terms of those securities in a term sheet which will precede the prospectus supplement.

    In each prospectus supplement we will include the following information:

       - The names of the underwriters or agents, if any, through which we will sell the securities.

       - The proposed amounts of securities, if any, which the underwriters will purchase.

       - The compensation, if any, of those underwriters or agents.

       - The initial public offering price of the securities.

       - Information about securities exchanges, electronic communications networks or automated quotation systems on which the securities will be listed or traded.

       - Any other material information about the offering and sale of the securities.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 FEBRUARY 28, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
FORWARD-LOOKING INFORMATION.................................      i

THE COMPANY.................................................      1

RATIO OF EARNINGS TO FIXED CHARGES..........................      1

USE OF PROCEEDS.............................................      2

DESCRIPTION OF DEBT SECURITIES..............................      2

DESCRIPTION OF WARRANTS.....................................      5

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK.............      5

DESCRIPTION OF DEPOSITARY SHARES............................      8

LEGAL MATTERS...............................................      9

EXPERTS.....................................................      9

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............      9

INFORMATION WE FILE.........................................     10

                          FORWARD-LOOKING INFORMATION

    We make forward-looking statements about our business in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in those forward-looking statements are reasonable, it is possible they will prove not to have been correct. Among the factors which can affect our future performance are:

    - The success or failure of our efforts to implement our current business strategy.

    - Economic conditions generally and in the commercial real estate and finance markets specifically.

    - The performance and financial condition of borrowers and corporate tenants.

    - The actions of our competitors and our ability to respond to those actions.

    - The cost of our capital, which depends in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook, and general market conditions.

    - Changes in governmental regulations, tax rates and similar matters.

    - Legislative and regulatory changes (including changes to laws governing the taxation of REITs).

    - Other factors which may be discussed in a prospectus supplement.

                                  THE COMPANY

    We are the largest publicly traded finance company focused exclusively on the commercial real estate industry. We provide structured financing to private and corporate owners of high-quality real estate nationwide, including senior and junior mortgage debt, corporate net lease financing and corporate mezzanine and subordinated capital. Our objective is to deliver superior risk-adjusted returns on equity to shareholders by providing innovative and value-added financing solutions to our customers. We are taxed as a real estate investment trust.

    We began our business in 1993 through private investment funds formed to capitalize on inefficiencies in the real estate finance market. In March 1998, these funds contributed their approximately $1.1 billion of assets to our predecessor, Starwood Financial Trust, in exchange for a controlling interest in that company. Since that time, we have grown by originating new lending and leasing transactions, as well as through corporate acquisitions.

    Specifically, in September 1998, we acquired the loan origination and servicing business of a major insurance company, and in December 1998, we acquired the mortgage and mezzanine loan portfolio of our largest private competitor. Additionally, in November 1999, we acquired TriNet Corporate Realty Trust, Inc., the largest publicly traded company specializing in the net leasing of corporate office and industrial facilities. The TriNet transaction was structured as a stock-for-stock merger of TriNet with one of our subsidiaries.

    Concurrent with the TriNet transaction, we also acquired our external advisor in exchange for shares of common stock and converted our organizational form to a Maryland corporation. As part of the conversion to a Maryland corporation, we replaced our dual class common share structure with a single class of common stock Our common stock began trading on the New York Stock Exchange on November 4, 1999 under the trading symbol "SFI." Prior to this date, our common shares were traded on the American Stock Exchange.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                             NINE MONTHS
                                                ENDED
                                            SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                                         -------------------   ----------------------------------------------------
                                           2000       1999       1999       1998       1997       1996       1995
                                         --------   --------   --------   --------   --------   --------   --------
Ratio of earnings to fixed
  charges(1)...........................    1.9x       1.9x      1.1x(2)     2.3x       NA(3)      NA(3)      NA(3)

------------------------

(1) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes and cumulative effect of changes in accounting principles plus "fixed charges" and certain other adjustments. "Fixed charges" consist of interest incurred on all indebtedness related to continuing operations (including amortization of original issue discount), preferred stock dividends and the implied interest component of our rent obligations in the years presented.

(2) Includes the effect of a non-recurring, non-cash charge in the amount of approximately $94.5 million relating to our November 1999 acquisition of the external advisor to our company. Excluding the effect of this non-recurring, non-cash charge, our ratio of earnings to fixed charges for the year ended December 31, 1999 would have been 2.0x.

(3) Prior to March 1998, we conducted our structured finance operations through two private investment partnerships, which contributed substantially all of their structured finance assets to our company's predecessor in a series of transactions in March 1998. Prior to that time, our company's predecessor had no significant resources or operations. Such information is presented in
    Exhibit 12 to this Registration Statement. Such periods include Fiscal 1996 and 1995, which reflected losses as a result of the sale and liquidation of the previous business. Therefore, we do not believe that information for the 1995 through 1997 periods is indicative of our current business.

                                USE OF PROCEEDS

    Except as may be set forth in a particular prospectus supplement, we will add the net proceeds from sales of securities to our general corporate funds, which we may use to repay indebtedness, for new investments, or for other general corporate purposes.

                         DESCRIPTION OF DEBT SECURITIES

    We will issue the debt securities under an indenture dated as of February 5, 2001 with State Street Bank and Trust Company, N.A., as trustee, which we may supplement from time to time. The following paragraphs describe the provisions of the indenture. We have filed the indenture as an exhibit to the registration statement of which this prospectus is a part and you may inspect it at the office of the trustee.

GENERAL

    The debt securities will be our direct, unsecured obligations and may be either senior debt securities or subordinated debt securities. The indenture does not limit the principal amount of debt securities that we may issue. We may issue debt securities in one or more series. A supplemental indenture will set forth specific terms of each series of debt securities. There will be prospectus supplements relating to particular series of debt securities. Each prospectus supplement will describe:

    - The title of the debt securities and whether the debt securities are senior or subordinated debt securities.

    - Any limit upon the aggregate principal amount of a series of debt securities which we may issue.

    - The date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable.

    - The rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date, and the record date for the interest payable on any payment date.

    - The currency or currencies in which principal, premium, if any, and interest, if any, will be paid.

    - The place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange.

    - Any provisions regarding our right to prepay debt securities or of holders to require us to prepay debt securities.

    - The right, if any, of holders of the debt securities to convert them into common stock or other securities, including any provisions intended to prevent dilution of the conversion rights.

    - Any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities.

    - Any index or formula used to determine the required payments of principal, premium, if any, or interest, if any.

    - The percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default.

    - Any special or modified events of default or covenants with respect to the debt securities.

    - Any other material terms of the debt securities.

    The indenture does not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. However, supplemental indentures relating to particular series of debt securities may contain provisions of that type.

    We may issue debt securities at a discount from their stated principal amount. A prospectus supplement may describe federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount.

    If the principal of, premium, if any, or interest with regard to any series of debt securities is payable in a foreign currency, we will describe in the prospectus supplement relating to those debt securities any restrictions on currency conversions, tax considerations or other material restrictions with respect to that issue of debt securities.

FORM OF DEBT SECURITIES

    We may issue debt securities in certificated or uncertificated form, in registered form with or without coupons or in bearer form with coupons, if applicable.

    We may issue debt securities of a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that series. We may deposit the global certificates with depositaries, and the certificates may be subject to restrictions upon transfer or upon exchange for debt securities in individually certificated form.

EVENTS OF DEFAULT AND REMEDIES

    An event of default with respect to each series of debt securities will include:

    - Our default in payment of the principal of or premium, if any, on any debt securities of any series beyond any applicable grace period.

    - Our default for 30 days or a period specified in a supplemental indenture, which may be no period, in payment of any installment of interest due with regard to debt securities of any series.

    - Our default for 60 days after notice in the observance or performance of any other covenants in the indenture.

    - Certain events involving our bankruptcy, insolvency or reorganization.

    Supplemental indentures relating to particular series of debt securities may include other events of default.

    The indenture provides that the trustee may withhold notice to the holders of any series of debt securities of any default (except a default in payment of principal, premium, if any, or interest, if any) if the trustee considers it in the interest of the holders of the series to do so.

    The indenture provides that if any event of default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of a series of debt securities then outstanding may declare the principal of and accrued interest, if any, on that series of debt securities to be due and payable immediately. However, if we cure all defaults (except the failure to pay principal, premium or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the applicable series of debt securities.

    The holders of a majority of the outstanding principal amount of a series of debt securities will have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee, subject to certain limitations specified in the indenture.

    A prospectus supplement will describe any additional or different events of default which apply to any series of debt securities.

MODIFICATION OF THE INDENTURE

    We and the trustee may:

    - Without the consent of holders of debt securities, modify the indenture to cure errors or clarify ambiguities.

    - With the consent of the holders of not less than a majority in principal amount of the debt securities which are outstanding under the indenture, modify the indenture or the rights of the holders of the debt securities generally.

    - With the consent of the holders of not less than a majority in outstanding principal amount of any series of debt securities, modify any supplemental indenture relating solely to that series of debt securities or the rights of the holders of that series of debt securities.

    However, we may not:

    - Extend the fixed maturity of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities, change the currency in which any debt securities are payable or impair the right, if any, to convert any debt securities into common stock or any of our other securities, without the consent of each holder of debt securities who will be affected.

    - Reduce the percentage of holders of debt securities required to consent to an amendment, supplement or waiver, without the consent of the holders of all the then outstanding debt securities or outstanding debt securities of the series which will be affected.

MERGERS AND OTHER TRANSACTIONS

    We may not consolidate with or merge into any other entity, or transfer or lease our assets substantially as an entirety to another person, unless:
(1) the entity formed by the consolidation or into which we are merged, or which acquires or leases our assets substantially as an entirety, assumes by a supplemental indenture all our obligations with regard to outstanding debt securities and our other covenants under the indenture; and (2) with regard to each series of debt securities, immediately after giving effect to the transaction, no event of default, with respect to that series of debt securities, and no event which would become an event of default, will have occurred and be continuing.

GOVERNING LAW

    The indenture, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of New York.

                            DESCRIPTION OF WARRANTS

    Each issue of warrants will be the subject of a warrant agreement which will contain the terms of the warrants. We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe, as to the warrants to which it relates:

    - The securities which may be purchased by exercising the warrants (which may be common stock, preferred stock, debt securities, depositary shares or units consisting of two or more of those types of securities).

    - The exercise price of the warrants (which may be wholly or partly payable in cash or wholly or partly payable with other types of consideration).

    - The period during which the warrants may be exercised.

    - Any provision adjusting the securities which may be purchased on exercise of the warrants and the exercise price of the warrants in order to prevent dilution or otherwise.

    - The place or places where warrants can be presented for exercise or for registration of transfer or exchange.

    - Any other material terms of the warrants.

                DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

    Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value, and 30,000,000 shares of preferred stock, $0.001 par value, of which 4,400,000 shares are designated 9.500% Series A Cumulative Redeemable Preferred Stock, $0.001 par value, 2,300,000 shares are designated 9.375%
Series B Cumulative Redeemable Preferred Stock, $0.001 par value, 1,495,000 shares are designated 9.200% Series C Cumulative Redeemable Preferred Stock, $0.001 par value, and 4,600,000 shares are designated 8.000% Series D Cumulative Redeemable Preferred Stock, $0.001 par value. At December 31, 2000, 85,726,561 shares of common stock, 4,400,000 shares of Series A preferred stock, 2,000,000 shares of Series B preferred stock, 1,300,000 shares of Series C preferred stock, and 4,000,000 shares of Series D preferred stock were outstanding.

COMMON STOCK

    Holders of common stock will be entitled to receive distributions on common stock if, as and when the Board of Directors authorizes and declares distributions. However, rights to distributions may be subordinated to the rights of holders of preferred stock, when preferred stock is issued and outstanding. In the event of our liquidation, dissolution or winding up, each outstanding share of common stock will entitle its holder to a proportionate share of the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders.

    Holders of the common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of the Series B preferred stock, Series C preferred stock, and Series D preferred stock are entitled to
0.25 of a vote for each share on all matters submitted to a stockholder vote.

    They will vote with the common stock as a single class. There is no cumulative voting in the election of directors.

    Holders of shares of common stock have no preference, conversion, sinking fund, redemption, appraisal or exchange rights or any preemptive rights to subscribe for any of our securities. All shares of common stock have equal dividend, distribution, liquidation and other rights.

    We may be dissolved if the Board of Directors, by resolution adopted by a majority of the entire Board of Directors, declares the dissolution advisable and directs that the proposed dissolution be submitted for consideration at either an annual or special meeting of stockholders. Dissolution will occur once it is approved by the affirmative vote of a majority of stockholders entitled to cast votes on the matter.

    Our charter grants the Board of Directors the power to authorize the issuance of additional authorized but unissued shares of common stock and preferred stock. The Board of Directors may also classify or reclassify unissued shares of common stock or preferred stock and authorize their issuance.

    Our charter also provides that, to the extent permitted by the General Corporate Law of Maryland, the Board of Directors may, without any action by the stockholders, amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

    We believe that these powers of the Board of Directors provide increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Although the Board of Directors does not intend to do so at the present time, it could authorize the issuance of a class or series that could delay, defer or prevent a change of control or other transaction that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    To maintain our REIT qualification under the Internal Revenue Code, no group of five or fewer individuals can own, actually or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Additionally, at least 100 persons must beneficially own our stock during at least 335 days of a taxable year. To help insure that we meet these tests, our charter provides that no person other than persons who were our shareholders as of November 3, 1999 or persons exempted by our Board of Directors may beneficially or constructively own more than 9.8% of the number or value of the outstanding shares of any class or series of our capital stock.

    Each person who is a beneficial or constructive owner of shares of stock and each person, including the stockholder of record, who is holding shares of stock for a beneficial or constructive owner must provide us in writing any information with respect to direct, indirect and constructive ownership of shares of stock as the Board of Directors deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to determine our status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

    These restrictions on ownership and transfer will not apply to our stock if the Board of Directors determines that it is no longer in our best interests to qualify as a REIT.

    These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for shares of our stock or otherwise be in the best interest of our stockholders.

PREFERRED STOCK

    We may issue preferred stock in series with any rights and preferences which may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each series of preferred stock. Each prospectus supplement will describe, as to the preferred stock to which it relates:

    - The title of the series.

    - Any limit upon the number of shares of the series which may be issued.

    - The preference, if any, to which holders of the series will be entitled upon our liquidation.

    - The date or dates on which we will be required or permitted to redeem shares of the series.

    - The terms, if any, on which we or holders of the series will have the option to cause shares of the series to be redeemed.

    - The voting rights of the holders of the preferred stock.

    - The dividends, if any, which will be payable with regard to the series (which may be fixed dividends or participating dividends and may be cumulative or non-cumulative).

    - The right, if any, of holders of the series to convert them into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights.

    - Any provisions by which we will be required or permitted to make payments to a sinking fund which will be used to redeem shares of the series or a purchase fund which will be used to purchase shares of the series.

    - Any other material terms of the series.

    Holders of shares of preferred stock will not have preemptive rights.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock and preferred stock is Equiserve Trust Company, N.A.

                        DESCRIPTION OF DEPOSITARY SHARES

    We may issue depositary receipts representing interests in shares of particular series of preferred stock which are called depositary shares. We will deposit the preferred stock of a series which is the subject of depositary shares with a depositary, which will hold that preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares will be entitled to all the rights and preferences of the preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that preferred stock.

    While the deposit agreement relating to a particular series of preferred stock may have provisions applicable solely to that series of preferred stock, all deposit agreements relating to preferred stock we issue will include the following provisions:

    DIVIDENDS AND OTHER DISTRIBUTIONS. Each time we pay a cash dividend or make any other type of cash distribution with regard to preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that series of preferred stock an amount equal to the dividend or other distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

    WITHDRAWAL OF PREFERRED STOCK. A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable series of preferred stock, and any money or other property, to which the depositary shares relate.

    REDEMPTION OF DEPOSITARY SHARES. Whenever we redeem shares of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of preferred stock held by the depositary which we redeem, subject to the depositary's receiving the redemption price of those shares of preferred stock. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

    VOTING. Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preferred stock to which the depositary shares relate in accordance with those instructions.

    LIQUIDATION PREFERENCE. Upon our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares (or fraction of a share) of preferred stock which is represented by the depositary share.

    CONVERSION. If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares (or fractions of shares) of preferred stock to which the depositary shares relate could at the time be converted.

    AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT. We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred stock to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preferred stock to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the whole or fractional shares of preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

    - All outstanding depositary shares to which it relates have been redeemed or converted.

    - The depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

    MISCELLANEOUS. There will be provisions: (1) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preferred stock to which the depositary shares relate; (2) regarding compensation of the depositary; (3) regarding resignation of the depositary; (4) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct); and (5) indemnifying the depositary against certain possible liabilities.

                                 LEGAL MATTERS

    Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166, will pass upon the validity of the securities we are offering by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We are incorporating by reference in this prospectus the following documents which we have previously filed with the Securities and Exchange Commission under the File Number 1-10150:

        (1) our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

        (2) our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2000, June 30, 2000 and September 30, 2000; and

        (3) the descriptions of our common stock and preferred stock contained in our registration statement on Form 8-A filed on October 5, 1999, as those descriptions have been altered by amendments or reports filed for the purpose of updating those descriptions.

    Whenever after the date of this prospectus we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, those reports and documents will be deemed to be part of this prospectus from the time they are filed. If anything in a report or document we file after the date of this prospectus changes anything in it, this prospectus will be deemed to be changed by that subsequently filed report or document beginning on the date the report or document is filed.

    We will provide to each person to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus. We will provide this information at no cost to the requestor upon written or oral request addressed to iStar Financial Inc., 1114 Avenue of the Americas, 27th Floor, New York, New York 10036, attention: Lianne Merchant, Vice President--Investor Relations (Telephone: (212) 930-9400).

                              INFORMATION WE FILE

    We file annual, quarterly and current reports, proxy statements and other materials with the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers (including us) that file electronically with the SEC. The address of that site is http://www.sec.gov. Reports, proxy statements and other information we file also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

----------------------------------------------

    WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE TRANSACTIONS WE DISCUSS IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OTHER THAN THOSE CONTAINED IN THEM. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, YOU MUST NOT RELY ON THAT INFORMATION.

    THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM WE ARE NOT PERMITTED TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAW. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND ANY SALE OF SECURITIES OFFERED BY THIS PROSPECTUS SUPPLEMENT DOES NOT, UNDER ANY CIRCUMSTANCES, MEAN THAT THERE HAS NOT BEEN A CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF. IT ALSO DOES NOT MEAN THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS CORRECT AFTER THIS DATE.
                                   ----------

                               TABLE OF CONTENTS

                                            PAGE
                                          --------
         PROSPECTUS SUPPLEMENT

Forward-looking Statements..............     S-i
Summary.................................     S-1
Risk Factors............................    S-10
Use of Proceeds.........................    S-15
Capitalization..........................    S-16
Selected Financial Data.................    S-17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................    S-19
iStar Financial Inc.....................    S-29
Our Strategy............................    S-37
Management..............................    S-45
Description of Notes....................    S-51
Federal Income Tax Consequences.........    S-78
Underwriting............................    S-81
Legal Matters...........................    S-82
Experts.................................    S-82
Financial Information...................     F-1

               PROSPECTUS

Forward-Looking Information.............       i
The Company.............................       1
Ratio of Earnings to Fixed Charges......       1
Use of Proceeds.........................       2
Description of Debt Securities..........       2
Description of Warrants.................       5
Description of Common Stock and
  Preferred Stock.......................       5
Description of Depositary Shares........       8
Legal Matters...........................       9
Experts.................................       9
Incorporation of Certain Documents by
  Reference.............................       9
Information We File.....................      10


                         -----------------------------

                              PROSPECTUS SUPPLEMENT
                         -----------------------------

                                   $350,000,000

                                     [LOGO]

 8 3/4% SENIOR NOTES DUE 2008

                                   LEAD MANAGER
                            SOLE BOOK-RUNNING MANAGER

                            DEUTSCHE BANC ALEX. BROWN

                                 CO-LEAD MANAGER
                             BEAR, STEARNS & CO. INC.

                             FLEET SECURITIES, INC.
                                 UBS WARBURG LLC

                                 AUGUST 9, 2001